As filed with the U.S. Securities and Exchange Commission on December 30, 2009
Registration No. 333-163046
U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

XStream Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3844 (Primary Standard Industrial Classification Code Number)	201180466 (I.R.S. Employer Identification Number)

10305 102nd Terrace
Suite 101
Sebastian, FL 32958
Tel: (772) 646-6201
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James J. Lowrey
Chairman and Chief Executive Officer
XStream Systems, Inc.
10305 102nd Terrace
Suite 101
Sebastian, FL 32958
Tel: (772) 646-6201
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bruce C. Rosetto, Esq.
Rebecca G. DiStefano, Esq.
Greenberg Traurig, P.A.
5100 Town Center Circle
Suite 400
Boca Raton, FL 33486
Tel: (561) 955-7600; Fax: (561) 367-6254

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit(1)	Offering Price(1)	Fee
Common Stock, $0.0001 par value	2,500,000 Shares	$15.00 per Share	$37,500,000	$2,092.50
Convertible Debentures	$5,000,000 in principal amount of Debentures	$1,000 per Debenture	$5,000,000	$334.80

(1)	Estimated in accordance with Rule 457 solely for the purpose of calculating the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 30, 2009

PROSPECTUS
2,500,000 Shares of Common Stock

$5.0 million in 5% Subordinated
Debentures Convertible Into Shares Of Common Stock

We are offering 2,500,000 shares of our common stock and $5,000,000 in principal amount of 5% subordinated convertible debentures convertible into shares of our common stock. This is our initial public offering and no public market currently exists for our securities.

We anticipate that the public offering price will be $      per share of common stock.

Interest on the debentures is payable on December 15 of each year, beginning on December 15, 2011. The interest rate on the debentures is 5% per year. We may elect to pay interest in cash, or in the form of shares of our common stock. The debentures initially are convertible by holders into          shares of our common stock for each $1,000 principal amount of debentures (equivalent to an initial conversion price of $      per share based on the issue price of the debentures) as described in this prospectus.

The debentures will mature on          , 2020, unless earlier redeemed, repurchased or converted. We may redeem for cash some or all of the debentures at any time on or after          , 2015 at a price equal to 100% of the principal amount of the debentures to be redeemed plus any accrued and unpaid interest to the redemption date. The debentures are our subordinated, unsecured obligations and rank junior to our other senior indebtedness.

We are not using an underwriter for our offering of securities. We are conducting this offering as a self-underwriting on a best efforts basis through our officers and directors, and therefore, we will pay no underwriting fees or commissions. There is no minimum amount of securities that need to be sold in the offering. We have no arrangement to place the proceeds from this offering in an escrow, trust or similar account. The offering price for our securities will be fixed throughout the offering period. The offering will expire three months from the effective date of this registration statement unless extended by our board of directors for an additional three month period.

We will apply for the listing of our common stock on the NASDAQ Capital Market. We do not currently satisfy the eligibility criteria for listing our common stock on NASDAQ and if we are not accepted for listing on NASDAQ at the offering, we will seek to trade our common stock on the over-the-counter bulletin board.

These are speculative securities and involve a high degree of risk and substantial dilution. You should not invest in our securities unless you can afford to lose your entire investment. Please see “Risk Factors” beginning on page 9 of this prospectus.

Proceeds, Before
Expenses,
	Price to Public	to XStream Systems

Per Share	$	$
Per Debenture	$	$
Total	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2009

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully. All references to “we,” “us,” the “company” and “XStream Systems” mean XStream Systems, Inc. Unless otherwise indicated, all information contained in this prospectus assumes that no outstanding stock options or warrants will be exercised. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. References in this prospectus to the “securities” to be sold in the offering mean shares of common stock and convertible debentures.

Our Company

We are a direct seller of our countertop XT250tm Material Identification System (“XT250tm”). Our customers place sales orders by calling one of our internal sales representatives via our toll-free phone number. We also sell indirectly through contracted authorized sales agents.

We design and develop material authentication and detection solutions that allow molecular screening (i.e. molecular structure analysis on hidden materials). The technology we utilize is licensed from Rutgers, The State University of New Jersey. The technology has the ability to penetrate through virtually any material (glass, wood, and metal), extract a molecular structure fingerprint of the materials inside, and then our automated software can authenticate or detect materials of interest.

We purchased an exclusive worldwide license with Rutgers for its patented technology which combines penetrating x-rays, forensic analysis, and automated software algorithms enabling the rapid identification and detection of materials of interest.

The licensed technology enables forensic analysis to take place where it is needed, by anyone who needs to authenticate or detect materials. Forensic analysis had previously been performed in laboratories by trained technical personnel, required significant time, and was often destructive to the test sample itself. We have created algorithms to eliminate the need for highly trained personnel, leveraged x-rays for non-destructive testing, and scaled power levels to provide rapid answers. Our technology has been utilized by existing customers and potential customers to analyze nanotechnology materials, to detect illicit drugs, and in the detection of explosives in airports. We have commenced a research program to determine if the technology may be used to detect prostate cancer.

We have scaled the technology down to a countertop XT250tm which combines the ability to perform material analysis outside of the laboratory by non-technical personnel, such as warehouse workers, and to rapidly authenticate pharmaceutical inventories, even when sealed in their original packaging.

We intend to provide our product offerings to businesses and government agencies internationally. Our future success will be driven primarily by our ability to attract new customers, develop sustainable revenues and to continue to develop our product suite. Our current target customers are seeking detection solutions for counterfeit pharmaceuticals as well as validation of their pharmaceutical inventory.

Our revenue model currently consists of:

•	direct sales of our XT250tm systems to customers;

•	three-way revenue sharing arrangements between us, pharmaceutical manufacturers/distributors/chain retailers, and a return goods processing center, with payments to us based on a “pay-per-scan service fee” on returns, recalls and suspected diverted products;

•	PILOT programs whereby manufacturers will host our system for use on a trial basis, providing our host manufacturer with an option to purchase the system following PILOT testing; and

•	contracts with government agencies to perform research and/or development for products applicable to agency specific purposes.

To date, we have not yet generated revenues from a three-way revenue sharing arrangement.

Our Industry

We believe we are well positioned to take advantage of anticipated growth within an emerging authentication and detection industry. Our industry’s growth globally is expected to be driven by:

•	the increase in counterfeiting and adulteration in the drug and pharmaceutical industry;

•	indicators of growing corporate demand for counterfeit drug detection solutions;

•	the proliferation of pharmaceutical product sales from Internet sources;

•	indications of demand for diagnostic detection solutions in the medical industry;

•	terrorist activities around the globe;

•	indications of demand for quality control in the cosmetics industry;

•	industry indicators for demand in raw ore, mineral, and metal detection;

•	indications of demand for quality control in the cement industry; and

•	indications of demand for quality control in the veterinarian industry.

Our Growth Strategy

Our objective is to become the leading provider of material authentication and detection solutions. Key elements of our growth strategy include:

•	scale the technology, in terms of speed and test volume size, to produce products that meet varying customer applications, including real-time testing, as well as large volume screening;

•	expand our recognition and branding in our industry in detection of counterfeit and adulterated drugs and pharmaceuticals;

•	pursue new customers and territories — we are aggressively targeting potential customers, primarily through our direct sales force and believe that there are substantial market opportunities for our solutions in the Americas, Asia, Africa, and Europe;

•	enter into revenue sharing arrangements with pharmaceutical manufacturer partners and outsourcing service centers who we anticipate will compensate us with a percentage of revenue on returned products in exchange for use of the XT250tm system;

•	strategic PILOT programs whereby third parties host our XT250tm system;

•	enhance our product offering — we intend to further develop our XT250tm platform’s capabilities and features;

•	expand our product offering — we intend to develop other products to meet customer demands beyond the XT250tm platform;

•	expand our target markets — we intend to leverage our products by offering them to new markets; and

•	build and leverage awareness of the XStream molecular screening brand.

Our Strategic Partners

We are partnering with a number of recognized companies and intend to develop applications for our molecular screening technology in connection with these relationships. Our initial target market has been the pharmaceutical distribution market, including major pharmaceutical manufacturers, drug distributors and automated drug dispensing logistics (assembly line efficiencies) companies. Some of these teaming relationships include the following:

•	Pfizer, a leading pharmaceutical manufacturer, is hosting our XT250tm system, under a PILOT program arrangement.

•	AmerisourceBergen Corporation, a pharmaceutical wholesale distributor is piloting our XT250tm system in two separate locations, under a PILOT program arrangement.

•	Swisslog Healthcare Solutions, a global provider of integrated logistics solutions for warehouses, distribution centers and hospitals has executed a Letter of Intent with us to jointly collaborate and investigate the development of customized screening solutions.

•	Eastman Kodak, a corporation utilizing technology to combine imaging and information, has agreed in a Letter of Intent to explore with us strategic opportunities for joint design, development, cross-licensing, and co-marketing of security solutions.

We will attempt to leverage the respective strengths and leadership positions of our strategic partners in the healthcare industry to gain a competitive foothold in our industry. We are negotiating strategic partnerships with other pharmaceutical distributors, manufacturers and logistic companies. We are directing our strategic joint venture efforts to produce applications which we anticipate will combine non-destructive penetrating capability with forensic analysis. To date, we have not generated revenues from the relationships with our strategic partners listed above.

We have used PILOT programs to test the validity of the technology, the effectiveness of the system, market needs, processes and procedures and the development of systems. The PILOT programs have occurred in several different pharmaceutical markets, academic settings and in one U.S. government setting and generally have a duration of two months to one year. One of our PILOT program relationships with a specialty pharmaceutical distribution company resulted in an XT250tm sale.

Corporate Information

We were organized as a corporation under the laws of the State of Delaware in May 2004, and commenced operations in our current line of business at that time. Our principal executive offices are located at 10305 102nd Terrace, Suite 101, Sebastian, FL 32958, and our telephone number is +1(772) 646-6200. We maintain a corporate website at www.securepharmachain.net, and an electronic brochure of our XT250tm product offering can be downloaded at http://xstreamsystems.net/XT250SpecSheet-2008’07.pdf. Neither the contents of our website nor our brochure are part of this prospectus and should not be relied upon with respect to this offering.

The Offering — Common Stock and Debentures

Common stock offered	2,500,000 shares of common stock

5% subordinated convertible debentures offered	$5,000,000 aggregate principal amount of 5% subordinated convertible debentures due , 2020

Maturity Date	, 2020, unless earlier redeemed, repurchased or converted.

Ranking	The debentures are our subordinated, unsecured obligations and rank junior to all of our other senior indebtedness. Senior indebtedness is defined as $3,200,000 owed to our manufacturer in accordance with the terms of a settlement agreement.

Interest Rate	The debentures bear interest at an annual rate of 5% per year.

Interest Payment Dates	We will pay interest on the debentures annually on December 15, commencing on December 15, 2011. We may elect to pay interest in cash, or in the form of shares of common stock. Upon notice to the holder, we may elect to defer the payment of unpaid interest until a subsequent interest payment date.

Conversion Rights	Holders of the debentures will have the right to convert each of their debentures into shares of our common stock prior to the stated maturity under any of the following circumstances:

(i) on or after , 2011, upon 30 days’ prior written notice to us;

(ii) debentures called for redemption may be surrendered for conversion until the close of business on the business day immediately preceding the redemption date;

(iii) upon the occurrence of specified corporate transactions, including if we are a party to specified consolidations, mergers or transfers of all or substantially all of our properties and assets, as described in “Description of Debentures — Conversion Rights.”

The debentures are mandatorily convertible, at our option, upon notice mailed to the holders not less than 30 days prior to an interest payment date.

For each $1,000 of debentures surrendered for conversion, a holder initially will receive shares of our common stock. This represents an initial conversion price of $ per share of our common stock based on the issue price of the debentures.

Debentures called for redemption may be surrendered for conversion until the close of business on the business day immediately prior to the redemption date. The ability to surrender debentures for conversion will expire at the close of business on , 2020, unless the debentures previously have been redeemed or purchased.

Redemption of the Debentures at Our Option	On or after , 2015, we may redeem for cash all or any portion of the debentures, upon not less than 30 nor more than 60 days notice by mail to holders of the debentures. We will pay a purchase price equal to 100% of the principal amount of the debentures to be redeemed plus any accrued and unpaid interest to the redemption date. For more information about redemption of the debentures at our option, see “Description of Debentures — Redemption of the Debentures at Our Option.”

Events of Default under the Debentures	The following are events of default with respect to the debentures:

(i) our default in the payment of the principal amount plus accrued and unpaid interest on any debenture when it becomes due and payable at its maturity, upon redemption, or following a Change of Control (as defined in the debenture) when the same becomes due and payable, or otherwise;

(ii) our failure for ten business days to deliver shares of our common stock upon an appropriate election by holders of debentures to convert those debentures into shares of our common stock;

(iii) our failure to comply in any material respect with any of our covenants or agreements contained in the debentures;

(iv) our failure to provide timely notice of a Change of Control;

(v) certain events involving our bankruptcy, insolvency or reorganization.

For more information about the events of default, see “Description of Debentures — Events of Default.”

U.S. Federal Income Tax Considerations	Interest on a debenture will generally be taxable to each U.S. holder as ordinary income at the time it is paid or accrued in accordance with the holder’s usual method of accounting for tax purposes. A holder will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a debenture equal to the difference between the amount realized upon the sale, exchange, redemption or other disposition and the holder’s adjusted tax basis in the debenture. A holder’s tax basis in a debenture will generally be equal to the amount the holder paid for the debenture. The amount realized does not include any amount attributable to accrued interest, which amount would be taxable as interest (to the extent not previously included in a holder’s income). If a holder receives solely cash in exchange for its debentures upon conversion, gain or loss generally will be determined in the same manner as if the holder disposed of the debenture in a taxable disposition. A holder will generally not recognize any income, gain or loss upon conversion of a debenture into common stock except to the extent that the common stock is considered attributable to accrued interest not previously included in taxable income (which is taxable as ordinary income) or with respect to cash received in lieu of a fractional share of common stock. Distributions, if any, made on the common stock generally will be included in income as ordinary dividend income to the extent of our current and accumulated earnings and profits. Upon the sale, taxable exchange or other taxable disposition of our common stock, a holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition, and (ii) the holder’s adjusted tax basis in the common stock.

HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX TREATMENT OF THE DEBENTURES AND WHETHER A PURCHASE OF THE DEBENTURES IS

ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND THE HOLDERS’ PARTICULAR TAX SITUATIONS.

Common stock outstanding prior to this offering	2,792,404 shares(1)

Common stock to be outstanding after this offering	8,803,042 shares(1)

Self-Underwriting	We are not using an underwriter for our offering of securities. We are conducting this offering as a self-underwriting on a best efforts basis through our officers and directors, and therefore, we will pay no underwriting fees or commissions. We have no arrangement to place the proceeds from this offering in an escrow, trust or similar account. The offering price for our securities will be fixed throughout the offering period.

Termination of the Offering	The offering will expire three months from the effective date of this registration statement unless extended for an additional three month period by our board of directors.

Use of proceeds	We will use the proceeds for working capital and general corporate purposes including amounts required to pay for salaries, professional fees, public reporting costs, office-related expenses and other corporate expenses, including interest and overhead. We plan to use a portion of the net proceeds of this offering to finance research and product development as a part of our growth strategy. In addition, we may in our discretion use a portion of the proceeds to discharge our indebtedness to our manufacturer in accordance with the terms of an agreed judgment in the amount of $3,200,000, if we are unable to comply with the terms of a settlement agreement requiring us to discharge this debt by January 31, 2010. This is a best efforts offering with no minimum number of securities required to be sold. Therefore, we cannot assure potential investors we will raise sufficient proceeds to repay our indebtedness or for any of the other stated purposes.

No minimum offering	We are not required to sell any specific number or dollar amount of securities but will attempt to sell all of the securities offered. Investors in this offering may elect to purchase shares of common stock or convertible debentures or a combination of common stock and debentures.

Exchange symbol	[ • ]

We intend to apply for the listing of our common stock on the NASDAQ Capital Market. We do not currently satisfy the eligibility criteria for listing our common stock on NASDAQ and can provide no assurances that our common stock will be accepted for listing on NASDAQ at the offering or following the offering. If our common stock is not accepted for listing on NASDAQ we will seek to trade our common stock on the over-the-counter bulletin board. Our debentures will not be listed on an exchange or other trading facility.

Ownership after this offering	Our executive officers and directors will beneficially own approximately 36.5% of our outstanding common stock after the completion of this offering.

(1)	Based on 2,792,404 shares outstanding on December 23, 2009, and assuming the conversion of shares of our Series A, B, C, and D preferred stock into 3,510,638 shares of our common stock on the effective date of the registration statement for this offering, the number of shares to be outstanding after this offering excludes the following:

•	1,952,026 shares of common stock reserved for issuance upon the exercise of outstanding stock options under our Amended and Restated 2004 Stock Option Plan,

•	13,078,685 shares of common stock reserved for issuance upon the exercise of outstanding warrants (for which cash would need to be remitted to us for exercise) at a weighted average exercise price of $2.99 and 5,125,150 shares of which are held by officers and directors and their affiliates.

•	5,000,000 additional shares of common stock reserved for issuance under the 2009 Long Term Incentive Compensation Plan of which 1,000,000 shares have been issued.

Risk Factors

This offering and our business is subject to numerous risks, as discussed more fully in the section entitled “Risk Factors” immediately following this prospectus summary. Some of the risks include without limitation:

•	our history of annual net losses which may continue and which may negatively affect our ability to achieve our business objectives, and the going concern qualification in our 2008 audit;

•	we are currently a defendant in a lawsuit with the manufacturer of the XT250tm system, Kimball Electronics, Inc. in connection with $2,420,000 we currently owe to its parent corporation, Kimball International, Inc., under a promissory note and, although we have executed a written settlement agreement with Kimball, if we are unable to comply with the terms of the settlement agreement, Kimball will request the court to enter a judgment against us for $3,200,000;

•	we do not own the patented technology which we utilize in connection with our XT250tm system which patent rights are licensed from Rutgers and furthermore, we are currently in default under our agreement with Rutgers; if we are unable to maintain this license, our operations and financial condition will be negatively affected;

•	we have identified a material weakness in our internal controls over financial reporting;

•	there is no minimum amount required to be raised in this offering, and if we cannot generate sufficient funds from this offering, we may be unable to execute our business strategy;

•	an active trading market for our securities may not develop on the NASDAQ Capital Market or any other trading market or facility, and we expect that our stock price will be volatile and could decline following this offering, resulting in a substantial loss in your investment; and

•	we do not currently satisfy the eligibility criteria for listing our common stock on NASDAQ and can provide no assurances that our common stock will be accepted for listing on NASDAQ concurrently with the offering or following the offering.

See additional “Risk Factors” beginning on page 9 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Summary Financial Data

The summary financial data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes included elsewhere in this prospectus.

	Year Ended December 31,		Nine Months Ended September 30,
	2007	2008	2008	2009
			(Unaudited)

Statement of Operations Data:
Revenue	$135,000	$439,000	$260,000	$271,520
Gross profit (loss)	(22,508)	309,964	200,156	127,989
Total general and administrative expenses(1)	3,572,558	2,401,414	1,919,495	1,762,151
Loss from operations	(5,495,963)	(2,726,981)	(2,217,078)	(2,074,565)
Net (loss) available to common stockholders	(6,019,497)	(7,183,298)	(6,472,536)	(2,685,657)
Net (loss) per share:
Basic and diluted	$(3.55)	$(4.22)	$(3.80)	$(1.54)
Weighted average number of shares outstanding:
Basic and diluted	1,694,596	1,702,156	1,702,156	1,732,632

As of September 30,
2009
Actual
(Unaudited)

Balance Sheet Data:
Cash and cash equivalents	$21,659
Working capital (deficiency)	(3,790,689)
Total assets	638,571
Total liabilities	4,429,260
Total stockholders’ deficit	(14,708,603)

(1)	Total general and administrative expenses, represents total operating expenses less research and development.

RISK FACTORS

A purchase of our securities involves a high degree of risk. You should consider carefully the following risk factors, in addition to the other information contained in this prospectus and the documents incorporated by reference into this prospectus, before purchasing any securities in this offering.

Risks Related to Our Business

We have a history of annual net losses which may continue and which may negatively affect our ability to achieve our business objectives, and we received a going concern qualification in our 2008 audit.

For the year ended December 31, 2008, we had revenue of $439,000 and a net loss of $(2,860,254). At December 31, 2008, we had a stockholders’ deficit of $(11,852,015), as compared with $(5,659,153) from December 31, 2007. Our stockholders’ deficit was $(14,708,603) as of the nine months ended September 30, 2009. For the nine months ended September 30, 2009, we had revenue of $271,520, compared to revenue of $260,000 for the comparable period in 2008. We had a net loss of $(1,328,476) for the nine months ended September 30, 2009, compared to a net loss of $(2,304,710) for the comparable 2008 period. Our independent auditors, in their report dated September 16, 2009 for the related audit of our financial statements for the years ended December 31, 2008 and December 31, 2007, expressed doubt about our ability to continue as a going concern. There can be no assurance that our future operations will result in net income. Our failure to increase our revenues or improve our gross margins will harm our business. We may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If our revenues grow more slowly than we anticipate, our gross margins fail to improve, or our operating expenses exceed our expectations, our operating results will suffer. The prices we charge for our XT250tm system may decrease, which would potentially reduce our revenues. If we are unable to sell our solutions at acceptable prices relative to our costs, or if we fail to develop and introduce on a timely basis new products from which we can derive additional revenues, our financial results will suffer.

We currently are experiencing uncertain economic conditions, which makes it difficult to estimate growth in our markets and, as a result, future income and expenditures.

Current conditions in the domestic and global economies are extremely uncertain. As a result, it is difficult to estimate the level of growth for the economy as a whole. It is even more difficult to estimate growth in various parts of the economy, including some of the markets in which we participate. Because all components of our budgeting and forecasting are dependent upon estimates of growth in the markets we serve, the prevailing economic uncertainty renders estimates of future income and expenditures even more difficult than usual. As a result, we may make significant investments and expenditures but never realize the anticipated benefits, which could affect adversely our results of operations. The future direction of the overall domestic and global economies will have a significant impact on our overall performance.

Our resources may not be sufficient to manage our expected growth; failure to properly manage our potential growth would be detrimental to our business.

We may fail to adequately manage our anticipated future growth. Any growth in our operations will place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our technical, accounting, finance, marketing, and sales staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems. If we are unable to manage growth effectively, such as if our sales and marketing efforts exceed our capacity to manufacture our XT250tm systems or if new employees are unable to achieve performance levels, our business, operating results and financial condition could be materially and adversely affected.

We are currently a defendant in a lawsuit with the manufacturer of the XT250tm system, Kimball Electronics, Inc. in connection with $2,420,000 we currently owe to its parent corporation, Kimball International, Inc., under a promissory note and, although we have executed a written settlement agreement with Kimball, if we are unable to comply with the terms of the settlement agreement, Kimball will request the court to enter a judgment against us for $3,200,000.

We face significant risk relating to a lawsuit in which we are the defendant with the manufacturer of the XT250tm Kimball International, Inc. and Kimball Electronics, Inc. (“Kimball”). During September 2008 Kimball filed suit against us including a claim alleging we defaulted on a $2,000,000 loan provided by Kimball in favor of us, breach of a reserve capacity agreement and breach of a supplier agreement. We asserted counterclaims against Kimball for conversion, breach of contract and tortious interference with business relationship. On June 30, 2009, the District Court granted partial judgment in favor of Kimball in the amount of $2,000,000 against us. On December 23, 2009, we and Kimball entered into a settlement agreement (the “Agreement”). In connection with the Agreement we provided to Kimball an executed agreed judgment in favor of Kimball in the amount of $3,200,000 (the “Agreed Judgment”). We agreed to make payments to Kimball via wire transfer or certified funds as follows: (i) one (1) payment of $600,000 to be made on or before December 31, 2009; and (ii) one (1) final payment of $2,600,000 to be made on or before January 31, 2010. On or about the date of the Agreement, we provided to Kimball an executed Stipulation of Dismissal of our counterclaims against Kimball, with prejudice. Upon remittance of the final payment, we will take ownership of any remaining inventory, as well as any machinery, equipment, designs and tooling developed or purchased with the proceeds of the term loan at Kimball’s plant in Jasper, Indiana. Kimball agreed to retain possession of the machinery, equipment, designs and tooling developed or purchased with the proceeds of the term loan as well as the inventory. After we make the initial $600,000 payment to Kimball, the parties agreed to commence discussions to develop terms under which Kimball will continue manufacturing the Company’s product and have agreed to negotiate in good faith thereafter. On December 29, 2009, we made the initial payment of $600,000 to Kimball under the Agreement. In the event we timely remit payments as set forth in the Agreement, Kimball is required to destroy the Agreed Judgment and the parties will file in the action the Stipulation of Dismissal, with prejudice, of Kimball’s claims. Should we fail to make the payments to Kimball according to these terms, we anticipate that a portion of the proceeds of the offering will be utilized to pay the monies due to Kimball up to $3,200,000. If we are unable to comply with the payment terms of the Agreement, Kimball will enter the Agreed Judgment against us in the amount of $3,200,000 and our results of operations will be adversely affected and we will be required to identify a new manufacturer of our XT250tm unit. If we are required to seek a new manufacturer of our product we anticipate significant manufacturing and timing delays in the production of our products. Although we believe that other manufacturers may be able to acquire the expertise to assemble and produce the hardware a significant investment in parts and scientific labor would likely be required on the part of the manufacturer and us to engage in a new manufacturing relationship. If Kimball does not comply with the provisions of the Agreement and release the inventory to us, we will be required to replace these parts and components in the manufacture of our units which will additionally adversely affect our results of operations and financial performance.

If we are unable to make payments to Kimball under the Agreement we will be required to utilize the proceeds of the offering to satisfy an Agreed Judgment with Kimball in the amount of $3,200,000, and for lack of remaining proceeds we may be unable to successfully implement our business plan and will continue to experience significant liquidity difficulties.

A portion of the proceeds of this offering may be used to repay amounts in accordance with an Agreed Judgment in the aggregate amount of $3,200,000 pursuant to the Agreement executed with Kimball on December 23, 2009 in the case Kimball International, Inc., et al v. XStream Systems, Inc. Although the settlement agreement provides we are required to discharge $3,200,000 in indebtedness and amounts owed to Kimball under the Agreement by the end of January 2010, and we believe that such amounts will be discharged outside of the offering, if we are unable to comply with terms of the Agreement by January 2010 we will be required to utilize the proceeds of the offering to pay an Agreed Judgment entered against us by Kimball in the litigation. In that event, there may be no remaining proceeds to be used for the development of new products, potential strategic acquisitions and for general working capital purposes including the payment of accrued and future salaries. Under these circumstances, in order to substantially grow our business, we will likely require additional funding. There can be no assurance that we will be able to raise any additionally needed funds on acceptable terms or at all. The procurement of any such additional financing may result in the dilution of your ownership interest in us. Furthermore, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies engaged in the development of a new business. Some of the specific risks associated with our business include our:

•	need to manage our expanding operations;

•	continuing need to raise additional capital; and

•	dependence upon and need to hire key personnel.

To address these risks, we must, among other things, respond to our competitors, attract, retain and motivate qualified personnel, and market and sell our detection systems to companies seeking quality control. We cannot guarantee that we will be successful in addressing any or all of these risks and the other risks described herein, or that we will generate significant revenues or achieve or sustain significant profitability. The failure to address one or more of these risks and successfully implement our strategy could have a material adverse effect on our financial condition or results of operations.

We have identified a material weakness in our internal controls over financial reporting.

During the preparation of our financial statements, we identified control deficiencies that have been classified as material weaknesses in our internal controls over financial reporting. A material weakness is a control deficiency that results in a more than remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis by employees in the normal course of their assigned functions. The control deficiencies identified include inadequate segregation of duties over financial reporting as well as improper reporting of certain financial instruments, income taxes and share-based compensation which resulted in restatement of the prior financial statements. The identification of these material weaknesses may cause investors to lose confidence in us and our stock may be negatively affected.

To address the control deficiencies, we plan to hire additional accounting staff in order to implement an appropriate level of segregation of duties. In addition, we plan to hire additional qualified financial reporting personnel and engage outside consultants to assist in accurate financial reporting to ensure our financial statements are in accordance with generally accepted accounting principles.

The standards that must be met for management to assess the internal control over financial reporting are relatively new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing the activities necessary to make future assessments of our internal control over financial reporting and completing the implementation of any necessary improvements. Future assessments may require us to incur substantial costs and may require a significant amount of time and attention of management, which could seriously harm our business, financial condition and results of operations. If we are unable to assess our internal control over financial reporting as effective in the future, investors may lose confidence in us and our stock may be negatively affected.

If we do not successfully develop new detection products and solutions, our business may be harmed.

Our business and operating results may be harmed if we fail to expand our products (either through internal product or capability development initiatives or through partnerships and acquisitions) beyond our current XT250tm system in such a way that achieves market acceptance or that generates significant revenue and gross profits to offset our operating and other costs. We may not successfully identify, develop and market new product and service opportunities in a timely manner. If we introduce new products and services, they may not attain broad market acceptance or contribute meaningfully to our revenue or profitability. Competitive or technological developments may require us to make substantial, unanticipated investments in new products and technologies or in new strategic partnerships, and we may not have sufficient resources to make these investments. Because the markets for our solutions are subject to rapid change, we may need to expand and/or evolve our product and service offerings quickly. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements and harm our business and operating results.

We do not own the technology which we utilize in connection with our XT250tm system which patent rights are licensed from Rutgers University. We are currently in default under our agreement with Rutgers and if we are unable to maintain this license, our operations and financial condition we anticipate will be negatively affected.

We do not own all of the software, other technologies and content used in our products and services. We license the technology utilized in connection with our XT250tm system from Rutgers, The State University of New Jersey (“Rutgers”) pursuant to an exclusive license agreement for the patent rights to registered patent U.S. Patent No. 6,118,850 and U.S. Patent application Serial No. 60/352,952 (WO 03/065077). A disagreement between Rutgers and the Company could have a very negative effect on our ability to operate our business effectively. In addition, we could learn that the technologies we have licensed from Rutgers do not perform as purported, are not effective, or are not the property of Rutgers, or some similar problem with the license any of which would have an immediate and negative effect on our business. The technology is licensed under the agreement from the effective date of December 13, 2004 and remains in effect in each country of the world until the later of (i) expiration in a country of the last-to-expire of issued patents within the Rutgers patent rights licensed under the agreement, or (ii) 15 years from the first commercial sale of the licensed that country. As of November 2009, we are currently in arrears with respect to payment of $307,000, which equals the minimum annual royalty payment due under the agreement and accrued interest. The licensing agreement provides that if either party breaches or fails to perform any provision of the agreement, the other party may give written notice of the default to the breaching party. The agreement further provides if we fail to cure the default within sixty days of receipt of the notice of default, Rutgers has the right to terminate the agreement and the license by sending a notice of termination to us. The agreement will automatically terminate on the effective date of the notice of termination. We have received an offer from Rutgers to settle the outstanding amounts under the license agreement including payment of an additional 3.5% of each sale of an XT250tm unit and issuance of shares of our common stock. To date, however, a forbearance agreement has not been executed to date and the default under the agreement has not been cured. The loss of, or our inability to maintain, this license could result in our inability to sell our products including the XT250tm systems without liability exposure including claims of infringement from other parties.

If we do not adequately protect our intellectual property rights, we may experience a loss of revenue and our operations may be materially harmed.

We have not received registered patents or copyrights on any of the software or technology we have developed and are relying on the patented technology owned by Rutgers which we license to produce the XT250tm units. We additionally rely upon confidentiality agreements signed by our employees, consultants and third parties, and trade secret laws of general applicability, to safeguard our software and technology. We cannot assure you that we can adequately protect our intellectual property or successfully prosecute potential infringement of our intellectual property rights. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. Our failure to protect our intellectual property rights may result in a loss of revenue and could materially harm our operations and financial condition.

Our lengthy sales cycle may increase our exposure to customer cancellations and other risks.

Our product sales cycle has been and is expected to continue to be lengthy and variable. We generally expect the need to educate our potential customers about the use and benefits of the XT250tm system, which can require the investment of significant time and resources. This lengthy sales cycle creates risks related to customer decisions to cancel or change product plans, which could result in the loss of anticipated sales. We may incur significant research and development, selling and general and administrative expenses as part of this process before it generates the related revenues from any such customer.

We may not be able to secure all rights to our intellectual property; our rights may be subject to claims of infringement by others, and other issues affecting production.

We are relying on a combination of our patent licensing rights, as well as employee and third party non-disclosure agreements to protect intellectual property rights pertaining to our products and technologies. There can be no assurance, however, that these measures will provide meaningful protection of the technology, trade secrets, know-how, or other intellectual property in the event of any unauthorized use, misappropriation, or disclosure. There can also be no assurance that others will not independently develop similar technologies or duplicate any technology we develop or have developed without violating our intellectual property rights. In addition, there can be no assurance our intellectual property rights will be held to be valid, will not be successfully challenged or will otherwise be of value.

Our patent applications which may be submitted in the future may be subject to a charging and retaining lien held by our counsel that prepare and file such applications. Failure to repay outstanding debts to such counsel could prevent us from fully commercially exploiting the technology. In addition to developing and seeking patent and other intellectual property protection for the technology, we do not currently, but may in the future, rely on licenses from third parties for material components of the technology embodied in our products. A dispute with a licensor of such products, or claims for infringement against the licensor by third parties with respect to the technology licensed to us, could materially adversely affect our business.

Any of our future patent applications may not be approved or may be successfully challenged by others or invalidated through administrative processes or litigation. If our applications are not approved, we may not be able to enter into arrangements to allow us to continue to use our technology on commercially reasonable terms.

While we do not believe that our licensed technology infringes on any existing patents or intellectual property rights of third parties, there can be no assurance that such infringement has not occurred or will not occur. The costs of defending an intellectual property claim could be substantial and could adversely affect our business, even if we were ultimately successful in defending any such claims. If our licensed technology were found to infringe the rights of a third party, we would be required to pay significant damages or license fees or cease production, any of which could have a material adverse effect on our business.

We depend on the patent we license from Rutgers and other means to protect our intellectual property which may not be adequate.

The law of patents and trade secrets is constantly evolving and often involves complex legal and factual questions. The coverage under the Rutgers patent and any additional coverage we may seek in our patent applications can either be denied or significantly reduced before or after a patent is issued. Consequently, we cannot be sure that any particular patent we apply for will be issued, that the scope of the patent protection will exclude our competitors, that interference proceedings regarding any of our patent applications will not be filed, or that a patent will provide any other competitive advantage to us. In addition, we cannot be sure that the patented technology we license from Rutgers will be held valid if challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by us.

Because patent applications may be secret until patents are filed with the USPTO and the publication of discoveries in the scientific or patent literature lags behind actual discoveries, we cannot be certain if our patent application was the first application filed covering a particular invention. If another party’s rights to an invention are superior to ours, we may not be able to obtain a license to use that party’s invention on commercially reasonable terms, if at all. In addition, our competitors, many of which have greater resources than we do, could seek to apply for and obtain patents that will prevent, limit or interfere with our ability to make use of our inventions either in the U.S. or in international markets. Further, the laws of some foreign countries do not always protect intellectual property rights to the same extent as do the laws of the U.S. Litigation or regulatory proceedings in the U.S. or foreign countries also may be necessary to enforce our patent or other intellectual property rights or to determine the scope and validity of our competitors’ proprietary rights. These proceedings can be costly, result in product development delays, and divert our management’s attention from our business.

We may also rely upon unpatented proprietary technology, and we cannot assure you that others will not independently develop substantially equivalent technology or otherwise gain access to or disclose our proprietary technology. We may not be able to meaningfully protect our rights in this proprietary technology, which would reduce our ability to compete in the market.

Although we have confidentiality agreements in place with our employees, these agreements may not adequately prevent disclosure of proprietary information.

Our policy is to execute confidentiality agreements with our employees and consultants upon the commencement of their employment or consulting arrangement with us. These agreements generally require that all confidential information developed by an individual or to which the individual is exposed during the course of his or her relationship with us must be kept confidential even after the individual has left our employment. These agreements also generally provide that inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. We cannot be sure that these agreements will provide meaningful protection of our proprietary and other confidential information. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees or consultants have prior employment or consulting relationships. We may be forced to engage in costly and time-consuming litigation to determine the scope of and to enforce our proprietary rights. Even if successful, any litigation could divert our management’s attention from our business.

We have been subject to informal questioning and an informal inquiry from federal and state regulatory agencies recently related to an unidentified investigation and you should be aware that if we become a target or defendant in an investigation, litigation or other governmental proceeding our business prospects may potentially be adversely affected.

On August 6, 2009, the Company was unexpectedly visited by special agents from the Office of Criminal Investigations of the federal Food and Drug Administration (“FDA”) and the Florida Department of Law Enforcement who informed our management that there was an investigation being conducted into two of our customers. The agents proceeded to ask a series of general question based on which our management believes that the investigation involves the diversion of drugs. The agents made an inquiry as to the capabilities of the Company’s XT250tm machine and whether it can be used to aid in diverting drugs. Our management explained that its equipment cannot be used in such a fashion as to aid in the diversion of drugs and that the Company has at no time had any part in the diversion of drugs. Diversion of drugs most frequently occurs when a patient receives a legitimate prescription for an actual or feigned illness and sells the procured drugs on the black market. The black market may then distribute or divert the prescription drugs, which are likely not counterfeit drugs, into the legal supply chain. Our system as currently designed does not detect that these were diverted (or not diverted) drugs but rather is used to detect whether molecular structures of drugs are valid. At this time, we have no reasonable basis to believe that we are a target of the investigation against our customers and will fully cooperate with the investigation. To date, we have not received any formal or informal written correspondence from either regulatory agency relating to the investigation nor are we a party to any legal and/or regulatory proceeding related to this matter.

We will need to operate without infringing the proprietary rights of others.

We cannot be certain that U.S. or foreign patents or patent applications of other companies do not exist or will not be issued that would materially and adversely affect our ability to commercialize our products. We may be sued for infringing or misappropriating the patent or other intellectual property rights of others. Intellectual property litigation is costly and, even if we prevail, the cost of this litigation could negatively affect our business. If we do not prevail in litigation, in addition to any damages we might have to pay, we could be required to stop the infringing activity or obtain a license requiring us to make royalty payments. Any license we are required to obtain may not be available to us on commercially acceptable terms, if at all. In addition, any license we are required to obtain may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around another company’s patent, we may be unable to make use of some of our technologies or distribute our products.

We may be liable for use of information we provide to third party customers.

Incorrect information that results from the use of our systems could cause the end-user either to take an action or fail to take an action which could have a detrimental effect, and we could be liable for the damages resulting from the incorrect information. While we maintain product liability insurance coverage in an amount that we currently believe is sufficient for our business, we cannot assure you that this coverage will prove to be adequate or will continue to be available on acceptable terms, if at all. A claim brought against us regarding injuries related to the use of our system that is uninsured or under-insured could materially harm our business, financial condition, results of operations and prospects in the future. A claim could also result in negative publicity.

Our failure to comply with certain local, state and federal government regulations could negatively affect our operating results and future prospects.

Certain computer applications, software and systems, such as ours, involving the detection of explosives, the identification of narcotics and the use of x-ray technologies are subject to regulation by numerous local, state and federal governments, including the Department of Defense, the Drug Enforcement Agency, and various other law enforcement agencies. As such, our products and operations are subject to various local, state and federal regulations and oversight. Compliance with such current and future regulations could have a material, adverse effect on our business, results of operations, financial conditions and prospects in the future.

Our failure to comply with federal Food and Drug Administration regulations could negatively affect our operating results.

The FDA is responsible for, among other things, assuring the safety and effectiveness of medical devices. Certain computer applications, software and systems are considered medical devices, and therefore subject to regulation by the FDA. We do not believe that our system currently is subject to FDA oversight. Nevertheless, if the FDA were to determine that our system is subject to FDA jurisdiction, or in the event we expand our product line into medical diagnostics, we may become subject to FDA jurisdiction, as such compliance with FDA requirements could have a material, adverse effect on our business, results of operations, financial conditions and prospects in the future.

Product liability claims may exceed our insurance coverage.

The manufacture and sale of our products carries the risk of product liability claims. Any error, no matter how unlikely, may cost lives and significant property damage. While we intend to maintain a prudent level of product liability insurance and errors and omissions coverage, there can be no assurance that our coverage limits will be adequate to protect us from any liabilities we might incur in connection with the sale of our products or that we will be able to maintain this level of coverage in the future. Because we plan to market and sell anti-terrorism technology to the U.S. government, however, damages paid resulting from lawsuits related to these activities may be limited or otherwise covered under the federal Support Anti-Terrorism by Fostering Effective Technologies (SAFETY) Act of 2002, a part of the Homeland Security Act of 2002.

In addition, in order to maintain our competitive position, we will likely need to maintain a steady pace of new products and updates or enhancements of our existing product, the XT250tm system. Accordingly, we may require increased product liability coverage as additional products and updates come to the market place. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of such claims in excess of our insurance coverage could have a materially adverse effect on our business.

We depend on certain key executive officers and the loss of such key employees could materially adversely affect our business.

We are dependent on our executive officers, the loss of any one of whom could have an adverse effect on our business if we could not promptly secure a replacement with equivalent expertise and experience. We will rely on the management expertise and experience of, among others, Mr. Brian T. Mayo, our president and chief technology officer. We have a key-man insurance policy for Mr. Mayo in the amount of $2,000,000.

While we believe that our management possesses the necessary experience to successfully manage our operations, there can be no guarantee that they will perform adequately or that our operations will be successful. In addition, our future success may depend in large part upon our ability to attract and retain additional highly skilled managerial and other personnel. We may not be successful in hiring or retaining the personnel we need and this could adversely affect our business.

Risks Related to Our Securities and this Offering

There is no minimum amount required to be raised in this offering and the funds received by us will not be held in an escrow account and will be available for our use upon receipt.

There is no minimum amount of securities that need to be sold in this offering for us to access the funds. The funds received in the offering will not be held in an escrow account. Therefore, the offering proceeds will be immediately available for use by us and we do not have to wait until a minimum number of securities have been sold to keep the proceeds from any sales. We cannot assure you that subscriptions for the entire offering will be obtained. We have the right to terminate the offering of the securities at any time, regardless of the number of securities we have sold since there is no minimum subscription requirement. Furthermore, the investors will not be refunded their investments in the event that the offering is terminated. Our ability to meet our financial obligations and cash needs, and to achieve our objectives, could be adversely affected if the entire offering of securities is not fully subscribed for.

An active trading market for the debentures will not develop.

We cannot assure you that an active trading market for the debentures will develop or as to the liquidity or sustainability of any such market, the ability of holders to sell their debentures or the price at which holders of the debentures may be able to sell their debentures. If an active market for the debentures fails to develop or be sustained, the trading prices of the debentures could be affected adversely. Future trading prices of the debentures also will depend on many other factors, including prevailing interest rates, the market for similar securities, the price of our common stock and our performance. The debentures are not listed on any securities exchange and we do not intend to apply for listing of the debentures on any securities exchange or trading market.

State Blue Sky laws may limit resale of the shares of common stock.

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, if we are not successful in having our shares listed on the NASDAQ Capital Market, investors should consider any secondary market for our securities to be a limited one including a trading market on the over the counter bulletin board (“OTCBB”). If the securities are traded on the OTCBB we intend to seek coverage and publication of information regarding the Company in an accepted publication which permits a “manual exemption.” This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (i) the names of issuers, officers, and directors, (ii) an issuer’s balance sheet, and (iii) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly-issued securities. Most of the accepted manuals are those published in Standard and Poor’s, Moody’s Investor Service, Fitch’s Investment Service, and Best’s Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they ‘recognize securities manuals’ but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

An active trading market for our securities may not develop and we expect that our stock price will be volatile and could decline following this offering, resulting in a substantial loss in your investment.

Prior to this offering, there has not been a public market for our securities. An active trading market for our securities may never develop or if it develops it may not be sustained, which could affect your ability to sell your securities and could depress the market price of your securities. In addition, the initial public offering price of the securities has been determined by the board of directors and management and may bear no relationship to the price at which the securities will trade upon completion of this offering. The offering price does not necessarily indicate the current value of the securities offered hereby and should not be regarded as an indicator of any future market performance or value thereof.

In addition, the stock market can be highly volatile. As a result, the market price of our securities can be similarly volatile, and investors in our securities may experience a decrease in the value of their securities, including decreases unrelated to our operating performance or prospects. The market price of our securities after the offering will likely vary from the initial offering price and is likely to be highly unpredictable and subject to wide fluctuations in response to various factors, many of which are beyond our control. These factors include:

•	variations in our operating results;

•	changes in the general economy and in the local economies in which we operate;

•	the departure of any of our key executive officers and directors;

•	the level and quality of securities analysts’ coverage for our securities;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	changes in the federal, state, and local laws and regulations to which we are subject; and

•	future sales of our securities.

You will experience immediate and substantial dilution when you purchase securities in this offering.

Upon the closing of this offering, investors will incur immediate and substantial dilution in the per share net tangible book value of their shares of common stock. At September 30, 2009, after giving pro forma effect to our receipt of the net proceeds of this offering, we would have had a pro forma net tangible book value of $      per share. Net tangible book value is the amount of our total assets minus intangible assets and liabilities. This represents a gain in our net tangible book value of $      per share for the benefit of our current stockholders, and dilution of $     , or     % of the public offering price, for investors in this offering. Investors in this offering will be subject to increased dilution upon the exercise of existing outstanding stock options and warrants. These stock options and warrants, for which cash would need to be remitted to us for exercise, represent an additional 15,055,959 shares of common stock that could be issued in the future. However, each of our warrantholders has agreed not to exercise the warrants for three years subsequent to the effective date of the registration statement in this offering.

Shares of stock issuable pursuant to our stock options, warrants, and convertible preferred stock may adversely affect the market price of our common stock.

As of December 23, 2009, we have outstanding under our 2004 Stock Option Plan, stock options to purchase an aggregate of 1,952,026 shares of common stock at a weighted average exercise price of $2.19 per share and outstanding warrants to purchase 13,078,685 shares of common stock (for which cash would need to be remitted for us to exercise) at a weighted average exercise price of $2.99 per share. In addition, as of December 23, 2009, we have outstanding shares of preferred stock as follows: Series A preferred stock — 962,101 shares convertible at $3.80 per share; Series B preferred stock — 1,619,127 at $3.00 per share; and Series C preferred stock — 365,996 at $3.00 per share; and Series D preferred stock — 563,414 at $3.00 per share, all of which are immediately convertible into shares of our common stock on a one-for-one basis on the effective date of this registration statement. In addition, 1,000,000 share based incentive grants are outstanding and 4,000,000 shares of our common stock are reserved for issuance under our 2009 Long Term Incentive Compensation Plan. The exercise of the stock options, preferred stock and warrants and the sales of stock issuable pursuant to them, would further reduce a stockholder’s percentage voting and ownership interest. However, each of our warrantholders has agreed not to exercise the warrants for three years subsequent to the closing of this offering.

The stock options, warrants, and preferred stock are likely to be exercised when our common stock is trading at a price that is higher than the exercise price of these options and warrants, and we would be able to obtain a higher price for our common stock than we will receive under such options and warrants. The exercise, or potential exercise, of these options and warrants could adversely affect the market price of our common stock and adversely affect the terms on which we could obtain additional financing.

The large number of shares eligible for future sale may adversely affect the market price of our common stock.

The sale, or availability for sale, of a substantial number of shares of common stock in the public market could materially adversely affect the market price of our common stock and could impair our ability to raise additional capital through the sale of our equity securities. At the completion of this offering, assuming the sale of 2,500,000 shares of common stock, there will be approximately 8,803,042 shares of common stock issued and outstanding. Of these shares, approximately 2,500,000 will be freely transferable, and approximately 6,303,042 shares will be eligible for resale under Rule 144 following the expiration of our lock-up agreements on the one year anniversary of the effective date of this registration statement, subject to exceptions for holders of 2,500 shares or less who have six-month lock-up agreements with us. Our executive officers and directors beneficially own 3,431,490 shares, which would be eligible for resale following expiration of the lock-ups, subject to the volume and manner of sale limitations of Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”). Upon the conversion of our outstanding preferred stock into shares of common stock an additional 2,846,305 shares will be “restricted shares,” as that term is defined in Rule 144, and will be eligible for sale under the provisions of Rule 144 following expiration of the lock-ups. For additional information, see “Shares Eligible for Future Sale.”

We have provisions in our certificate of incorporation that substantially eliminate the personal liability of members of our board of directors for violations of their fiduciary duty of care as a director and that allow us to indemnify our officers and directors.

Certain provisions in our certificate of incorporation could make it very difficult for you to bring any legal actions against our directors for such violations or could require us to pay any amounts incurred by our directors in any such actions. Pursuant to our certificate of incorporation and amended and restated by-laws, members of our board of directors will have no liability for violations of their fiduciary duty of care as a director, except in limited circumstances. This means that you may be unable to prevail in a legal action against our directors even if you believe they have breached their fiduciary duty of care. In addition, our certificate of incorporation and amended and restated by-laws allows us to indemnify our directors from and against any and all expenses or liabilities arising from or in connection with their serving in such capacities with us. This means that if you were able to enforce an action against our directors or officers, in all likelihood we would be required to pay any expenses they incurred in defending the lawsuit and any judgment or settlement they otherwise would be required to pay.

Our officers and directors have significant voting power and may take actions that may not be in the best interests of other stockholders.

Our executive officers and directors currently beneficially own or control 71.0% of our outstanding common stock. Upon the completion of this offering, our executive officers and directors will beneficially own or control approximately 36.5% of our outstanding common stock. If these stockholders act together, they will be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. As a result, these stockholders could together control all matters presented to our stockholders for approval, including election and removal of our directors and change of control transactions. The interests of these stockholders may not always coincide with the interests of the other holders of our common stock.

We are restricted from paying dividends under the terms of our preferred stock designations and you should not buy our stock if you expect dividends.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. Furthermore, the terms of our preferred stock agreements restrict the payment of dividends and provide that except for the ratable payment of dividends on the Series A, B, C and D preferred stock, we may not directly or indirectly declare or pay any cash or property dividends or make any cash or property distributions upon any of its capital stock or other equity securities. You should not buy our stock if you are expecting to receive cash dividends.

As a public company we will incur additional cost and face increased demands on our management and key employees.

We have never operated as a public company. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as rules implemented by the Securities and Exchange Commission, or SEC, and the exchange where we propose to trade our securities, impose various requirements on public companies. Our management and other personnel will devote substantial amounts of time to these requirements. We expect these requirements to significantly increase our legal and financial compliance costs and to make some activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. These rules and regulations also make it more difficult and more expensive for us to obtain director and officer liability insurance. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. If our profitability is harmed by these additional costs, it could have a negative effect on the trading price of our common stock.

We will retain broad discretion in using the net proceeds from this offering and may spend a substantial portion in ways with which you do not agree.

Our management will retain broad discretion to allocate the net proceeds of this offering. The net proceeds may be applied in ways with which you and other investors in the offering may not agree, or which do not increase the value of your investment. We anticipate that we will use the remainder of the net proceeds for working capital and other general corporate purposes, which may include the acquisition of other businesses, products or technologies. In the event that we are unable to meet the terms of the settlement agreement we intend to use a portion of our net proceeds from this offering to repay the outstanding balance under our existing debt instruments, which was $2,697,515 as of September 30, 2009. We have not allocated these remaining net proceeds for any specific purposes. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds.

We do not know whether a market will develop for our common stock or what the market price of our common stock will be and as a result it may be difficult for you to sell your shares of our common stock.

Before this offering, there was no public trading market for our common stock. If a market for our common stock does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at an attractive price or at all. We cannot predict the prices at which our common stock will trade. The initial public offering price for our common stock was determined by the board of directors and management and may not bear any relationship to the market price at which the common stock will trade after this offering or to any other established criteria regarding our value. It is possible that in one or more future periods our results of operations may be below the expectations of public market analysts and investors and, as a result of these and other factors, the price of our common stock may fall.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our stock could decline. If one or more of these analysts cease to cover our stock, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline.

You will experience immediate and substantial dilution in your investment.

The offering price of the common stock is substantially higher than the net tangible book value per share of our common stock, which on a pro forma basis was $      as of December 31, 2008. As a result, you will experience immediate and substantial dilution in pro forma net tangible book value when you buy shares of common stock in this offering. This means that you will pay a higher price per share than the amount of our total assets, minus our total liabilities, divided by the number of outstanding shares. Holders of our common stock will experience further dilution if options or other rights to purchase our common stock that are outstanding or that we may issue in the future are exercised or converted, or if we issue additional shares of our common stock, at prices lower than our net tangible book value at such time.

Provisions in our organizational documents and in the Delaware General Corporation Law may prevent takeover attempts that could be beneficial to our stockholders.

Provisions in our certificate of incorporation and amended and restated by-laws, both of which will be effective upon the closing of this offering, and in the Delaware General Corporation Law, may make it difficult and expensive for a third party to pursue a takeover attempt we oppose even if a change in control of our company would be beneficial to the interests of our stockholders. Any provision of our certificate of incorporation or amended and restated by-laws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock. Our board of directors has the authority to issue up to 6,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights of each series without stockholder approval. The ability to issue preferred stock could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of our company, or otherwise could adversely affect the market price of our common stock. Further, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. This section generally prohibits us from engaging in mergers and other business combinations with stockholders that beneficially own 15% or more of our voting stock, or with their affiliates, unless our directors or stockholders approve the business combination in the prescribed manner.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Included in this prospectus are “forward-looking” statements, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.” Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should” and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Actual results may be materially different than those described herein. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise, except to the extent required by federal securities laws.

USE OF PROCEEDS

We are conducting this offering as a self-underwriting on a best efforts basis. If we sell the maximum securities offered, we estimate the net proceeds to us from the sale of the securities in this offering will be approximately $     , based on an assumed public offering price of $      per share and including the proceeds of the sale of $5,000,000 in debentures, after deducting our estimated offering expenses.

There is no minimum amount of securities that need to be sold in the offering, and we may receive far less in proceeds than what is stated in the table below. We intend to use the net proceeds from this offering for the following purposes and in the following order of priority:

		Estimated
	Estimated	Percentage of Net
Purpose	Amount	Proceeds

Working capital and general corporate purposes	$	75%

Funding of research and development	$	25%

Total	$	100.0%

We plan to use a significant portion of the net proceeds of this offering to finance working capital and general corporate purposes include amounts required to pay for salaries, professional fees, public reporting costs, office-related expenses and other corporate expenses, including interest and overhead. We anticipate using a smaller portion of the proceeds for research and product development as a part of our growth strategy. In addition, we may in our discretion use a portion of or all of the proceeds to discharge our indebtedness to our manufacturer in accordance with the terms of an Agreed Judgment in the amount of $3,200,000, if we are unable to comply with the terms of a settlement agreement requiring us to discharge this debt by January 31, 2010.

We have indicated the order of priority in the table above for use of the proceeds of this offering. If substantially less than the maximum proceeds are obtained, we anticipate we will apply the payment of all the proceeds to the working capital and general corporate purposes. Pending these uses, we intend to invest most of the net proceeds from this offering in short-term, investment-grade, interest-bearing securities.

DETERMINATION OF OFFERING PRICE

The initial public offering price of shares of our common stock and conversion price for the debentures was determined by our board of directors and management. Among the factors considered in determining the initial public offering price and conversion price were our future prospects and those of our industry in general, and certain other financial and operating information in recent periods, and other financial and operating information of companies engaged in activities similar to ours. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or debenture conversion price or that an active trading market in our common stock will develop and continue after this offering.

DIVIDEND POLICY

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings to fund the development and growth of our business. Furthermore, the terms of our preferred stock agreements restrict the payment of dividends and provide that except for the ratable payment of dividends on the Series A, B, C and D preferred stock, we may not directly or indirectly declare or pay any cash or property dividends or make any cash or property distributions upon any of our capital stock or other equity securities. You should not buy our stock if you are expecting to receive cash dividends.

CAPITALIZATION

The following table summarizes our short-term debt and capitalization as of September 30, 2009, (a) on an actual basis, and (b) on a pro forma basis after giving effect to the conversion of all outstanding shares of our Series A, B, C, and D preferred stock into 3,510,638 shares of our common stock which will occur automatically on the effective date of the registration statement for this offering.

	As of September 30, 2009
		Pro Forma Basis
		After Giving Effect
		to Conversion of
	Actual	all Preferred Stock
	(Unaudited)

Short-term debt	$2,697,515	2,697,515

Series A Preferred stock, $.0001 par value, 7% cumulative dividend, 962,101 shares authorized, issued and outstanding	4,345,558	—
Series B Preferred stock, $.0001 par value, 7% cumulative dividend, 1,800,000 shares authorized and 1,619,127 issued and outstanding	5,447,444	—
Series C Preferred stock, $.0001 par value, 7% cumulative dividend, 1,350,000 shares authorized, 365,996 issued and outstanding	1,124,912	—

Stockholders’ equity:
Common Stock, $0.0001 par value: authorized 30,000,000 shares; issued and outstanding 1,767,156 shares, actual; issued and outstanding, pro forma as adjusted for this offering, shares(1)	177	472
Additional paid in capital	1,493,875	12,411,494
Accumulated deficit	(16,202,655)	(16,202,655)

Total stockholders’ deficit	(14,708,603)	(3,790,689)

Total capitalization	$(1,093,174)	$(1,093,174)

PRICE RANGE OF COMMON STOCK

Our common stock is not currently traded on any market or exchange. We intend to apply to list our common stock on the NASDAQ Capital Market. We do not currently satisfy the eligibility criteria for listing our common stock on NASDAQ and can provide no assurances that our common stock will be accepted for listing on NASDAQ at the offering or following the offering. If our common stock is not accepted for listing on NASDAQ we will seek to trade our common stock on the over-the-counter bulletin board. Furthermore, if our common stock is accepted for listing on NASDAQ, there can be no assurance that we will continue to satisfy such eligibility criteria to be listed on NASDAQ.

As of December 23, 2009, we had 108 stockholders of record of our common stock.

DILUTION

Purchasers of securities in this offering will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock immediately after this offering. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering.

Our net tangible book value (deficit) as of September 30, 2009, was $(4,101,288) or $(2.32) per share of common stock. Net tangible book value (deficit) per share as of a specified date is determined by dividing our tangible book value (deficit) (total tangible assets less total liabilities) by the number of outstanding shares of common stock at such date. After giving effect to our sale of the 2,500,000 shares of common stock and convertible debentures offered by this prospectus (based upon an assumed public offering price of $      per share and $1,000 per debenture, after deducting our estimated offering expenses), our pro forma net tangible book value as of September 30, 2009, would have been $     , or $      per share of common stock. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $      per share, and an immediate dilution to new investors of $      per share, or     % of the public offering price of the shares and     % of the convertible debentures offered in this offering. The following table illustrates the per share dilution:

Assumed public offering price per share			$

Assumed public offering price per debenture				$1,000

Net tangible book value (deficit) per share as of September 30, 2009		$(2.32)

Increase in pro forma net tangible book value (deficit) per share attributable to new investors in this offering	$

Pro forma net tangible book value per share as of September 30, 2009 after this offering			$

Pro forma net tangible book value dilution per share to new investors in this offering			$

Investors in this offering will be subject to increased dilution upon the exercise of outstanding stock options and warrants. However, each of our Series B, C and D warrantholders has agreed not to exercise these warrants until the three year anniversary of the effective date of this registration statement. As of December 23, 2009, these stock options and warrants represent an additional 15,030,711 shares that could be issued (for which cash would need to be remitted to us for exercise) in the future, of which 1,952,026 are outstanding options with a weighted average exercise price of $2.19 and 13,078,685 are outstanding warrants with a weighted average exercise price of $2.99. Of our outstanding options and warrants, 1,051,806 options and 5,125,150 warrants are held by our officers, directors and their affiliates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. The following discussion should be read in conjunction with our financial statements and related notes thereto included elsewhere in this prospectus.

Overview

We design and develop material authentication and detection solutions that allow molecular structure analysis on hidden materials. Our license of patented technology owned by Rutgers University combines penetrating x-rays, forensic analysis, and automated software algorithms that allow non-technical personnel to rapidly validate products even when sealed within their original packaging. The initial focus for our product, the XT250tm Material Identification System, has been molecular screening to protect the distribution supply chain from counterfeits, adulterations, and contamination of pharmaceuticals.

The technology we license from Rutgers allows inventory that is packaged and sealed to be non-intrusively verified. Deviations, that may be harmful to the public, are detected by our XT250tm system and removed from the supply chain. We believe our company has raised the level of awareness of the dangers of counterfeits via our advertising, speaking engagements, websites, and internet blog activities. We have educated our potential customers on our product offerings and worked with them to develop processes to better protect their inventories.

Management has succeeded in developing strategic partnerships in key market segments. PILOT programs with major pharmaceutical manufacturers have allowed us to program the XT250tm system for their specific needs. PILOT programs with major distributors helped us to develop processes and procedures to maximize value for all of our customers. PILOT programs with major returns logistics companies provided exposure and insight into the dispensing segment of the pharmaceutical market, resulting in enhanced capabilities of the XT250tm that were developed. Each of the PILOT programs provided XStream Systems with an opportunity to further validate the technology and demonstrate value for a particular market segment. XT250tm units were discounted to early adopters, who agreed to PILOT programs, to provide an additional incentive for the customer. As the PILOT programs complete, management expects to return to significantly reduced discounts off the retail purchase price for future sales of XT250tm systems.

Our PILOT programs have occurred in several different pharmaceutical markets, a U.S. government entity and in several university research settings as follows:

•	Two programs were conducted in national pharmaceutical distributors — one for a duration of one year and one program is continuing into its fifth month.

•	One program has been conducted with an international pharmaceutical manufacturer currently continuing into its fifth month.

•	One program was conducted in a national pharmaceutical reverse logistics company which lasted for approximately six months.

•	One program was conducted with a U.S. government entity for three months.

•	Two programs were conducted in university research settings, each of which lasted for approximately six months.

•	One program was conducted in a specialty pharmaceutical distribution company for two months, which resulted in an XT250tm unit sale.

We believe the PILOT programs with our pharmaceutical distributors have been successful in proving the technology, increasing the development of the system and detecting multiple counterfeit or fraudulent medications. Additionally, we believe our PILOT program conducted with universities was successful in testing the validity of the technology and in its efficacy in forensic and defense related academic research.

Management believes that our Secure Pharma Network (SPN) may provide significant growth opportunities. SPN is a software product that allows customers to access via the Internet all of their systems purchased from XStream Systems. Customers may remotely manage their systems, downloading new material fingerprints or software updates, uploading results, and operating their systems remotely. Detailed reports can be generated, as well as customized and aggregated reporting across multiple systems. The ability to collect test results from multiple systems from our customers, process that data, and provide meaningful information across the industry provides significant value to our customers, which management believes can produce revenue in the future. We believe that integrating SPN into our customers’ inventory management systems provides additional value to our customers. Since SPN is software based, revenues we anticipate to generate from SPN in the future are expected to increase our profit margins. To date, no revenues have been earned from SPN.

The XT250tm system can be programmed for different materials. In addition to the pharmaceutical distribution market that is already established, management hopes to target other markets with the XT250tm system. Some industries that perform visual inspections today, like customs inspections and cosmetics distribution, could enhance their verification process with the XT250tm system. Field related industries that rely upon sending samples to forensic laboratories, such as mining and cement industries, could analyze samples themselves with the XT250tm system. These are just some of the large markets that provide opportunity for our XT250tm system to verify, detect or identify materials. In markets where the XT250tm system may not meet the needs for the particular application, the technology is scalable in terms of speed, portability, and test sample size so that future products may be developed to meet those needs.

Our initial net sales consist of XT250tm units sold to equipment distributors at a significant discount off the retail purchase price as well as direct retail sales to pharmaceutical distributors and manufacturers. We have sold one unit at the retail price of $179,000 and we are currently offering the XT250tm at discounts below this retail price.

Sales to equipment distributors represented 100% and approximately 38% of our net sales during 2007 and 2008, respectively, with the remaining sales in 2008 directly to pharmaceutical distributors. Gross profit consists of net sales less product, packaging and freight, field service, warranty, and financing costs. Selling and advertising costs consist of sales person expenses, advertising and marketing expenses, as well as royalty fees. Research and development expenses consist primarily of engineering personnel expenses, engineering consulting and prototype expenditures. General and administrative expenses include administrative salaries and payroll related expenses, stock-based compensation expenses, depreciation, rent and general overhead expenses.

The management team reviews our performance on a regular basis using a variety of financial and non-financial metrics. These metrics include, but are not limited to, net sales, gross margin, sales and marketing expenses, personnel costs, accounts receivable and accounts payable aging, liquidity and cash resources. Management compares actual results against goals and budgets to take appropriate actions in order to improve performance.

At September 30, 2009, we had 12 employees in our operations, 2 of whom were sales and business development executives. Most of our staff is employed at our corporate headquarters in Sebastian, Florida.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the U.S. These accounting principles require management to make use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates, and revisions to estimates are included from the period in which the actual amounts become known.

We believe the following critical accounting policies affect our more significant judgments and estimates used in our preparation of our consolidated financial statements, and therefore should be read in conjunction with our summary of significant accounting policies (see Note 2 of our Notes to Consolidated Financial Statements). Our critical accounting policies are as follows:

Revenue Recognition

The Company’s XT250tm systems include software embedded in the tangible product that is essential to its functionality. The software does not require significant production, modification or customization.

Revenue from the sale of our XT250tm systems is recognized when all of the following criteria have been met:

a. persuasive evidence of an arrangement exists,

b. delivery has occurred,

c. the vendor’s fee is fixed or determinable, and

d. collectibility is probable.

While we engage in strategic pilot programs with pharmaceutical manufacturers and distributors, revenue is not recognized until the unit is sold, delivered, installed and accepted, and collection of the sales price is probable.

We have two pricing models including wholesale pricing for distributors who are authorized sales agents and retail pricing to third party end-users.

Prior to installation, deposits are ordinarily required from customers before manufacturing commences. These amounts are recorded as customer deposits in current liabilities on the accompanying balance sheets.

There are no post-installation obligations other than warranty of the equipment for one year after installation. Warranty expense is estimated based on historical results and is accrued at the time the revenue is recognized.

We anticipate generating revenues from three-way revenue sharing arrangements whereby a returns goods processing center will host XT250tm systems, scan pharmaceuticals for third party manufacturers, distributors and/or retail chains, and charge a fee per scan. We would retain ownership of the systems and share in the revenue generated. Revenue would be recognized under this model when evidence of an arrangement exists, the services have been rendered and the collectability of the revenue is probable.

We also anticipate generating revenues from the sale of our Secure Pharma Network (SPN) software. The sale of SPN would be commensurate with the sale of one or more XT250tm units as a separate and optional purchase of an annual software license. If the customer chooses to purchase SPN, revenue from the license would be recognized ratably over the term of the license in accordance with FASB guidance.

Inventories

We state inventories at the lower of cost, determined using the average cost method, or net realizable value. We review inventory for excess quantities and obsolescence based on our best estimates of future demand, product lifecycle status and product development plans. We use historical information along with these future estimates to reserve for obsolete and potentially obsolete inventory.

Share-based Payments

We record all stock-based awards, including employee stock option grants, at fair value as of the grant date and recognize these awards as expenses in our statement of operations over the vesting period of the award in accordance with FASB issued guidance on share based payments.

We estimate the fair value of each option grant on the date of grant using the Black-Scholes option pricing model. The weighted average assumptions utilized for our valuation analysis, for the years ended December 31, 2007 and 2008 and the six months ended September 30, 2008 and 2009 are as follows:

			Nine Months
	Year Ended December 31,		Ended September 30,
	2007	2008	2008	2009

Risk-free interest rate	3.96% - 5.19%	1.55% - 3.34%	2.49% - 3.34%	1.36% - 2.56%
Expected dividend yield	0%	0%	0%	0%
Expected volatility	53.89% - 70.74%	51.69% - 62.58%	51.69% - 58.67%	44.76% - 65.20%
Expected life in years	5 - 7	5 - 7	5 - 7	5 - 7
Service period in years	0 - 4	0 - 4	0 - 4	0 - 4
Weighted average fair value of options granted	$1.21	$0.16	$0.14	$0.38

The risk-free interest rate is derived from the Daily U.S. Treasury Yield Curve Rate in effect as of the valuation date of each grant. The dividend yield of zero is based on the fact that our present intention is not to pay cash dividends. Since our common stock is not traded on any public market, we have used the historical volatility of select comparable publicly traded companies over a period equivalent to the Expected Term, which is the expected time from grant date until exercise. The stock price used in the Black-Scholes pricing model is determined by our board of directors based on the most recent sale of our securities to third party investors.

Intangible Assets

Intangible assets are accounted for at cost and are amortized over the estimated useful life of the asset on a straight-line basis, which is generally three to 15 years. In 2005, we purchased a license from a university for the exclusive right to produce and sell products which utilize the university’s patented x-ray defraction technology. In exchange for this license, the university was issued 73,500 shares of our common stock and we agreed to pay royalty fees during the term of the agreement. The initial license fee is stated at cost and amortized using the straight-line method over 15 years beginning in the year it was acquired.

Income Taxes

We account for income taxes in accordance with FASB guidance, relating to accounting for income taxes in determining our effective tax rate, provision for tax expense, deferred tax assets and liabilities and the related valuation allowance. Our provision for income taxes is determined using the asset and liability method, which involves significant judgments and estimates. Under this method, deferred income tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using the combined federal and state effective tax rates that are applicable to us in a given year.

The deferred income tax assets are recorded net of a valuation allowance when, based on the weight of available evidence; we believe it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. For the years ended December 31, 2007 and 2008 and the nine months ended September 30, 2008 and 2009, we have recorded a valuation allowance against the full amount of our net deferred tax asset, because in our opinion, it is more likely than not that these deferred tax assets will not be realized through future taxable earnings or implementation of tax planning strategies. A change in our estimate of future taxable income may require a change to the valuation allowance.

The Company adopted the FASB issued guidance surrounding uncertain tax positions on January 1, 2007. As a result of the implementation, the Company determined that no material adjustment was required; there were no unrecognized tax benefits, and accordingly no associated penalties and interest were required to be accrued as of December 31, 2008 or 2007. At September 30, 2009 there has been no material change in unrecognized tax benefits or associated interest and penalties.

Contingent Liabilities and Off-Balance Sheet Arrangements

We are contingently liable for certain payments related to sales of our XT250tm units. We signed recourse agreements whereby we guarantee the payment of the unamortized principle balance of certain capital lease agreements in the event the customer defaults on the payments for the units. As of December 31, 2008 and September 30, 2009, the unamortized principle balance of these leases was approximately $135,000 and $0, respectively. Other than these arrangements, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results in operations, liquidity, capital expenditures or capital resources that is material to investors.

Results of Operations

Results of Operations for the Years Ended December 31, 2008 and 2007

The following table summarizes certain selected items from the statement of operations for the year ended December 31, 2008 compared to the year ended December 31, 2007.

	Year Ended December 31,		Increase/(Decrease)
	2007	2008	$	%

Revenues	$135,000	$439,000	$304,000	225%
Cost of Sales	157,508	129,036	(28,472)	(18)

Gross Profit (Loss)	$(22,508)	$309,964	$332,472	(1477)

Gross Profit (Loss) Percentage of Revenue	(17)%	71%		87%

Comparison of Year Ended December 31, 2008 to Year Ended December 31, 2007

Revenues

Revenues for the year ended December 31, 2008 amounted to $439,000 as compared to revenues of $135,000 for the year ended December 31, 2007, an increase of $304,000 or 225%. This increase is primarily due to sales in 2008 at or near the retail price of our units while sales in 2007 were at significant price reductions below retail. We also had additional revenue of $150,000 during 2008 from a contract with the Transportation Security Administration for the production of explosive stimulants to be used in testing commercial x-ray equipment.

Cost of Sales

Cost of sales for the year ended December 31, 2008 totaled $129,036 as compared to $157,508 for the year ended December 31, 2007, a decrease of $28,472 or 18%. This decrease is due primarily to efficiencies gained in performing the alignment, calibration and tooling process (ACT) which is required at the time of sale. In addition, in 2008, we eliminated a financing program to distributors which allowed 12 months deferred payments and resulted in significant financing charges to us.

Gross Profit

Gross profit for the year ended December 31, 2008 amounted to $309,964 as compared to a gross loss of $22,508 for the period ended December 31, 2007, an increase of $332,472. Overall gross profit as a percentage of revenue increased to 71% for the year ended December 31, 2008 from (17%) during the year ended December 31, 2007. The increase in gross profit is due to the aforementioned increase in sales prices and decrease in cost of sales as well as additional revenues from a contract modification with the Transportation Security Administration for the production of explosive stimulants which had no costs associated with it in 2008. Revenues from the TSA contract and the cost of performing the contract were recognized in previous years. While the Company believed all requirements had been completed in the years the revenue and costs were recognized, the TSA indicated, that in their opinion, certain requirements had not been met. As a result, in 2006 the Company wrote off a portion of the revenues previously recognized. In 2008, the Company was able to renegotiate the contract terms to exclude the specific requirements which were not achievable. The TSA decommissioned a portion of the contract and remitted the agreed upon balance of $150,000.

Expenses:

	Year Ended December 31,		Increase/(Decrease)
	2007	2008	$	%

OPERATING EXPENSES
Selling and advertising expenses	$1,248,146	$913,238	$(334,907)	(27)%
Research and development expenses	1,900,897	635,531	(1,265,366)	(67)
Stock-based compensation expenses	424,462	235,323	(189,139)	(45)
Other general and administrative expenses	1,899,950	1,252,853	(647,097)	(34)

Total operating expenses	5,473,455	3,036,945	(2,436,510)	(45)
Loss from operations	(5,495,963)	(2,726,981)	(2,768,982)	(50)

OTHER INCOME AND EXPENSES
Interest expense	(363,887)	(159,429)	(204,458)	(56)
Interest income	52,360	26,156	26,204	(50)

NET LOSS	$(5,807,490)	$(2,860,254)	$(2,947,236)	(51)%

Comparison of Year Ended December 31, 2008 to the Year Ended December 31, 2007

Selling and advertising expenses

Selling and advertising expenses for the year ended December 31, 2008 totaled $913,238 as compared to $1,248,146 for the year ended December 31, 2007, a decrease of $334,907 or 27%. This decrease is due primarily to changes implemented in 2008 whereby full-time sales and marketing headcount was reduced and outside consultants with pharmaceutical industry experience were retained on a commission basis.

Research and development expenses

Research and development expenses for the year ended December 31, 2008 amounted to $635,531 as compared to $1,900,897 for the year ended December 31, 2007, a decrease of $1,265,366 or 67%. This decrease is due primarily to reductions in engineering headcount and prototype costs in 2008 as the engineering team transitioned the XT250tm Material Identification System from development stage to production stage in late 2007.

Stock-based compensation

Stock-based compensation for the year ended December 31, 2008 totaled $235,323 as compared to $424,462 for the period ended December 31, 2007, a decrease of $189,139 or 45%. This decrease is due principally to aforementioned headcount reductions in sales and engineering as well as headcount reductions in general and administrative staff.

General and administrative expenses

General and administrative expenses for the year ended December 31, 2008 amounted to $1,252,853 as compared to $1,899,950 for the year ended December 31, 2007, a decrease of $647,097 or 34%. This decrease is due predominately to reductions in headcount in 2008 as the company transitioned the XT250tm Material Identification System from development stage to production stage in late 2007.

Results of Operations for the Nine Months Ended September 30, 2009 and 2008

The following table summarizes certain selected items from the statement of operations for the nine month period ended September 30, 2009 compared to the nine month period ended September 30, 2008.

	Nine Months Ended		Increase/(Decrease)
	September 30, 2008	September 30, 2009	$	%
	(Unaudited)

Revenues	$260,000	$271,520	$11,520	5%
Cost of Sales	59,844	143,531	83,687	140

Gross Profit	$200,156	$127,989	$(72,167)	(36)

Gross Profit Percentage of Revenue	77%	47%		(30)%

Comparison of Nine Months Ended September 30, 2009 to Nine Months Ended September 30, 2008

Revenues

Revenues for the nine months ended September 30, 2009 amounted to $271,520 as compared to $260,000 for the nine months ended September 30, 2008, an increase of $11,520 or 5%. This increase is due to an additional sale of our XT250tm product during this period in 2009. Specifically, we sold one unit during the nine months ended September 30, 2008 and two units during the same period in 2009. In addition to the unit sold in 2008, the Company recognized additional revenues of $150,000 from a contract with the Transportation Security Administration for the production of explosive stimulants to be used in testing commercial x-ray equipment.

Cost of Sales

Cost of sales for the nine months ended September 30, 2009 totaled $143,531 as compared to $59,844 for the nine months ended September 30, 2008, an increase of $83,687 or 140%. This increase is due primarily to the sale of an additional XT250tm unit in the nine month period ended September 30, 2009 as compared to the same period in 2008. In addition, one unit sold during 2009, was sold by an outside sales and marketing firm which earned a commission on the sale. All other sales in 2009 and 2008 were sold by salaried employees of the Company and accordingly, no commission was paid.

Gross Profit

Gross profit for the nine months ended September 30, 2009 amounted to $127,989 as compared $200,156 for the nine months ended September 30, 2008, a decrease of $72,167 or 36%. Overall gross profit as a percentage of revenue decreased to 47% for the nine month period ended September 30, 2009 from 77% during the nine month period ended September 30, 2008. This decrease in gross profit is due to the aforementioned additional revenue in 2008 from a contract with the Transportation Security Administration offset by the gross profit from an additional unit sale.

Expenses:

	Nine Months Ended		Increase/(Decrease)
	September 30, 2008	September 30, 2009	$	%
	(Unaudited)

OPERATING EXPENSES
Selling and advertising expenses	$719,602	$707,679	$(11,923)	(2)%
Research and development expenses	497,739	440,403	(57,336)	(12)
Stock-based compensation expenses	177,331	229,907	52,576	30
Other general and administrative expenses	1,022,562	824,565	(197,997)	(19)

Total operating expenses	2,417,234	2,202,554	(214,680)	(9)
Loss from operations	(2,217,078)	(2,074,565)	142,513	(7)

OTHER INCOME AND (EXPENSES)
Interest expense	(103,836)	(159,015)	(55,179)	(53)
Interest income	16,204	513	(15,691)	(97)

Warrant income	—	904,591	904,591	100

NET LOSS	$(2,304,710)	$(1,328,476)	$976,234	42%

Selling and advertising expenses

Selling and advertising expenses for the nine months ended September 30, 2009 amounted to $707,679 as compared to $719,602 for the nine months ended September 30, 2008, a decrease of $11,923 or 2%. This decrease is due primarily to changes implemented in third quarter 2008 whereby full-time sales and marketing headcount was reduced and outside consultants with pharmaceutical industry experience were retained on a commission basis. These savings were offset by increased royalty fees of $375,000 in the nine month period ended September 30, 2009 as compared to $225,000 during the same period in 2008.

Research and development expenses

Research and development expenses for the nine month period ended September 30, 2009 totaled $440,403 as compared to $497,739 for the nine month period ended September 30, 2008, a decrease of $57,336 or 12%. This decrease is due primarily to reductions in engineering headcount and related costs implemented as cost saving measures.

Stock-based compensation

Stock-based compensation for the nine months ended September 30, 2009 totaled $229,907 as compared to $177,331 for the nine months ended September 30, 2008, an increase of $52,576 or 30%. This increase is due principally to stock options granted to employees in January 2009 as retention bonuses which vest over twelve months.

Other General and administrative expenses

Other general and administrative expenses for the nine month period ended September 30, 2009 amounted to $824,565 as compared to $1,022,562 for the nine month period ended September 30, 2008, a decrease of $197,997 or 19%. This decrease is due predominately to reductions in headcount and related costs implemented in late 2008 as cost saving measures.

Liquidity and Capital Resources

We incurred a net loss of $1,328,476 including $229,907 of stock-based compensation expense, for the nine months ended September 30, 2009. Our accumulated deficit since inception amounted to $16,202,655 as of September 30, 2009, including $1,345,395 of cumulative stock-based compensation expense.

Our primary source of liquidity since inception has been cash generated from private equity and convertible debt transactions totaling approximately $15,400,000, net of offering costs, through December 23, 2009. Our primary operating cash requirements include the payment of salaries, employee benefits and other personnel-related costs, as well as costs of our sales and marketing efforts and our office facilities. We had cash of $21,659 as of September 30, 2009 and have generated additional cash from private equity transactions since this date in the amount of $1,690,242 which is being used to fund current operations. We believe our existing cash on hand, the net proceeds from this offering, and cash generated from operating activities will be sufficient to service our existing debt, finance internal growth, and invest in research and development of the technology. If we do not complete the initial public offering to which this prospectus relates or raise the maximum amount of funds contemplated in this prospectus, we cannot provide assurances that we will be able to find alternative financing on terms favorable to us or at all.

We are currently in arrears with respect to payments required under our licensing agreement with Rutgers University. The licensing agreement provides that if either party breaches or fails to perform any provision of the agreement, the other party may give written notice of the default to the breaching party. We have received an offer from Rutgers to settle the outstanding amounts under the license agreement including payment of an additional 3.5% of each sale of an XT250tm unit and issuance of shares of our common stock. To date, however, a forbearance agreement has not been executed and the default under the agreement has not been cured. The loss of, or our inability to maintain, this license could result in our inability to sell our products including the XT250tm systems without liability exposure.

In addition, we are currently in arrears in interest payments for $250,000 in principal amount of debentures with respect to two of our debenture holders. The debentures mature on December 31, 2009. We will seek to amend the terms of the debentures to provide for extended maturity dates for these instruments. The debentures will not be repaid on the maturity dates, and we are uncertain whether we will be successful in amending the terms of the debentures or whether we will be able to reach an agreement of forbearance with the holders.

We face uncertainty with respect to threatened litigation. Mr. Brian T. Mayo delivered a demand letter to our management, dated November 16, 2009, alleging the Company’s breach of his executive employment agreement. Mr. Mayo claims in the demand letter his base salary was reduced in breach of his executive employment agreement from $255,000 per year to approximately $63,750. Mr. Mayo requested restoration of his salary to $255,000 per year and payment of his base salary since the date his salary was reduced. Mr. Mayo’s base salary was temporarily reduced to $63,750 from its previous $127,500 level during the fourth quarter of 2009 in connection with salary reductions implemented for certain executive officers and key employees. Previously during 2006, Mr. Mayo’s salary was reduced from a base salary agreed to in his executive employment of $255,000 to $127,500. The Company has accrued for the difference of Mr. Mayo’s $255,000 salary level and the salary reduction to $63,750. At present the accrual through December 31, 2008 is approximately $375,000. As of the date of this registration statement, a litigation proceeding has not been filed with respect to this matter. Management of the Company believes the claims in the demand letter are without merit and is attempting to resolve the matter amicably with Mr. Mayo.

Recent Securities Offerings

On various dates from December 14, 2006 through February 14, 2007, we issued convertible promissory notes in the principal amount of $325,000, payable on demand at any time on or after February 28, 2007. In accordance with the terms of the notes, on March 14, 2007, all of the principal and interest due on the notes was converted into 87,094 shares of Series A Redeemable Convertible Preferred Stock, $.0001 par value per share (the “Series A Preferred Stock”).

On various dates from August 31, 2005 to March 14, 2006, we sold debentures in the aggregate principal amount of $1,525,000 to accredited investors. In connection with such sale, each investor received a ten-year warrant to purchase 5,000 shares of common stock at a price of $2.34 per share for each $25,000 in principal amount of debentures. As a result, we issued warrants to purchase an aggregate of 305,000 shares of common stock. On December 21, 2007, a portion of these debentures in the principal amount of $1,000,000 and the related accumulated interest on that date, was exchanged for 336,248 shares of Series B Redeemable Convertible Preferred Stock, $.0001 par value per share (“Series B Preferred Stock”).

On various dates from September 14, 2007 through December 4, 2007, we sold convertible debentures in the aggregate principal amount of $886,000 to accredited investors. On December 21, 2007, all of the principal and interest due on the debentures was converted into 298,116 shares of Series B Preferred Stock.

In connection with a secured, revolving, demand promissory note dated November 16, 2006, we issued the holder of the note a warrant to purchase an aggregate of 21,000 shares of common stock at an exercise price of $3.80 per share on January 25, 2008.

By stock purchase agreement dated March 14, 2007, as amended from time to time, we sold an aggregate of 962,101 shares of Series A Preferred Stock to accredited investors. Of those shares, 87,094 were issued in exchange for convertible promissory notes in the principal amount of $325,000 and the related accrued interest. The remaining 875,007 share of Series A Preferred Stock were issued at a purchase price of $3.80 per share, resulting in $3,325,000 of gross proceeds.

On various dates from December 2007 through June 2008, we sold an aggregate of 1,585,795 shares of Series B Preferred Stock to accredited investors. The shares of Series B Preferred Stock were issued at a purchase price of $3.00 per share, resulting in $4,757,385 of gross proceeds. In addition, during this time period, we issued 33,332 shares of Series B Preferred Stock to the interim chief executive officer as compensation for services performed. Each investor received for each share of Series B Preferred Stock purchased, one ten-year warrant to purchase five shares of our common stock at an exercise price of $3.00 per share.

On various dates from March 2009 through August 2009, we sold an aggregate of 365,996 shares of Series C Redeemable Convertible Preferred Stock, $.0001 par value per share (the “Series C Preferred Stock”) to accredited investors. The shares of Series C Preferred Stock were issued at a purchase price of $3.00 per share, resulting in $1,097,988 of gross proceeds. In addition, each investor received for each share of Series C Preferred Stock purchased, one ten-year warrant to purchase five shares of our common stock at an exercise price of $3.00 per share.

During October 2009, we sold an aggregate of 563,414 shares of Series D Redeemable Convertible Preferred Stock, $.0001 par value per share (the “Series D Preferred Stock”) to accredited investors. The shares of Series D Preferred Stock were sold at a price of $3.00 per share, resulting in $1,690,242 of gross proceeds. In addition, each investor received for each share of Series D Preferred Stock purchased, one ten-year warrant to purchase five shares of our common stock at an exercise price of $3.00 per share.

These securities were sold pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

Impact of Inflation

We believe that inflation has not had a material impact on our results of operations for the years ended December 31, 2007 and 2008 or the nine months ended September 30, 2008 and 2009. We cannot assure you that future inflation will not have an adverse impact on our operating results and financial condition.

Recently-Issued Accounting Standards

In June 2008, the FASB issued guidance in determining whether an instrument (or an embedded feature) is indexed to an Entity’s Own Stock. This guidance provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies on the impact of foreign currency denominated strike prices and market based employee stock option valuation instruments on the evaluation. The guidance is effective for fiscal years beginning after December 15, 2008. As of January 1, 2009, the adoption of this guidance resulted in a reclassification of the fair value of certain outstanding warrants from stockholders’ equity to liability. The fair value of the warrants was determined by using the Black-Scholes option pricing model. The initial value of the warrants at adoption was approximately $403,649. Additionally, the Company notes that upon adoption of guidance, the warrants will be marked to market at each reporting period. For the nine month period ended September 30, 2009, the

Company recorded income from the change in fair value of the warrants of $904,591 for the decrease in the fair value related to the warrants. (See Note 3, “Fair Value Measurements,” for additional disclosures.)

In October 2009, the FASB issued guidance on Certain Revenue Arrangements that include Software Elements. The amendments in the update clarify the applicability of the FASB guidance on Software Revenue Recognition that affect vendors that sell tangible products in an arrangement containing software that is more than incidental to the tangible product being sold, and clarifies what guidance should be used in allocating and measuring revenue. The update excludes tangible products containing software and non-software components that function together to deliver the tangible product’s essential functionality from FASB guidance on Software Revenue Recognition. The guidance is effective prospectively for fiscal years beginning on or after June 15, 2010. This guidance does not impact our current financial statements and is not expected to have an impact on the Company’s financial position, results of operations and cash flows.

Quantitative and Qualitative Disclosures about Market Risk

This disclosure is not required for smaller reporting companies.

BUSINESS

Company Overview

XStream Systems, Inc. designs and develops material authentication and detection solutions that allow molecular structure analysis on hidden materials. The patented technology which we license exclusively from Rutgers, The State University of New Jersey (“Rutgers”) combines penetrating x-rays, forensic analysis, and automated software algorithms that allow non-technical personnel to rapidly validate products even when sealed within their original packaging.

We are a direct seller of hardware and software products and services. Our customers place sales orders by calling one of our internal sales representatives via our toll-free phone number. We also sell indirectly through contracted authorized sales agents.

History of the Business

XStream Systems, Inc. was formed as a Delaware corporation in May, 2004. We first generated revenue through a contract in 2005 with the Transportation Security Administration, an agency under the Department of Homeland Security. We launched our website and developed our first material detection prototype system in 2006. Significant changes to the product design were incorporated and our first XT250tm Material Identification System (“XT250tm”) shipped in 2007. Some PILOT programs for the XT250tm were held at Pfizer, McKesson, Massachusetts Institute of Technology, Pharmaceutical Dimensions, AmerisourceBergen, Henry Lee Institute of Forensic Science at University of New Haven, RX Reverse Distributors, and Stericycle. In 2006, we entered into Distributor Agreements and in 2008 we entered into sales agreements with our first authorized sales agents and field service representatives (Remetronix and Compass Engineering) to sell and service our products. In 2008, we focused exclusively on the pharmaceutical industry, hired an experienced sales force from that industry, and added Eastern Applied Research as an additional authorized sales agent and field service representative. We introduced our first network product, Secure Pharma Network (SPN), which is described more fully in this section, in 2008 to provide a truly integrated system wide solution.

Industry Background

According to IMS Health, Inc., pharmaceutical sales grew to $773.0 billion in 20081, and sales in the U.S. reached $291.0 billion,2 while non-U.S. sales reached $482.0 billion.3 Although precise and detailed data on counterfeit pharmaceuticals is difficult to obtain, estimates range from 1% of sales in developed countries such as the U.S. to over 10% in developing countries, depending on the geographic area.4 Overall, counterfeit pharmaceuticals were estimated to exceed $40.0 billion in 2005, and the Center for Medicines in the Public Interest projects worldwide counterfeits to increase to over $75.0 billion by 2010.5

1 Source: IMS Health Market Prognosis, March 2009. Total Unaudited and Audited Global Pharmaceutical Market by Region http://www.imshealth.com/deployedfiles/imshealth/Global/Content/StaticFile/Top_Line_Data/Global_Pharm_Mar-ket_by_Region.pdf accessed 6/10/09.
2 Source: IMS National Sales Perspectivestm 2008 U.S. Sales and Prescription Information. Top Therapeutic Classes by U.S. Sales. http://www.imshealth.com/deployedfiles/imshealth/Global/Content/StaticFile/Top_Line_
Data/2008_TopTherapy_Classes_by_U.S._Sales.pdf.
3 Figure derived from subtracting U.S. market from total global market. Source: IMS Health Market Prognosis, March 2009. Total Unaudited and Audited Global Pharmaceutical Market by Region.& Source: IMS National Sales Perspectivestm. 2008 U.S. Sales and Prescription Information.
4  World Health Organization. Counterfeit Medicine Fact Sheet revised November 2006. http://www.who.int/medicines/services/counterfeit/impact/ImpactF_S/en/index.html Last accessed 6/10/09.
5  Center for Medicines in the Public Interest. 21st Century Healthcare Terrorism: The Perils of International Drug Counterfeiting. September 20, 2005 by Peter Pitts, page 3.

Our initial market focus has been on the pharmaceutical distribution industry. Until recently the pharmaceutical industry has focused a significant amount of its attention on good manufacturing practices (GMP).6 Various federal, state, and local government agencies have regulated the manufacturing process of pharmaceuticals as well. While there has been focus on the manufacturing side, we believe there remain opportunities for illegal and dangerous activities, such as counterfeiting, diversions, adulterations, and dosage substitutions.

Industry efforts to combat counterfeiting pharmaceuticals include the use of scales to weigh products, visual inspections, documentation of transfers, use of forensic laboratories, and tagging products. We believe that each of these methods has limited success. State legislation, in form of pedigree laws, has been adopted in a number of states; yet, the amount of counterfeiting continues to increase.7 Forensic laboratories have the analytical capabilities to verify pharmaceuticals, but take a significant amount of time to provide test results.8 The high volumes shipped through pharmaceutical distribution points require rapid testing. Forensic testing at laboratories also requires destructive testing, where the product is removed from its packaging and the contents are destroyed while being tested. Combating counterfeiting of pharmaceuticals has become a major initiative for some manufacturing companies. These companies each have dedicated personnel and departments to try and eliminate counterfeits. When harm comes from counterfeits, not only are manufacturing companies affected, but distribution companies

6  Food and Drug Administration (FDA). Facts About Current Good Manufacturing Practices (cGMPs), last updated July 10, 2009. http://www.fda.gov/Drugs/DevelopmentApprovalProcess/Manufacturing/ucm169105.htm; FDA Recall — Firm Press Release Barr Laboratories, Inc., Issues a Voluntary Nationwide Recall of Dextroamphetamine /Amphetamine 20mg Tablets, Lot Number 311756, August 13, 2009. http://www.fda.gov/Safety/Recalls/ucm177321.htm; FDA Recall — Firm Press Release Hi-Tech Pharmaceuticals, Inc., Issues Nationwide Recall of All Lots of Stamina-Rx Dietary Supplement Products, June 15, 2009. http://www.fda.gov/Safety/Recalls/ucm167139.htm; FDA Recall — Firm Press Release AS Medications Solution LLC Announces a Nationwide Recall of All Lots of Digoxin Tablets 0.25mg Due to Size Variability, May 11, 2009. http://www.fda.gov/Safety/Recalls/ArchiveRecalls/ucm150734.htm.
7  The American Counsel on Science and Health Presents, Counterfeit Drugs: Coming to a Pharmacy Near You, January 2009; CSO Security and Risk, Case Study, Drug Busters: Tracking Down Counterfeiters, November 1, 2005. http://www.csoonline.com/article/220663/Drug_Busters_Tracking_Down_Counterfeiters
8  United States Pharmacopeia (USP) establishes standards for manufacturing testing using analytical procedures. These tests are reactive (created in relation to a specific problem observed with a particular element) rather than a proactive screening overall). Recent increase in substandard drugs due to adulterated raw materials has prompted several updates to specific test of a material to include testing for that specific adulteration. In 2009 alone, USP has updated or in the process of updating the following guidelines: “USP Propylene Glycol Identification Test,” “Heparin Sodium Monograph Testing,” and “USP Sorbitol Solution identification test.” “USP Propylene Glycol Identification Test” United States Pharmacopeia (USP) Draft of Propylene Glycol Proposed Method for Informal Public Comment due August 14, 2009. FDA requested USP revise the monograph Since diethylene glycol and ethylene glycol are considered unacceptable toxic substances and Propylene Glycol has been identified as a material which is at risk for diethylene glycol or ethylene glycol adulteration. Testing time is around 4 to 10 minute per test plus the preparation time .” Heparin Sodium Monograph Testing” United States Pharmacopeia (USP) , Pharmacopeial Forum, Vol. 35(5) [Sept.-Oct. 2009], INTERIM REVISION ANNOUNCEMENT for Heparin Sodium. U.S. scientists proposed new standards for testing the blood-thinner heparin after hundreds of deaths last year were linked to tainted Chinese ingredients. The tests require destruction of the sample, multiple samples and or tests, and some require either multiple tests of the sample (Nuclear Magnetic Resonance Spectrum method) or multiple test samples at different dilutions (ANTI-FACTOR Xa TO ANTI-FACTOR IIa RATIO Anti-factor Xa activity pH 8.4 buffer method — which requires 5 solutions dilutions) and lengthy testing times (CHROMATOGRAPHIC IDENTITY Method — which requires hours of testing). “USP Sorbitol Solution Identification Test” United States Pharmacopeia (USP), Sorbitol Solution Proposed Method for Informal Public Comment. Informal comments are due on August 14, 2009. Because of the serious hazards associated with the use of diethylene glycol-contaminated materials, and in response to recommendations set forth by the FDA in communication with USP dated January 12, 2009, USP is proposing to revise the USP Sorbitol Solution identification test. Test uses gas chromatography procedure. Sample preparation time would be ›12 mins and testing time would be ›2-5 mins.

may be held liable and some litigation has moved in that direction. Therefore, we believe the entire pharmaceutical supply chain has significant risk of negative consequences that could result from counterfeiting of pharmaceuticals.

Key Target Markets

Within the pharmaceutical distribution market, management believes we can most effectively add value to our customers when serving pharmaceutical distributors, re-packagers, mail order companies, government agencies, and return logistics companies.

We believe there are a multitude of sites worldwide that could potentially utilize our technology. To date, we have focused on the U.S. segments of the market. Europe, Middle East, Africa, and Southeast Asia are the primary expansion areas outside the U.S. that management anticipates would be most effectively served by our products and services.

Beyond the pharmaceutical markets, we believe there is significant potential for our licensed technology and products. Both private entities, including cruise lines, transportation centers, and amusement parks, as well as government agencies, including the military, are concerned with explosive and nuclear threats. In the medical field, it is desirable to detect conditions such as cancer and osteoporosis as early as possible. The veterinarian market could potentially utilize the technology to monitor compound manufacturing products. In the mining industry field, operations could use the technology to detect metals, minerals, and other materials of interest. The chemical processing market has a wide variety of material inspection needs that could be met with the technology. The cosmetics market has health risks from fraudulent products that could be addressed by our solutions.

Business Strategy

Our business strategy is to become the primary source for technology, products, and services for applications requiring material analysis of hidden objects. Management’s intention is to brand XStream Systems as the leading industry expert in molecular screening, providing trusted solutions in counterfeit detection, explosive detection, and material verification and identification. We believe our experience and innovative technology should allow us to solve some of the industries’ most demanding problems.

We utilize a multi-pronged strategy to provide wide market exposure and capture early adaptors. We have a direct sales force, with extensive pharmaceutical experience, concentrating on early adaptors, market development, and large enterprise prospects. Meanwhile authorized sales representatives promote sales to smaller local customers.

We believe technology spending will need to increase throughout the pharmaceutical distribution chain to block the increasing threat of counterfeits. We believe no single competitor is effectively meeting the counterfeit challenge. Management believes it is imperative to verify the contents inside the package to truly authenticate the product.

Growth Strategy

We plan to grow organically and externally through the pursuit of strategic partnerships. We have and continue to provide PILOT programs with larger corporations, which over time could develop into significant growth opportunities as these corporations expand the PILOT program into other locations within their organization. We also signed group purchasing and marketing agreements with several major pharmaceutical purchasing organizations, including National Coalition of Pharmaceutical Distributors (NCPD), Armada Health Care, and PDM Healthcare. These agreements provide access to potential customers, market exposure for us on their web sites, and speaking opportunities at conferences. See section below entitled “Strategic Partners.”

While past efforts have focused on the U.S. domestic markets, the non-U.S. markets represent a large growth opportunity for XStream Systems. We anticipate using some of the funds raised through this public offering to pursue non-U.S. opportunities.

Management believes that increased marketing efforts, including advertising, publications, speaking opportunities, and attending conferences are critical for growth. We also believe that increased networking through association membership and participation is critical for our growth. We believe that these increased marketing activities will lead to new customers for our products and services.

Management believes that our SPN may provide significant growth opportunities. The ability to collect test results from multiple customers, process that data, and provide meaningful information across the industry provides significant value to our customers. We believe that integrating SPN into our customers’ inventory management systems provides additional value to our customers. Since SPN is software based, revenues we anticipate to generate from SPN in the future are expected to increase our profit margins.

Management believes that expansion into markets beyond the pharmaceutical industry should open new opportunities for XStream Systems. We hope to scale the technology we license and develop products that meet the varying needs of our customers. We expect to develop marketing processes and recruit marketing professionals with pertinent industry expertise to maximize customer value.

Strategic Partners

We are partnering with a number of recognized companies and intend to develop applications for our molecular screening technology in connection with these relationships. Our initial target market has been the pharmaceutical distribution market, including major pharmaceutical manufacturers, drug distributors and automated drug dispensing logistics (assembly line efficiencies) companies. Some of these teaming relationships include the following:

•	Pfizer, a leading pharmaceutical manufacturer, is hosting our XT250tm system, under a PILOT program arrangement.

•	AmerisourceBergen Corporation, a pharmaceutical wholesale distributor is piloting our XT250tm systems in two separate locations, under a PILOT program arrangement.

•	Swisslog Healthcare Solutions, a global provider of integrated logistics solutions for warehouses, distribution centers and hospitals has executed a Letter of Intent with us to jointly collaborate and investigate the development of customized screening solutions.

•	Eastman Kodak, a corporation utilizing technology to combine imaging and information, has agreed in a Letter of Intent to explore with us strategic opportunities for joint design, development, cross-licensing, and co-marketing of security solutions.

We will attempt to leverage the respective strengths and leadership positions of our strategic partners in the healthcare industry to gain a competitive foothold in our industry. We are negotiating strategic partnerships with other pharmaceutical distributors, manufacturers and logistic companies. We are directing our strategic joint venture efforts to produce applications which require a combination of non-destructive penetrating capability with forensic analysis.

Sales and Marketing

In 2008 we created a new sales and marketing organization specializing in pharmaceutical distribution. We believe that our pharmaceutical based website (www.securepharmachain.com), anti-counterfeiting blog (www. securepharmachain.blogspot.com) and professional networking at major pharmaceutical events have raised the level of awareness throughout the industry. Additionally, we believe that we are viewed as an industry innovator in addressing pharmaceutical counterfeiting and have received free publicity via television, major publications, and on-line articles.

Within the pharmaceutical distribution market, there are a number of submarkets that XStream Systems is targeting. We market to pharmaceutical manufacturers, including brand, generic, and contract manufacturers. We also market our products and services to pharmaceutical distributors, including large international wholesalers, regional wholesalers, secondary distributors, specialty distributors, and reverse logistics companies. There is a wide range of pharmaceutical dispensers to which we market as well, including mail order pharmacies, central fill pharmacies, buying group cooperatives, and warehousing groups. There are government regulatory agencies, such as the Food and Drug Administration, Department of Homeland Security, and international ministries of health to which we also market. Our Company is also engaging various non-government organizations, such as the Family Health International.

Our Technology, Products and Solutions

We offer material identification solutions to our customers. Utilizing technology we license from Rutgers, network expertise, material science experience, and software knowledge base, management believes we offer unique end-to-end solutions to companies of all sizes. Our identification solutions help protect supply inventories for the public, reduce liability, and provide market differentiation for our customers.

Our initial hardware product is the XT250tm, based on Energy Dispersive X-Ray Diffraction (EDXRD), a technology for detecting, identifying, and verifying materials. The XT250tm product provides easy to use, rapid, on-site material identification and authentication. We have licensed from Rutgers the worldwide exclusive rights for all applications of this patented technology. For the pharmaceutical market, the XT250tm verifies the contents of the product, even while sealed in its packaging. The XT250tm product is currently our primary source of revenue.

Manufacturing end users may use the XT250tm as a high speed, laboratory grade testing device to test the quality of raw materials or end of production goods without sending samples to laboratories and expediting production. Distribution end users may utilize the XT250tm unit to non-destructively verify and authenticate their inventories within their unit-of-sale packaging, in real time and on-site, ensuring quality and protecting the users supply chain partners from fraudulent transactions, adulteration and counterfeiting. End users of products may utilize the XT250tm unit to verify the quality, safety, efficacy and accuracy of products by screening products prior to the administration to consumers and patients, protecting them from medication errors, adulterated or fraudulent materials or substandard or degraded products.

Management believes that our SPN may provide significant growth opportunities. SPN is a software product that allows customers to access via the Internet all of their systems purchased from XStream Systems. Customers may remotely manage their systems, downloading new material fingerprints or software updates, uploading results, and operating their systems remotely. Detailed reports can be generated, as well as customized and aggregated reporting across multiple systems. The ability to collect test results from multiple systems from our customers, process that data, and provide meaningful information across the industry provides significant value to our customers, which management believes can produce revenue in the future. We believe that integrating SPN into our customers’ inventory management systems provides additional value to our customers. To date, we have not generated revenue from SPN.

The technology we license from Rutgers can scale to meet additional customer needs. Our goal is to develop a wide range of products that operate rapidly to match customer demand, as well as scale to test any sample size to meet customer requirements. Management also hopes to develop products that scale down that are smaller, more portable, and more cost effective. Customer requirements will drive the directions that our future products take.

Manufacturing

Our hardware products are manufactured by a U.S. contract manufacturer. This allows us to scale as our demands change. It also allows us to leverage the purchasing power of a larger organization. We place orders for hardware products with our contract manufacturer and those products are shipped directly to our customer sites. We are currently a defendant in a lawsuit with our manufacturer. For more information, see “Legal Proceedings” and “Risk Factors — We are currently a defendant in a lawsuit with the manufacturer of the XT250tm system, Kimball Electronics, Inc.”

Our company provides all software products and services. The operating system and library of materials are provided for each system. Customers can contract for customized configurations, which are developed by us.

Field Service

Hardware and software support services are by provided by contracted field service companies. Each authorized field service company is trained and certified by our Company. Each of our customers has a designated field service representative that provides support services. Our Company also provides an escalation process to support those field service companies.

Customers

Our current customer base consists primarily of pharmaceutical distribution companies. These companies purchase pharmaceutical products from a variety of sources, and wish to authenticate their inventories to protect the public and their reputation. We have also sold systems to equipment distributors, who then resell the equipment as authorized sales agents on our behalf.

One XT250tm sales transaction with one customer during the year ended December 31, 2008 accounted for more than 10% of our 2008 revenues. Two XT250tm sales transactions with two customers during the period ended September 30, 2009 accounted for more than 10% of our 2009 revenues.

Our target customers range in size from small, privately owned distributorships with estimated revenues of less than $50,000,000 to large multinational distribution corporations with estimated revenues of more than $10.0 billion. Management believes these organizations have a need for a material identification and authentication system in order to protect their brands in the marketplace and reduce risk and potential litigation should they distribute a counterfeit product.

A number of organizations set up PILOT programs before they commit to purchasing a larger volume of our products. We have generated one sale of an XT250tm system as a result of the PILOT program.

All our shipments to date have been to sites within the U.S. Management believes that shipments outside the U.S. will represent a significant portion of sales in the future. We believe non-U.S. shipments should begin in the first half of 2010.

Research and Development

We spent $1,900,897 and $635,531 in research and development during the fiscal years ended 2007 and 2008, respectively. This included hardware and software development and enhancements of the XT250tm and SPN products. These funds also were used in the development of a molecular library generation laboratory. Multiple companies contributed pharmaceutical products to this facility to aid in the research and development of molecular fingerprints.

Competition

We operate in an unusually competitive market. In many cases, our customers have non-technical personnel operating in a warehouse environment. Counterfeit detection is sometimes performed by weighing the product with a simple scale. Other times counterfeit detection is done by track and trace methods, which tracks the transfers of the drugs, and on rare occasions by visual inspection. Our research has shown that some counterfeit drugs have weighed the same as valid drugs, some even come with falsified tracking documents, and many have passed visual inspection. Track and trace methods, which include pedigree laws, radio frequency inventory devices, bar codes, and taggants, have been deployed for a number of years and in some case legislated for pharmaceuticals. We face a competitive environment of selling into end users and either competing against for capital expense or in integrating with solutions for limited supply chain security budgets. As it relates to material screening, the XT250tm competes against laboratory testing services such as ADXRD and other laboratory grade equipment and on-site testing processes technologies such as Raman, Spectroscopy and Near Infrared Technologies (NIR). If there is a reason to suspect a drug is counterfeit, the sample may be shipped to a forensic laboratory for analysis. Highly trained personnel typically open and destructively test the suspect drug with one or more analytical instruments.

We are not aware of true competitors as it relates to the technology we license from Rutgers which allows for the real time, on-site molecular screening of materials and the authentication of products inside a unit-of-sale packaging without destruction or degradation of the tested material (“EDXRD”) however there is market competition as it relates to other technologies for material screening and anti-counterfeiting that prospective end users would utilize. Some of the companies that have employed these technologies include Siemens, Centice, Ahura and Valimed. These technologies either are limited to laboratories or do not utilize the penetration of

EDXRD and are limited to visual inspection of the material and destroy the testing sample. Because these solutions require access to the materials, it limits their deployment to either the manufacturing or the product dispensing process and makes them inferior within a comprehensive supply chain setting.

As it relates to anti-counterfeiting technologies, the XT250tm can in some cases compete against, end user budgets; RFID, Material Serialization, Pedigree, Marker or what is known as Track and Trace solutions. Some of the companies that market these solutions include Axway, SupplyScape and Aegate. These technologies basically are inventory management technologies that track products by overt or covert markers or transactional recording of the packaging on products. These technologies are very specific to a process and require all members of the supply chain to participate. There is usually high infrastructure, set up and ongoing supply costs to each member of the supply chain to remain effective. Track and Trace solutions are primarily inventory management tools that do not assure material safety or fraudulent acts from occurring. In many ways material screening through the use of the XT250tm enhances the capabilities of these solutions.

Regulation

In addition to federal, state, and local laws applicable to all corporations and employers in general, each state has its own requirements and registration process for x-ray equipment. Our organization is also governed by Food and Drug Administration, Drug Enforcement Agency, Environmental Protection Agency, and Department of Homeland Security regulations for handling and disposing of special materials. Our facility received a facility security clearance from the Department of Defense. Our Company possesses Drug Enforcement Agency Researcher licenses for Schedule I-V drugs. Our Company has received exemption letters for drug research purposes from the Florida Department of Health. In addition, each country also has its own requirements for our type of equipment, which our Company must abide by in order to ship into those countries.

The Federal Communications Commission (FCC), Underwriters Laboratories (UL), and Canadian Standards Association (CSA) have certified that the XT250tm product meets safety, health, environmental, and radiated emissions requirements. The costs for these certifications were included in the research and development spending for 2007 and 2008. Management believes that the XT250tm will be required to pass Restriction of Hazardous Substances (RoHS) directives required by the European community before the XT250tm is allowed to ship into those countries.

To date we have not incurred any costs associated with disposal of any hazardous materials. We continue to make efforts to recycle all hazardous materials and management hopes to continue this in the future. When and if disposal of hazardous materials is necessary, management anticipates that disposal companies specializing in the materials will be hired.

Employees

As of December 23, 2009, we had 12 full-time employees, eight of which are located at our Sebastian, Florida corporate office. Two employees in our sales and marketing department are located outside of Florida. We have five employees in management and five employees are in our operations and engineering departments. None of our employees is covered by a collective bargaining agreement. We believe we have a good relationship with our employees.

Property

Our operations are currently located at 10305 102nd Terrace, Suite 101, Sebastian, Florida 32958. We lease real property at this location, which is part of an industrial park, Liberty Office Park. Our lease commenced in 2007 and expires in 2012. We lease approximately 8,000 square feet, and currently utilize approximately 5,000 square feet. We share a 40,000 square foot facility with two other companies. We believe our current office space provides more than adequate space for our offices, engineering development area, demonstration area, and Drug Enforcement Agency secured laboratory. We believe our current 8,000 square feet is adequate for our current needs and provides expansion room for engineering to develop the next generation of systems. The adjacent 10,000 square feet will allow for long term expansion if we need additional engineering and operations space. We expect total rent expense to be approximately $107,000 under office leases for 2009.

Intellectual Property

XStream Systems has worldwide, exclusive licensing rights to U.S. Patent #6118850 (granted Sept. 12, 2000), “Analysis Methods for Energy Dispersive X-Ray Diffraction Patterns” pursuant to a licensing agreement with Rutgers.

Under the terms of the License Agreement, the minimum royalty payment for 2008 of $300,000 became due January 31, 2009. In addition, certain other payments became payable in 2009 under the License Agreement. We were unable to pay the required minimum royalty and have requested a modification to the License Agreement. While Rutgers has the right to terminate the License Agreement after certain notifications and cure periods have expired, Rutgers has indicated an interest in modifying the License Agreement and continuing the licensing arrangement. Final terms of the contract modifications are under review by Rutgers and will be presented to the Company’s Board of Directors for approval. The total amount due under the License Agreement as of September 30, 2009 was approximately $302,000.

We conduct business with trademarks of our XStream Systems logo, XT250tm Material Identification System, SECUREPHARMACHAINtm, and Beyond Pedigreetm. At this time, we have not applied for registration of these marks. Dr. William Mayo, the brother of our president Mr. Brian Mayo is one of the inventors of the patent. Dr. Mayo retired from a teaching position at Rutgers University in 2009.

Legal Proceedings

Other than as set forth below, we are not a party to any pending legal proceeding nor is our property the subject of a pending legal proceeding that is not in the ordinary course of business or otherwise material to the financial condition of our business.

On or about September 16, 2008, Kimball International, Inc. and Kimball Electronics, Inc. (“Kimball”) filed suit against us in U.S. District Court in Evansville, Indiana. Kimball filed three claims against us including a claim alleging we defaulted on a $2,000,000 loan provided by Kimball in favor of the Company, breach of a reserve capacity agreement and breach of a supplier agreement. We asserted counterclaims against Kimball for conversion, breach of contract and tortious interference with business relationship. On June 30, 2009, the District Court granted partial judgment in favor of Kimball in the amount of $2,000,000 against us. On December 23, 2009, we and Kimball entered into a settlement agreement (the “Agreement”). In connection with the Agreement we provided to Kimball an executed agreed judgment in favor of Kimball in the amount of $3,200,000 (the “Agreed Judgment”). We agreed to make payments to Kimball via wire transfer or certified funds as follows: (i) one (1) payment of $600,000 to be made on or before December 31, 2009; and (ii) one (1) final payment of $2,600,000 to be made on or before January 31, 2010. On or about the date of the Agreement, we provided to Kimball an executed Stipulation of Dismissal of our counterclaims against Kimball, with prejudice. Upon remittance of the final payment, we will take ownership of any remaining inventory, as well as any machinery, equipment, designs and tooling developed or purchased with the proceeds of the term loan at Kimball’s plant in Jasper, Indiana. Kimball agreed to retain possession of the machinery, equipment, designs and tooling developed or purchased with the proceeds of the term loan as well as the inventory. After we make the initial $600,000 payment to Kimball, the parties agreed to commence discussions to develop terms under which Kimball will continue manufacturing the Company’s product and have agreed to negotiate in good faith thereafter. In the event we timely remit payments as set forth in the Agreement, Kimball is required to destroy the Agreed Judgment and the parties will file in the action the Stipulation of Dismissal, with prejudice, of Kimball’s claims. On December 29, 2009, the Company made the initial payment of $600,000 to Kimball under the Agreement. If we are unable to comply with the final payment terms of the Agreement, Kimball will enter the Agreed Judgment against us in the amount of $3,200,000 and our results of operations will be adversely affected and we will be required to identify a new manufacturer for our XT250tm unit.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of our directors and executive officers, and their positions with us, as of December 23, 2009:

Name	Age	Position

James J. Lowrey(1)	70	Chairman of the Board and Chief Executive Officer

Joseph J. Melone(4)	78	Vice Chairman

Brian T. Mayo	52	President and Chief Technology Officer

Ash K. Chawla(7)	53	Director

Anthony Chidoni(1)(2)(3)(8)	57	Director, Secretary, Chief Operating Officer

Dennis H. Ferro(1)(5)	64	Director

Simon Irish(5)	40	Director

Robert E. Kennedy(2)(3)	67	Director

John R. (Reg) Murphy	75	Director

Philip A. Odeen(2)	73	Director

Dr. E. Darracott Vaughan, Jr.(6)	70	Director

Dr. Stuart L. Weinstein(6)	62	Director

Christie C. Butler	46	Chief Financial Officer and Treasurer

Alan Clock	46	Senior Vice President, Sales and Marketing

(1)	Member of our finance committee

(2)	Member of our audit committee

(3)	Member of our compensation committee

(4)	Member of our nominating and corporate governance committee

(5)	Member of our investor relations committee

(6)	Member of our medical advisory committee

(7)	Member of our global business development committee

(8)	Member of our executive committee

The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors and executive officers are as follows:

James J. Lowrey, Chairman of the Board and Chief Executive Officer

Mr. James J. Lowrey has served as chairman of the board of directors and chief executive officer since August 2009. Mr. Lowrey served as the co-chairman of the board from March 2009 through August 2009 and as chairman of the finance committee from March 2009 to October 2009. He has been a significant investor in XStream since 2007. From 1964 to 1978, Mr. Lowrey was employed with Salomon Brothers in New York, New York where he served as the partner-in-charge of banking, sales and trading of government and corporate tax exempt securities, and as a general partner at the time of his retirement in October 1978. During March 1979 he formed James J. Lowrey & Company, Inc. a financial advisory firm to corporations, governments and governmental entities. In 1980, Mr. Lowrey initiated the independent power industry through his formation of Catalyst Energy (“Catalyst”). Mr. Lowrey was instrumental in leading Catalyst through a number of purchases of developing projects and non-nuclear energy companies and served Catalyst as its chairman of the board and its chief executive officer. Catalyst became a public company in 1984, was listed on the New York Stock Exchange and later taken private in 1988. Mr. Lowrey retired again in 1989. In 1993 he co-founded Navarro Lowrey, Inc. a Palm Beach County, Florida based real estate development firm dealing in real estate in Colorado, Texas and Florida. The firm is managed by Mr. Frank Navarro and Ms. Jessica Lee Lowrey, Mr. Lowrey’s daughter. Ms. Lowrey earned her J.D./LL.M. and M.B.A. degrees from New York University and Columbia University, respectively.

Joseph J. Melone, Vice-Chairman

Mr. Joseph J. Melone has served on our board of directors since August 2009 and as our vice-chairman since October 2009. Mr. Melone has served as the chairman of our nominating and corporate governance committee since October 2009. He is the former president and chief executive officer of Equitable Companies, (now part of the AXA Group) and served in those positions from February 1996 to September 1997. Additionally, he served as chairman and chief executive officer of its principal insurance subsidiary, The Equitable Life Assurance Society of the United States from September 1992 to July 1997. Mr. Melone joined The Equitable Life Assurance Society of the United States in November, 1990 as president and chief operating officer and served in those positions until September 1992. Prior to that, he had been president of The Prudential Insurance Company of America from March 1984 to November 1990. Upon the formation of The Equitable Companies in 1992, Mr. Melone was elected president and chief operating officer and served in those positions until February 1996. Also, from September 1992 to July 1997, he served as chief executive officer of Equitable Life, and two years later he was elected chairman. In February 1996, Mr. Melone was named chief executive officer of The Equitable Companies and served in that position until July 1997. Mr. Melone co-authored the book Retirement Plans: 401(k)s, IRAs and Other Deferred Compensation Approaches (Pension Planning) which is currently in its 10th edition of publication. He is a former Huebner Foundation Fellow and was an Associate Professor of Insurance at The Wharton School of the University of Pennsylvania. He also served as Research Director at The American College before joining The Prudential. He is a Chartered Life Underwriter (CLU) and Chartered Financial Consultant (ChFC) from The American College, as well as Chartered Property and Casualty Underwriter (CPCU) from the American Institute of Chartered Property and Liability Underwriters.

Ash K. Chawla, Director

Mr. Ash Chawla has served on our board of directors since August 2009. Mr. Chawla has served as the chairman of our global business development committee since October 2009. Mr. Chawla has served as the founder and chief executive officer of PDM Healthcare, from 1991 to the present. PDM Healthcare is a resource management company providing group purchasing, supply chain management and delivery, business and clinical consulting, and educational services to healthcare facilities in the U.S. Under his leadership, PDM Healthcare has maintained its position as a major buying groups/supply chain management in the U.S. PDM Healthcare currently has business trading relationships with over multiple pharmaceutical, medical surgical supply, and ancillary product manufacturers that are listed in Fortune 1000. Additionally, from January 2004 to the present he has served as the chairman and chief executive officer of Avani International, which specializes in business development, product launches and marketing, consulting, distribution, and global conferencing for the bio-technology, life sciences, pharmaceutical, medical device, and cosmetic markets. Avani is instrumental in creating relations and distribution channels between manufacturers abroad with customers in the U.S. as well as introducing products from the U.S. to international markets, including India.

Anthony Chidoni, Director, Chief Operating Officer, and Secretary

Mr. Anthony Chidoni has served on our board of directors since April 2009. He commenced service as a member of our audit committee, as chairman of our compensation committee and as our corporate secretary in August 2009 and as our chief operating officer in October 2009. In addition, since October 2009, he has served as chairman of our executive committee and as a member of our finance committee. Mr. Chidoni has been the principal and owner of Lorelle Capital, a private hedge fund, since January 2004. From January 1990 to January 2004, he was the Managing Director of Private Client Business in the Los Angeles office of investment bank Credit Suisse First Boston, and its predecessor Donaldson Lufkin & Jenrette, where he had served in various positions for 21 years. Mr. Chidoni has served as a director of the public company Guess?, Inc. since November 2002 for which he also currently serves as the chairman of the audit committee.

Dennis H. Ferro, Director

Mr. Dennis H. Ferro has served on our board of directors since August 2009 and as chairman of our finance committee and co-chairman of our investor relations committee in October 2009. Mr. Ferro was president and chief executive officer of Evergreen Investment Management Company from September 2003 through December 2008. Mr. Ferro joined Evergreen Investments as its chief investment officer in 1999. Mr. Ferro has also served as a director of New York Marine & General Insurance Company and as chairman of their finance committee from March 2009 to the present. From 1999 through 2003 he also served as their chief investment officer. From 1994 through 1999, Mr. Ferro was executive vice president of Zurich Investment Management Ltd and head of international equity investments based in London. In 1995, Mr. Ferro was named as one of the top 100 mutual fund portfolio managers by Barron’s magazine. From 1991 through 1994, he was senior managing director of CIGNA International Investments and also served as chief investment officer for all non-U.S. investments. From 1988 through 1991, he served as the managing director for Asia for CIGNA Corporation based in Tokyo, Japan. From 1985 through 1988, Mr. Ferro served as president and managing director of Japan Bankers Trust Company Ltd based in Tokyo, Japan. From 1978 to 1985, he served as a founding director, president and chief investment officer for Bankers Trust Company of Florida. From 1970 to 1978, he served as vice president and portfolio manager of Banker’s Trust Company based in New York.

Simon Irish, Director

Mr. Simon Irish has served on our board of directors since August 2009 and as a co-chairman of our investor relations committee in October 2009. Mr. Irish is the former head of Man Global Strategies (“MGS”) in North America, an investment division of Man Group PLC where he provided services from October 2002 through January 2009. Man Group PLC is an investment business headquartered in the United Kingdom. At MGS, Mr. Irish established and grew a strategic investment program in hedge funds, which he operated for over six years. From October 2001 through October 2002, he held the position of director of U.S. business with FRM (Research) LLC, New York and held the position of senior vice president of FRM London from September 1999 through September 2001. From October 1995 through April 1999, Mr. Irish was a vice president of Credit Suisse Financial Products in London where he served as a quantitative analyst and as a trader in their Equity Derivatives Structuring and Trading Group.

Robert E. Kennedy, Director

Mr. Robert E. Kennedy has served on our board of directors since April 2007 and as a member of the Company’s audit committee since May 2007. In addition, Mr. Kennedy has served as the co-chairman of our audit committee since October 2009. Mr. Kennedy is a retired advertising industry executive with 33 years of experience. At the time of his retirement, Mr. Kennedy was the president and chief operating officer of Saatchi and Saatchi Advertising worldwide. Mr. Kennedy directed all of the company’s communications operations, notably the advertising subsidiaries and marketing services groups. Mr. Kennedy was also a member of Saatchi and Saatchi, Inc’s board of directors. Mr. Kennedy joined Dancer-Fitzgerald-Sample in 1961 and spent most of his career in agency finances. He served as controller and became chief financial officer in 1980. When Saatchi and Saatchi and DFS merged in 1987, Mr. Kennedy became its vice-chairman and chief financial officer. Mr. Kennedy served on numerous industry committees during his working career. In retirement he has been active in community organizations, most notably the VNA/Hospice of Vero Beach, the Environmental Learning Center of Vero Beach and Habitat for Humanity.

John R (Reg) Murphy, Director

Mr. John R. (Reg) Murphy has served on our board of directors since November 2009. Mr. Murphy is Vice Chairman of National Geographic Society, a position he has held since March 1998. From May 1996 until March 1998, Mr. Murphy was President and Chief Executive Officer of National Geographic Society. He is a trustee of Mercer University, a trustee and Chairman of the Board of the PNC Mutual Funds and Chairman of the Board of the PNC Alternative Fund. He currently serves as chairman of the Audit Committee of the Omnicom Group. Mr. Murphy is also a past president of the U.S. Golf Association. Mr. Murphy served as political editor and then Editor of The Atlanta Constitution in 1960-75, and later joined The San Francisco Examiner as Publisher and Editor in 1975-81. Mr. Murphy joined The Baltimore Sun as Publisher and Chief Executive Officer and served in these positions from 1981-88 and later served as chairman from 1988 through 1991. Mr. Murphy has authored or co-authored a number of books including Uncommon Sense, The Accomplishments of Griffin Bell; The Southern Strategy; and The Greatest Game. He has been awarded honorary doctorates by several universities, including Mercer, Utah State, Towson State and Loyola College, among others.

Philip A. Odeen, Director

Mr. Philip A. Odeen has served on our board of directors since July 2008. He commenced service as the chairman of our audit committee during August 2009. Mr. Odeen served as the chairman of AES Corporation since January 2008 and as non-executive chairman of Convergys Corporation since December 2007. He served as chairman of AVAYA from October 2006 to October 2007. He was chairman and acting chief executive officer of the Reynolds and Reynolds Company from July 2004 to February 2005 at which time he became non-executive chairman serving in that role until October 2006. He was also named chief executive officer of QinetiQ North America in October 2005 serving until June 2006. Previously, he had served as non-employee chairman and a director of TRW Inc. from February 2002 until December 2002. From 1998 to 2002 he held various leadership positions at TRW. Mr. Odeen joined TRW in 1997 when it acquired BDM International, Inc. where he had served as president, chief executive officer and director since 1992. Previously, Mr. Odeen was vice chairman, Management Consulting Services at Coopers & Lybrand after serving 13 years as managing partner of the firm’s public sector practice. Mr. Odeen served as a director of Northrop Grumman from May 2003 and May 2008. Mr. Odeen was appointed a member of the Defense Business Board (DBB) in 2008.

Dr. E. Darracott Vaughan, Jr., Director

Dr. E. Darracott Vaughan, Jr. has served on our board of directors since August 2009 and as co-chairman of our medical advisory committee in October 2009. Dr. Vaughan is a physician and surgeon specializing in urology. Since 2001, he has served as the James J. Colt Professor, Chairman Emeritus Weill Cornell University Medical Center in the Department of Urology. From 1993 through 2001, Dr. Vaughan served as the James J. Colt Professor of Urology, Chairman, at Cornell University Medical Center. He is the executive vice dean and senior associate dean for Clinical Affairs since 2005. Dr. Vaughan was president of the American Urological Association in 2001. Dr. Vaughan is the recipient of numerous academic awards and honors which includes most recently the 2008 John Coleman Award, Department of Urology Weill Cornell University Medical Center. Dr. Vaughan’s research interests include obstructive uropathy, prostaglandins, renal hemodynamics, benign prostatic hyperplasia, hypertension and adrenal disorders. Dr. Vaughan has authored and co-authored over 350 publications in the field of renal and urological medicine.

Stuart L. Weinstein, M.D., Director

Dr. Stuart L. Weinstein, has served on our board of directors since August 2009 and as co-chairman of our medical advisory committee in October 2009. Dr. Weinstein is the Ignacio V. Ponseti Chair and Professor of Orthopedic Surgery at The University of Iowa. He served as the president of the American Orthopaedic Association from 1997 to 1998; the American Board of Orthopaedic Surgery from 2000-2001 and The American Academy of Orthpaedic Surgeons from 2005-2006. He is a National Institutes of Health funded researcher. He has published more than 180 scientific articles in peer review journals on a wide variety of pediatric orthopaedic conditions. His research work has focused on spinal deformity in children, children’s hip and foot problems, and the natural history and long-term outcome of pediatric musculoskeletal conditions. He has edited three major textbooks including The Pediatric Spine: Principles and Practice; Lovell and Winter’s Pediatric Orthopaedics and Turek’s Orthopaedics. He has served as an Associate Editor and a member of the Board of Trustees of the Journal of Bone and Joint Surgery. Dr. Weinstein currently serves as chairman of doctors for Medical Liability Reform (DMLR), a Washington, DC based advocacy group, and chairman of the American Association of Orthopaedic Surgeons Political Action Committee. After interning in Internal Medicine at The University of California San Francisco, he returned to the University of Iowa for a residency in Orthopaedic Surgery. In 1976 he joined the faculty of the Department of Orthopaedic Surgery at The University of Iowa.

Executive Management

The following individuals serve as our executive officers.

Brian T. Mayo, President and Chief Technology Officer

Mr. Brian T. Mayo founded the Company in 2004. He is currently our president. Since July 2009, Mr. Mayo has also served as our chief technology officer. He has served as our chief executive officer from May 2004 to October 2007, as president from October 2007 to the present, and as our chief executive officer again from July 2008 to July 2009. Mr. Mayo was chairman of the board of directors from May 2004 to October 2007 and served as our director until November 2009. Mr. Mayo has 30 years experience in the electronics industry. Mr. Mayo was instrumental in several startup ventures including: Ardent Communications, which pioneered voice over the Internet and where he was the director of engineering from January 1997 to August 1997; and Ingenuity Designs, a company specializing in airport security solutions where he was founder, president and chief executive officer from September 2001 to May 2004. During his career, he enjoyed technical and management success at the following companies: Cisco Systems, where he was the director of engineering from August 1997 to September 2001; Nortel Networks (formerly Bay Networks) where he was the engineering director from July 1995 to January 1997; Ungermann-Bass Networks, where he was a corporate consulting engineer from May 1993 to July 1995; Digital Equipment Corporation, where he was the engineering manager from July 1987 to May 1993; Gould-Modicon, where he was program manager from April 1985 to July 1987; Teradyne, where he was hardware engineer from September 1978 to December 1980 and operations manager from December 1980 to April 1985; and Texas Instruments, where he was hardware engineer June 1977 to September 1977. Mr. Mayo has had involvement in the development of the communications industry’s first data network switch. Mr. Mayo has authored and co-authored a number of patents.

Christie C. Butler, Chief Financial Officer and Treasurer

Ms. Christie C. Butler, has served as our chief financial officer and treasurer since February 2008. Ms. Butler served as our secretary from May 2008 to August 2009. She previously served as our controller from March 2007 until February 2008. Ms. Butler has over 18 years of financial experience, including as vice president of finance with Fortune 250 companies KB Home from October 2004 through December 2006 and Pulte Homes from March 2001 through July 2004. She began her career as a Certified Public Accountant (CPA) with Arthur Andersen and performed financial statement audits and handled taxation matters for both publicly traded and privately held entities from August 1991 to February 1993. From February 1993 to April 1997, she was a senior tax manager with a regional accounting firm Vestal & Wiler, CPAs, working with private companies. From April 1997 to September 1999, Ms. Butler served as controller for a hedge fund and institutional money manager, Atlantic Portfolio Analytics & Management. She later served as controller for a publicly traded national defense contractor, ECC International Corp., from September 1999 to March 2001. Ms. Butler has expertise in the areas of strategic analysis, budgeting, forecasting, cash management, and risk management.

Alan Clock, Senior Vice President, Sales and Marketing

Mr. Alan Clock joined us in 2007. He currently serves as our senior vice president of sales and marketing. Mr. Clock has 23 years experience in the healthcare and pharmaceuticals industry. Mr. Clock has held senior level sales positions at: Active Health Management, an early pioneer in evidenced based disease management programs where he was senior vice president of sales from July 2006 to August 2007; nuvado, LLC, a pharmaceutical software and consulting company where he was executive vice president of business development and sales from July 2005 to July 2006; and AmerisourceBergen, one of the world’s largest pharmaceutical services companies where he was the corporate vice president of alternate care from November 1998 to July 2005. During his career, he enjoyed sales, business development and management success at the following companies: McKesson, where he was the vice president of national accounts from October 1995 to November 1998 and Cardinal Health (formerly Whitmire Distribution/Amfac Healthcare) where he served and was promoted through a variety of local, regional and national sales positions, eventually becoming corporate director of Hospital Services from May 1987 to October 1995. Mr. Clock was instrumental in the creation, development and success of the pharmaceutical distribution and service industry’s first alternate care vertical.

Other Key Employees

The following individuals are our key employees.

Patricia Ann Earl, Vice President of Business Development

Mrs. Patricia Ann Earl has served as our executive strategic consultant and vice president of business development since May 2008. Mrs. Earl is a long time pharmaceutical industry veteran and has been actively involved in the pharmaceutical wholesale distribution industry since joining AmerisourceBergen Corporation (“Bergen”), one of the nation’s largest pharmaceutical services companies serving the U.S., Canada and selected global markets in 1986. She held a variety of executive management positions at Bergen including vice president general manager from February 1998 to December 2000 and corporate vice president of strategic development from January 2001 to May 2005. While at Bergen, she directed the strategic and marketing initiatives for U.S. health systems, the largest Pharmacy Benefit Management (PBM) organizations, and alternate care providers. She played a significant role in the acquisition, strategic positioning, and implementation of the company’s pharmacy technologies, packaging and service offerings that enhanced medication safety in the pharmaceutical supply chain. Mrs. Earl was one of the founding members and was elected the co-chairman of the first Healthcare Distribution Management Association (“HDMA”) Collaborative Commerce Committee that promoted the advancement of collaborative e-commerce business solutions between the nation’s largest pharmaceutical distributors and manufacturers. HDMA is the national association representing primary, full-service healthcare distributors and is the vital link in the healthcare system, working to provide value, remove costs and develop innovative solutions. During her tenure, the technological solutions investigated by the group and recommended to the industry included various bar code track and trace technologies, radio-frequency identification devices (RFID) in cooperation with the MIT Auto-ID center, and e-pedigree solutions that met the requirements of Prescription Drug Marketing Act of 1987. From May 2005 until March 2008, she was vice president institutional marketing at H.D. Smith. Prior to her career in pharmaceutical distribution, Mrs. Earl had a successful career as an owner/principal, member of board of directors and served as chief operating officer from April 1978 to December 1986 for TP Communications, a privately-held corporation that acquired several broadcast radio stations. Subsequently those stations were acquired by Clear Channel Broadcasting Network. As a board member and corporate officer, she provided executive leadership, management oversight, and strategic direction to the sales, operations and financial functional areas.

Paul J. Micciche, Vice President of Engineering

Mr. Paul J. Micciche has served in the position of vice-president of engineering from November 2004 to the present. Mr. Micciche has over 24 years of experience in the high technology industry. Prior to his position at XStream Systems he was principal member of Technical Staff at Lucent Technologies from June 2000 through October 2004 where he managed development teams in the architecture, design, development and deployment of high throughput multi-service IP edge router platforms. At Ascend Communications, from 1999 to 2000, Mr. Micciche served as technical manager where he oversaw the architecture, design and development teams for high performance central processing units, internet physical layer cards and high speed backplanes. Ascend Communications was acquired by Lucent Technologies for $22.0 billion in 1999. From 1996 to 1999, Mr. Micciche served as an engineering manager for BayNetworks Inc. and was responsible for the architecture and design for data compression cards, FPGA control units and overall Ethernet router systems. BayNetworks was acquired by Nortel Networks in 1998 for over $9.0 billion. As a Senior Engineering at UB Networks from 1993 to 1996, Mr. Micciche was part of the development team that architected and designed several products including one of the industry’s first Ethernet concentration platforms, ATM Universal Network Interfaces and desk top switch products. Prior to these roles, Mr. Micciche worked for Draper Laboratories from 1985 to 1993 on U.S. Navy related defense programs and held a secret security clearance.

Advisory Board

Our advisory board offers counsel to our management on an informal basis concerning development of new technology, and strategic planning and partnering. We do not have contractual relationships with the members of our advisory board. Each member of our advisory board is eligible to receive an annual grant of 2,500 share-based incentive awards for advisory service.

Dr. Mohammed Abuelkhair.  Dr. Abuelkhair is the head of the pharma/medicine and medical products regulation section health authority in Abu Dhabi and the head of the drug and medical product department for the general authority of health services for the Emirates of Abu Dhabi.

Mark S. Butler.  Mr. Butler is the former executive vice president, chief administrative officer and general counsel to the public company Indevus Pharmaceuticals, Inc. which was acquired in March 2009 by Endo Pharmaceuticals, Inc.

Dr. Ronald B. Gaeta.  Dr. Gaeta is a veterinarian and a partner in Patterson Veterinary MRI an equine exclusive imaging center located in Patterson, New York and an owner of Dunbarton Equine, a three doctor equine exclusive sport horse medicine practice located in Brookfield, Connecticut. Dr. Gaeta serves as the equine consultant to the Bronx Zoo.

Dr. William Hamilton.  Dr. Hamilton is an orthopedic surgeon specializing in the foot and ankle related medical conditions of athletes and performing artists including ballet dancers. He has served as a clinical professor of orthopedic surgery at the College of Physicians & Surgeons, at Columbia University from July 1995 to the present.

Dr. James D. Henry.  Dr. Henry is a urologic surgeon and has served as the Chief of Urologic Surgery at Good Samaritan Hospital and Saint Mary’s Hospital in West Palm Beach, Florida. Dr. Henry is a co-founder of Jupiter Hospital in Jupiter, Florida.

John R. Kennedy.  Mr. Kennedy is the former president and chief executive officer of Federal Paper Board Company, Inc. He was employed with Federal Paper Board Company from 1952 in various management positions until his retirement in April 1996. Mr. Kennedy is past chairman of Georgetown University and is currently chairman emeritus. As past chairman for The East Hampton Healthcare Foundation, Inc., Mr. Kennedy now serves as one of its trustees. He is also vice chairman of the Indian River Memorial Hospital Foundation and a board member of the Riverside Theater.

Board of Directors and Corporate Governance

Our board of directors is responsible for establishing broad corporate policies and for overseeing our overall management. In addition to considering various matters which require board approval, the board provides advice and counsel to, and ultimately monitors the performance of, our senior management.

We established an Audit Committee and Compensation Committee in January 2005. In March 2009, we established a Finance Committee. In October 2009, we established a Nominating and Corporate Governance Committee. The charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available at our website, www.xstreamsystems.com. We believe Messrs. Kennedy, Odeen, Chawla, Ferro, Irish, Vaughan, and Weinstein are independent members of our board of directors, under NASDAQ’s independence standards. The audit, compensation and nominating and corporate governance committees are composed of at least one of these independent members. In accordance with NASDAQ phase-in rules for initial public offerings we anticipate that within one year of our expected listing on NASDAQ, each of the directors on the committees will be determined by the board to be “independent.”

The board, its committees and our management strive to perform and fulfill their respective duties and obligations in a responsible and ethical manner. We have adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, President, and Chief Financial Officer, as well as a Chief Accounting Officer and Controller if we employ persons in these positions in the future. In addition, we have adopted a Code of Conduct generally applicable to all of our employees. Upon request, we will provide to any person without charge a copy of our Code of Ethics or Code of Conduct. Any such request should be made to Christie C. Butler, Chief Financial Officer, XStream Systems, Inc., 10305 102nd Terrace, Suite 101, Sebastian, FL 32958.

Committees of the Board

Audit Committee.  The board has an Audit Committee comprised of three directors, Messrs. Philip A. Odeen (Co-Chairman), Anthony Chidoni and Robert E. Kennedy (Co-Chairman). Each member of the Audit Committee is independent as defined under NASDAQ’s listing standards, other than Mr. Chidoni. The board of directors has determined that Mr. Kennedy and Mr. Chidoni each qualify as an “audit committee financial expert.” The Audit Committee functions pursuant to a written charter, under which the committee has such powers as may be assigned to it by the board from time to time. The Audit Committee was established in January 2005. The Audit Committee is currently charged with, among other things:

•	discuss with management and our independent public accountants our annual audited financial statements, quarterly financial statements, earnings press releases, and financial information and earnings guidance provided to analysts and rating agencies, if any;

•	discuss with management and our independent public accountants our major financial risk exposures, the guidelines and policies by which risk assessment and management is undertaken, and the steps management has taken to monitor and control risk exposure;

•	appoint, retain, compensate, evaluate, and terminate our independent public accountants for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for us and oversight of such work;

•	pre-approve, or adopt procedures to pre-approve, all audit, audit related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent public accountants;

•	review, at least annually, the qualifications, performance, and independence of our independent public accountants, including to ensure the rotation of the lead audit partner at least every five years;

•	reviewing the integrity of our financial reporting process with our independent auditors and with our management and internal auditor, if any;

•	review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on our financial statements;

•	review with our independent auditors any audit problems or difficulties encountered and management’s response thereto;

•	discuss the scope of the annual audit and review the form of the opinion the independent auditor proposes to issue;

•	establish procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	review and approve all related party transactions and review and make recommendations to the board of directors, or approve, any contracts or other transactions with our current or former executive officers, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by us; and

•	review and reassess the adequacy of the Audit Committee Charter on an annual basis and recommend any changes to the board of directors.

Compensation Committee.  The board has a Compensation Committee comprised of two directors, Messrs. Anthony Chidoni (Chairman) and Robert E. Kennedy. Mr. Kennedy is independent as defined under NASDAQ’s listing standards. The Compensation Committee functions pursuant to a written charter, under which the committee has such powers as may be assigned to it by the board from time to time. The Compensation

Committee was established in January 2005. The Compensation Committee is currently charged with, among other things, assisting the board in:

•	review and recommend for approval by the independent directors of the board of directors, the total compensation package of the chief executive officer and other members of senior management and key employees for the upcoming year, at least on an annual basis;

•	discuss performance evaluation of the chief executive officer and recommend approval by the independent board of directors of bonus compensation and develop performance goals for the chief executive officer and other members of senior management for purposes of determining bonus compensation;

•	review market data to assess our competitive position for all components of compensation for the chief executive officer and senior management to ensure we are competitive with comparable public companies;

•	administer any plan, recommend to the board of directors the adoption of any amendments to a plan or modifying or canceling any existing grants under such plans; and review the sufficiency of the shares available for grant under the plans;

•	review and recommend director compensation, including cash payments, equity awards and other benefits;

•	retain consultants of its selection to advise it with respect to our salary and incentive compensation and benefits programs, and approve the consultants’ fees and other retention terms;

•	review and reassess the adequacy of the Compensation Committee Charter annually and recommend any proposed changes to the board of directors for approval; and

•	perform such other functions as necessary and appropriate under law, the rules of NASDAQ (or other exchange or interdealer electronic quotation service which rules may be applicable to us), our amended and restated certificate of incorporation or amended and restated by-laws and the resolutions and other directives of the board of directors.

In general, the Compensation Committee formulates and recommends compensation policies for board approval, oversees and implements these board-approved policies, and keeps the board apprised of its activities on a regular basis. In addition, the Compensation Committee develops criteria to assist the board’s assessment of the Chief Executive Officer’s leadership of our Company.

Nominating and Corporate Governance Committee.  The board has a Nominating and Corporate Governance Committee comprised of two directors, Messrs. Robert E. Kennedy (Chairman) and Mr. James J. Lowrey. Mr. Kennedy is independent as defined under NASDAQ’s listing standards. The Nominating and Corporate Governance Committee functions pursuant to a written charter, under which the committee has such powers as may be assigned to it by the board from time to time. The Nominating and Corporate Governance Committee was established in October 2009. The Nominating and Corporate Governance Committee is currently charged with, among other things, assisting the board in:

•	selecting or recommending to the board for selection, the individuals to stand for election as directors at the annual meeting of stockholders;

•	overseeing the selection and composition of committees of the board and, as applicable, oversee management continuity planning processes;

•	identifying individuals believed to be qualified as candidates to serve on the board and select, or recommend that the board select, the candidates for all directorships to be filled by the board or by the stockholders at an annual or special meeting;

•	reviewing and making recommendations to the full board, or determine, whether members of the board should stand for re-election and consider matters relating to the retirement of board members, including term limits or age caps;

•	if applicable, in the case of a director nominated to fill a vacancy on the board due to an increase in the size of the board, recommend to the board the class of directors in which the director-nominee should serve;

•	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	considering questions of independence and possible conflicts of interest of members of the board and executive officers;

•	reviewing and making recommendations, as the committee deems appropriate, regarding the composition and size of the board in order to ensure the board has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds; and

•	overseeing the evaluation, at least annually, and as circumstances otherwise dictate, of the board and management.

Finance Committee.  The board has a Finance Committee comprised of Messrs. Dennis H. Ferro (Chairman) and James J. Lowrey. The Finance Committee does not have a written charter. The Finance Committee was established in March 2009. This committee is currently charged with, among other things, assisting the board in:

•	formulation of policies relating to the our cash flow, cash management and working capital, stockholder dividends and distributions, share repurchases and investments;

•	adjustments to our capital structure;

•	capital and debt issuances;

•	financial strategies;

•	working capital and cash flow management;

•	policies for managing interest rate and investment risk;

•	the financial aspects of insurance and risk management;

•	tax planning and compliance;

•	proposed mergers, acquisitions, divestitures and strategic investments; and

•	other transactions or financial issues that management desires to have reviewed by the Finance Committee.

Additionally, the finance committee reports periodically to the full board on our insurance and risk management programs.

The board of directors has additional standing committees including the executive committee, the investor relations committee, the medical advisory committee and the global business development committee.

Director Compensation for the Year Ended December 31, 2008

All directors are entitled to receive compensation for their services. In February 2008, a resolution was passed by the Compensation Committee granting directors the following annual compensation package:

•	Grant of stock options to purchase 7,500 shares of our common stock pursuant to our Amended and Restated 2004 Stock Option Plan; and

•	Grant of stock options to purchase 1,875 shares of our common stock for committee service.

The following table summarizes the compensation of each member of our board of directors in 2008.

		Fees Earned or		Option	All Other
		Paid in Cash	Stock Awards	Awards	Compensation	Total
Name(1)	Year	($)	($)	($)(2)	($)	($)

Robert E. Kennedy(3)	2008	—	—	11,250
				$4,149		$4,149
Philip A. Odeen(4)	2008	—	—	3,280
		—	—	$1,210		$1,210

(1)	Brian T. Mayo, our president and chief technology officer, is a named executive officer and did not receive any compensation during the fiscal year ended December 31, 2008 for serving on our board of directors. Mr. James J. Lowrey, our chairman and chief executive officer joined the board of directors in March 2009 and did not receive any compensation during the fiscal year ended December 31, 2008 for board service.

(2)	The determination of value of option awards is based upon the Black-Scholes Option pricing model the details and assumptions of which are set out in our financial statements included in this prospectus. The amount reported above is the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R. The amounts represent annual amortization of fair value of stock options granted to the named director.

(3)	As of December 31, 2008, Mr. Kennedy held an aggregate of 13,500 option awards.

(4)	As of December 31, 2008, Mr. Odeen held an aggregate of 3,280 option awards.

(5)	The directors Messrs. Chidoni, Chawla, Irish, Ferro, Melone, and Drs. Vaughan and Weinstein commenced service on our board of directors during August 2009 and are therefore not included in the table.

Executive Compensation

Compensation Discussion and Analysis

Compensation Philosophy and Design: Our compensation philosophy is to provide our executive officers listed in the summary compensation table with compensation packages that attract, retain, reward and motivate them. Therefore, our board of directors and our compensation committee generally construct compensation packages that take into account those of executive officers with similar positions in comparable companies, linking the performance of the Company and individual performance and designed to align the interests of the executive officers with those of our stockholders. Our compensation philosophy is also designed to reinforce a sense of ownership in the Company, urgency with respect to meeting deadlines and overall entrepreneurial spirit and to link rewards to measurable corporate performance metrics.

While the board of directors and compensation committee seek to provide compensation packages that are competitive within our markets and the technology industry, in general, it does not utilize an established peer group in our industry and does not set compensation levels based on any predetermined benchmarks for total compensation or any individual element of compensation. The compensation committee reviews our performance on a regular basis using a variety of financial and non-financial metrics. These metrics include, but are not limited to, net sales, gross margin, sales and marketing expenses, personnel costs, accounts receivable and accounts payable aging, liquidity and cash resources. Management compares actual results against goals and budgets to take appropriate actions in order to improve performance.

Certain compensation adjustments are made pursuant to each executive officer’s employment terms established at the time he or she is hired. The executive officers Brian T. Mayo and Christie Butler are the only executive officers with whom we have employment agreements. We established the salary levels included in the employment agreements by surveying companies within the technology industry including current compensation data based upon organization size, industry and geographic location.

The terms of such employment agreements are described in the “Employment Agreements” section below.

Elements of Compensation: Our compensation packages for executive officers consist of cash salaries, long-term incentive awards in the form of stock option and restricted stock grants.

Salary:  Base salaries are set initially upon hire based predominantly on available market data and are adjusted based on market trends, our overall performance, individual contributions to our performance, and our available cash to a lesser extent. We also take into consideration the scope of our officers’ respective responsibilities. In reviewing base salaries, we also consider several other factors, including cost of living increases, and levels of responsibility.

Long-term Incentives:  Executive officers may be granted stock options and other awards to purchase our common stock under our 2004 Plan and 2009 Plan, typically with time vesting requirements, as a way to align the interests of the executive officers with those of our stockholders. We believe that our long-term performance is aided by a culture that encourages superior performance by our executive officers, and that equity awards encourage and will appropriately reward such superior performance.

The following table sets forth information concerning the annual and long-term compensation of our Chief Executive Officer and the other named executive officers, for services as executive officers for the last two fiscal years.

Summary Compensation Table

					All
					Other
Name and Principal	Fiscal	Salary	Option Award(s)		Compensation		Total
Position	Year	($)	($) (8)		($)		($)

James J. Lowrey(1)	2008	—	—		—		—
Chairman of the Board and Chief Executive Officer	2007	—	—		—		—
Brian T. Mayo(2)(3)	2008	$221,546	$32,354	(2)	$120	(7)	$254,020
President and Chief Technology Officer	2007	$119,209	$41,890	(3)	$120	(7)	$161,219
Christie C. Butler(4)(5)	2008	$84,749	$3,984	(4)	$120	(7)	$88,853
Chief Financial Officer	2007	$61,398	$2,450	(5)	$120	(7)	$63,968
Alan D. Clock(6)	2008	$168,009	$2,071	(6)	$120	(7)	$170,200
Senior Vice President of Sales and Marketing	2007	$34,006	$8,918	(6)	$120	(7)	$43,044

(1)	Mr. Lowrey was appointed chief executive officer in August 2009 and did not receive any compensation as our executive officer during the fiscal years ended December 31, 2007 and December 31, 2008.

(2)	Includes an incentive stock option granted on February 7, 2008 for 3,500 shares of common stock at an exercise price of $0.69 per share, as a merit award in exchange for services rendered; an incentive stock option granted on March 12, 2008, for 45,115 shares of common stock at an exercise price of $0.69, as additional compensation to defer a portion of his salary of $112,789; an incentive stock option granted on March 31, 2008 for 13,730 shares of common stock at an exercise price of $0.69 per share, as additional compensation to defer a portion of his salary of $34,327; and an incentive stock option granted on June 30, 2008, for 7,846 shares of common stock, on September 30, 2008 for 17,653 shares of common stock, and on December 31, 2008, for 11,769 shares of common stock, all at an exercise price of $0.69, as additional compensation to defer a portion of his salary in the aggregate amount of $93,173.

(3)	Includes a non-qualified stock option granted on January 30, 2007 for 18,859 shares of common stock at an exercise price of $3.80 per share, as additional compensation to defer a portion of his salary of $94,295; a non-qualified stock option granted on March 4, 2007 for 2 shares of common stock at an exercise price of $4.18; an incentive stock option granted on April 4, 2007, for 5,000 shares of common stock at an exercise price of $4.18, as a merit award in exchange for services rendered; an incentive stock option granted on June 14, 2007 for 1,000 shares of common stock at an exercise price of $4.18 per share, as a merit award in exchange for services rendered; a non-qualified stock option granted on June 8, 2007 for 40,000 shares of common stock at an exercise price of $4.18 per share, in exchange for deferred salary of $100,000.

(4)	Includes grants on each of February 1 and February 7, 2008 consisting of 26,750 and 1,300 non-qualified stock options, exercisable at $0.69, in connection with her employment as the Chief Financial Officer and a merit bonus, respectively.

(5)	Includes grants on each of March 26 and December 12, 2007 consisting of 3,000 and 700 non-qualified stock options, exercisable at $3.80 in connection with her employment with us as Controller and a merit bonus, respectively.

(6)	Includes an incentive stock option granted on October 8, 2007 for 16,000 shares of common stock at an exercise price of $3.80 per share in connection with his employment with us as Senior Vice President of Sales and Marketing.

(7)	This amount includes a premium payment of $120 for a life insurance policy with payable benefits of $25,000.

(8)	The amounts in this column reflect the amounts we recorded under SFAS No. 123(R) as stock-based compensation in our financial statements for the applicable year in connection with options we granted in that year and in prior years, adjusted to disregard the effects of any estimate of forfeitures related to service-based vesting but assuming, instead, that the executive will perform the requisite service for the award to vest in full. The assumptions we used in valuing options are described under the caption “Stock-Based Compensation” in Note 7 to our financial statements included in this prospectus.

Employment and Severance Agreements

We have entered into the agreements set forth below with the following executive officers Mr. Brian T. Mayo, Ms. Christie C. Butler and key employee Mr. Paul J. Micciche.

Brian T. Mayo Employment Agreement

We entered into an employment agreement with Mr. Mayo on November 1, 2006 whereby Mr. Mayo agreed to serve as our president and chief executive officer. The agreement terms provide for automatic annual renewal. Under the terms of the agreement Mr. Mayo’s base annual salary is $255,000, and he is entitled to receive an annual performance bonus in accordance with our annual bonus program. The base salary is reviewed each year by the board and it may in its discretion elect to increase the base salary at any time. Subject to certain conditions, Mr. Mayo is entitled to receive certain benefits under the agreement including health insurance, disability insurance, life insurance and paid vacation of not less than four weeks per year. The terms of the agreement additionally provide that we will maintain a directors’ and officers’ liability insurance policy covering Mr. Mayo in an amount of no less than $1,000,000. If Mr. Mayo’s employment is terminated by us without cause or by Mr. Mayo for good reason, Mr. Mayo will be entitled to receive a severance payment equal to all of the base salary, annual bonus, stock options, business expenses and benefits which are due, have accrued, or will otherwise become due or accrue through the end of the term of the agreement, or six months, whichever is the greater amount of time. If Mr. Mayo’s employment is terminated by Mr. Mayo without “good reason,” Mr. Mayo will be entitled to receive a severance payment of all base salary, annual bonus (if already awarded), stock options, business expenses and benefits which are due and accrued through the date of termination. If Mr. Mayo’s employment is terminated by us for cause, Mr. Mayo will be entitled to receive a severance payment of all base salary, annual bonus (if already awarded), stock options, business expenses and benefits which are due and accrued through the effective date of termination. For purposes of the agreement, cause is defined as Mr. Mayo’s conviction of a felony or of any crime involving moral turpitude, and/or being found guilty or otherwise pleading guilty to willful gross neglect or willful gross misconduct in performing his duties. If Mr. Mayo’s employment is terminated by Mr. Mayo by reason of Mr. Mayo’s death, his estate shall be entitled to receive all base salary, annual bonus (if already awarded), stock options, business expenses and benefits which are due and accrued through the date of death.

In the event of Mr. Mayo’s termination upon a change of control as defined in the agreement, subject to certain conditions, he will be entitled to receive all base salary, annual bonus (if already awarded), stock options, business expenses and benefits which are due or otherwise become due or accrue for a period of six months. Prior to the effective date of the change of control, 25% of the stock options granted to Mr. Mayo will vest and be exercisable by Mr. Mayo for a period of one year following the effective date of termination of his employment.

The agreement provides that Mr. Mayo is not permitted during the term and for 12 months after the effective date of the expiration or termination of the term of the agreement, to solicit any employees, agents and other business contacts of ours to terminate or modify their relationship with or compete against us or conduct business activities in competition with us.

The agreement provides that the results of Mr. Mayo’s employment under the agreement, including any works of authorship resulting from the performance of his duties during his employment with us and any works in progress are works-made-for-hire for the benefit of us and we are the sole owner of the work.

During October 2009, we entered into a verbal agreement with Mr. Mayo to temporarily reduce his salary to approximately $63,750 in connection with salary reductions implemented for certain executive officers and key employees of the Company. Mr. Mayo delivered a demand letter to our management, dated November 16, 2009, alleging our breach of his executive employment agreement. Mr. Mayo claims in the demand letter his base salary was reduced in violation of his executive employment agreement from $255,000 per year to approximately $63,750. Mr. Mayo requested restoration of his salary to $255,000 per year and payment of his base salary since the date his salary was reduced. As of the date of this registration statement, a litigation proceeding has not been filed with respect to this matter. Management of the Company believes the claims in the demand letter are without merit and is attempting to resolve the matter amicably with Mr. Mayo.

Christie C. Butler Employment Agreement

We entered into an employment agreement with Ms. Butler effective August 15, 2009 whereby Ms. Butler agreed to serve as our chief financial officer. The agreement terms provide for automatic annual renewal, unless either party notifies the other not later than 90 days prior to the then expiration date that such party does not intend for the employment period to automatically extend. Under the terms of the agreement, Ms. Butler’s base annual salary is currently $140,000, and she is entitled to receive an annual performance bonus in accordance with our annual bonus program. The base salary is reviewed each year by the board and it may in its discretion elect to increase the base salary at any time. Subject to certain conditions, Ms. Butler is entitled to receive certain benefits under the agreement including health insurance, disability insurance, life insurance and paid vacation of not less than three weeks per year. The terms of the agreement additionally provide that we will maintain a directors’ and officers’ liability insurance policy covering Ms. Butler in an amount of no less than $1,000,000 dollars.

If Ms. Butler’s employment is terminated by us without cause or by Ms. Butler for good reason, Ms. Butler will be entitled to receive a severance payment equal to all of the base salary, annual bonus, stock options, business expenses and benefits which are due, have accrued, or will otherwise become due or accrue through the end of the term of the agreement, or six months, whichever is the greater amount of time. Ms. Butler’s employment may be terminated by Ms. Butler without “good reason” upon at least 60 days prior written notice to us. Upon such termination by Ms. Butler, Ms. Butler will be entitled to receive a severance payment of all base salary, annual bonus (if already awarded), stock options, business expenses and benefits which are due and accrued through the date of termination. We may terminate Ms. Butler’s employment at any time for cause. Upon such termination by us, Ms. Butler will be entitled to receive a severance payment of all base salary, annual bonus (if already awarded), stock options, business expenses and benefits which are due and accrued through the effective date of termination. If Ms. Butler’s employment is terminated by Ms. Butler by reason of her death, her estate shall be entitled to receive all base salary, annual bonus (based on the assumption that all criteria for such annual bonus were achieved), stock options, business expenses and benefits which are due and accrued through the date of death. In the event of Ms. Butler’s termination upon a change of control as defined in the agreement, subject to certain conditions, she will be entitled to receive all base salary, annual bonus (if already awarded), stock options, business expenses and benefits which are due or otherwise become due or accrue for a period of six months.

The agreement provides that Ms. Butler is not permitted during the term and for 12 months after the effective date of the expiration or termination of the term of the agreement, to solicit any employees, agents and other business contacts of ours to terminate or modify their relationship with or compete against us or conduct business activities in competition with us.

The agreement provides that the results of Ms. Butler’s employment under the agreement, including any works of authorship resulting from the performance of her duties during her employment with us and any works in progress are works-made-for-hire for the benefit of us and we are the sole owner of the work. The agreement also provides that we will indemnify and hold harmless Ms. Butler in the event she is made a party, or is threatened to be made a party, to any action, suit or proceeding, by reason of the fact that she is an officer or employee of ours to the fullest extent legally permitted by our certificate of incorporation, by-laws, or resolutions of the board or if greater, by the laws of the State of Florida.

During October 2009, we entered into a verbal agreement with Ms. Butler to temporarily reduce her salary to $70,000 per year in connection with salary reductions implemented for certain executive officers and key employees of the Company.

Paul J. Micciche Employment Agreement

We entered into an employment agreement with Mr. Micciche on November 1, 2006 whereby Mr. Micciche agreed to serve as our vice president of engineering. The agreement terms provide for automatic annual renewal. Under the terms of the agreement Mr. Micciche’s base annual salary is currently $125,640, and he is entitled to receive an annual performance bonus in accordance with our annual bonus program. The base salary is reviewed each year by the board and it may in its discretion elect to increase the base salary at any time. Subject to certain conditions, Mr. Micciche is entitled to receive certain benefits under the agreement including health insurance, disability insurance, life insurance and paid vacation of not less than four weeks per year. If Mr. Micciche’s employment is terminated by us without cause or by Mr. Micciche for good reason, Mr. Micciche will be entitled to receive a severance payment equal to all of the base salary, annual bonus, stock options, business expenses and benefits which are due, have accrued, or will otherwise become due or accrue through the end of the term of the agreement, or six months, whichever is the greater amount of time. If Mr. Micciche’s employment is terminated by Mr. Micciche without “good reason,” he will be entitled to receive a severance payment of all base salary, annual bonus (if already awarded), stock options, business expenses and benefits which are due and accrued through the date of termination. If Mr. Micciche’s employment is terminated by us for cause, Mr. Micciche will be entitled to receive a severance payment of all base salary, annual bonus (if already awarded), stock options, business expenses and benefits which are due and accrued through the effective date of termination. If Mr. Micciche’s employment is terminated by Mr. Micciche by reason of Mr. Micciche’s death, his estate shall be entitled to receive all base salary, annual bonus (if already awarded), stock options, business expenses and benefits which are due and accrued through the date of death.

In the event of Mr. Micciche’s termination upon a change of control as defined in the agreement and subject to certain conditions, he will be entitled to receive all base salary, annual bonus (if already awarded), stock options, business expenses and benefits which are due or otherwise become due or accrue for a period of six months. Prior to the effective date of the change of control, 25% of the stock options granted to Mr. Micciche will vest and be exercisable by Mr. Micciche for a period of one year following the effective date of termination of his employment.

The agreement provides that Mr. Micciche is not permitted during the term and for 12 months after the effective date of the expiration or termination of the term of the agreement, to solicit any employees, agents and other business contacts of ours to terminate or modify their relationship with or compete against us or conduct business activities in competition with us.

The agreement provides that the results of Mr. Micciche’s employment under the agreement, including any works of authorship resulting from the performance of his duties during his employment with us and any works in progress are works-made-for-hire for the benefit of us and we are the sole owner of the work.

Outstanding Equity Awards at 2008 Fiscal Year End

The following table lists all outstanding equity awards held by our named executive officers as of December 31, 2008.

		Equity Incentive
	Number of	Plan Awards:
	Securities	Number of
	Underlying	Securities
	Unexercised	Underlying
	Options	Unexercised		Exercise	Option
Name	Exercisable(1)	Unearned Options(1)		Price Option	Expiration Date

James J. Lowrey	26,316	0		$3.80	7/14/2016
	45,000	0		$3.80	5/1/2017
	342,000	0		$3.00	8/14/2018
Brian T. Mayo	60,000	0		$0.11	5/26/2009
	5,000	0		$0.11	5/26/2009
	350	0		$2.57	4/26/2010
	1	0		$2.57	3/3/2011
	18,824	0		$2.34	4/22/2016
	4,218	3,282		$2.57	9/7/2011
	18,859	0		$3.80	1/30/2017
	2	0		$4.18	3/3/2012
	2,083	2,917		$4.18	4/3/2012
	18,912	0		$4.18	6/7/2012
	21,088	0		$4.18	6/7/2012
	1,000	0		$4.18	6/13/2012
	0	3,500	(2)	$0.69	2/7/2018
	45,115	0		$0.69	3/12/2018
	13,730	0		$0.69	3/31/2018
	7,846	0		$0.69	6/30/2018
	17,653	0		$0.69	9/30/2018
	11,769	0		$0.69	12/31/2018
Christie C. Butler	1,312	1,688		$3.80	3/25/2017
	700	0		$3.80	12/11/2017
	0	26,750	(3)	$0.69	2/1/2018
	0	1,300	(4)	$0.69	2/7/2018
Alan D. Clock	4,666	11,334		$3.80	10/7/2017

(1)	Except as noted above, all un-exercisable options vest in the following manner: 25% on the first anniversary of the grant date and monthly thereafter at the rate of 1/36 per month on the monthly anniversary of the grant date for a period of three years.

(2)	875 options vest on February 7, 2009, with the remaining options vesting in equal monthly increments thereafter for a period of 36 months.

(3)	6,687 options vest on February 1, 2009, with the remaining options vesting in equal monthly increments thereafter for a period of 36 months.

(4)	325 options vest on February 7, 2009, with the remaining options vesting in equal monthly increments thereafter for a period of 36 months.

2004 Stock Option Plan

On May 27, 2004, our board of directors and sole stockholder as of that date adopted a stock option plan (the “2004 Stock Option Plan”). Pursuant to this plan, which expires on May 27, 2014, incentive stock options or non-qualified options to purchase an aggregate of 2,600,000 shares of common stock may be issued, as adjusted. The plan may be administered by our board of directors or by a committee to which administration of the plan, or part of the plan, may be delegated by our board of directors. Options granted under this plan are not generally transferable by the optionee except by the optionee’s will or by the laws of descent and distribution or to optionee’s Immediate

Family (as defined hereafter) or a trust for the benefit of optionee’s Immediate Family. “Immediate Family” as used in the 2004 Stock Option Plan means spouse, lineal descendant or antecedent, father, mother, brother or sister. In such case, the transferee or other recipient will receive and hold the option so transferred subject to the provisions of the 2004 Stock Option Plan and the respective optionee’s option agreement, except that the permitted transferee of the option will not be subject to the requirement of the original optionee to provide services to us. All options granted under the 2004 Stock Option Plan become exercisable at such times and in such installments (which may be cumulative) as the committee shall provide in the terms of each individual option agreement. All vested options and options that have become exercisable from time to time may be exercised in whole or in part in accordance with the terms of the applicable option agreement; provided, however, that the committee shall be authorized to require that any partial exercise be with respect to a minimum number of shares of common stock. Subject to the provision for permitted transferees of the options, to the extent that options are vested, they must be exercised within a maximum of three months of the end of the optionee’s status as an employee, director or consultant, or within a maximum of 12 months after such optionee’s termination or by death or disability, but in no event later than the expiration of the option term. The exercise price of all stock options granted under the plan will be determined by our board of directors or designated committee. No options may be granted under the 2004 Stock Option Plan after March 1, 2014, but options granted on or before that date may be exercised according to the terms of their respective option agreements and shall continue to be governed by and interpreted consistent with the terms of the 2004 Stock Option Plan. To date, we have 1,952,026 options outstanding under the Plan.

The following grants to executive officers under the Plan were outstanding on December 23, 2009: James J. Lowrey — 413,316 grants at a weighted exercise price of $3.14; Brian Mayo — 269, 418 grants at a weighted exercise price of $1.67; Christie Butler — 90,251 grants at a weighted exercise price of $0.82; and Alan Clock — 138,000 grants at a weighted average exercise price of $1.05.

2009 Long Term Incentive Compensation Plan

On August 14, 2009, our board of directors adopted a stock incentive plan (the “2009 Incentive Compensation Plan” or “2009 Plan”). Pursuant to this plan, incentive stock options, non-qualified options, restricted stock awards, deferred stock awards, bonus stock and awards in lieu of obligations, dividends equivalents, performance awards and other stock based awards to purchase an aggregate of 5,000,000 shares of common stock may be issued, as adjusted. The 2009 Plan will be administered by a committee designated by the board of directors to administer the 2009 Plan except to the extent that our board of directors elects to administer the plan, in which case the 2009 Plan shall be administered by only those members of the board of directors who are independent members of the board.

The 2009 Incentive Compensation Plan became effective upon the approval by the board of directors and by our stockholders eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act of 1934, as amended (“Exchange Act”) (if applicable), applicable requirements under the rules of any stock exchange or automated quotation system on which the shares may be listed or quoted, and other laws, regulations, and obligations of the Company applicable to the plan, and the subsequent approval by any other securityholders of the Company which may be required to approve the plan. The 2009 Incentive Compensation Plan will terminate at the earliest of (i) such time as no shares remain available for issuance under the plan, (ii) termination of the plan by the board of directors, or (iii) the tenth anniversary of the Stockholder Approval Date. Awards outstanding upon expiration of the 2009 Plan shall remain in effect until they have been exercised or terminated, or have expired.

No award or other right or interest granted under the 2009 Plan may be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such participant to any party, or assigned or transferred by such participant otherwise than by will or the laws of descent and distribution or to a beneficiary upon the death of a participant, and such awards or rights that may be exercisable shall be exercised during the lifetime of the participant only by the participant or his or her guardian or legal representative, except that awards and other rights may be transferred to one or more beneficiaries or other transferees during the lifetime of the participant, and may be exercised by such transferees in accordance with the terms of the award, but only if and to the extent such transfers are permitted by the committee pursuant to the express terms of an award agreement (subject to any terms and conditions which the committee may impose thereon). A beneficiary, transferee, or other person claiming any rights under the 2009 Plan from or through any participant will be subject to all terms and conditions of the 2009

Plan and any award agreement applicable to such participant, except as otherwise determined by the committee, and to any additional terms and conditions deemed necessary or appropriate by the committee.

The exercise price per share purchasable under an option granted under the 2009 Plan will be determined by the committee, provided that an exercise price may not be less than 100% of the fair market value of a share on the date of grant of the option and shall not, in any event, be less than the par value of a share on the date of grant of the option. The committee may impose on any award or the exercise thereof, at the date of grant or thereafter, additional terms and conditions, not inconsistent with the provisions of the 2009 Plan, as the committee may determine, including terms requiring forfeiture of awards in the event of termination of the participant’s continuous service and terms permitting a participant to make elections relating to his or her award.

To date, there are 1,000,000 incentive awards outstanding under the 2009 Plan. On October 29, 2009, the board approved the issuance to our chairman and chief executive officer, James J. Lowrey, of 1,000,000 shares of vested common stock at a fair value of $0.69 per share for services rendered to the Company.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the number of shares of our common stock beneficially owned on December 23, 2009, and as adjusted to reflect the sale of the shares of common stock offered by this prospectus, by:

•	each of our executive officers,

•	each of our directors,

•	all of our directors and executive officers as a group, and

•	each person who is known by us to beneficially own 5% or more of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock which may be acquired upon conversion of preferred stock or exercise of stock options or warrants which are currently exercisable or convertible or which become exercisable or convertible within 60 days after the date indicated in the table are deemed beneficially owned by the optionees or warrant holders. Subject to any applicable community property laws, the persons or entities named in the table below have sole voting and investment power with respect to all shares indicated as beneficially owned by them.

Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Unless otherwise indicated, the address of the beneficial owner is c/o XStream Systems, Inc., 10305 102nd Terrace, Suite 101, Sebastian, FL 32958.

		Percentage of Shares
		Beneficially Owned(1)
	Number of Shares	Before this	After this
Name and Address of Beneficial Owner	Beneficially Owned	Offering (%)	Offering (%)

Principal Stockholders:
Mayo Family Revocable Trust(2)	708,106	22.0%	7.7%
Dr. William E. Mayo(3)	496,000	17.7%	5.6%
James J. Lowrey 2009 Irrevocable Trust(4)	413,316	12.9%	4.5%
HLG, LLC(5)	259,914	8.5%	3.0%
Thomas W. Cook(6)	217,873	7.4%	2.5%
Management:
James J. Lowrey(7)	1,813,160	50.3%	20.6%
Joseph J. Melone(8)	91,227	3.2%	1.0%
Anthony Chidoni(9)	138,331	4.7%	1.6%
Robert E. Kennedy(10)	70,132	2.4%	*
Brian T. Mayo(11)	1,047,029	29.9%	11.1%
Phillip A. Odeen(12)	49,771	1.8%	*
Ash K. Chawla	—	*	*
Simon Irish(13)	100,000	3.5%	1.1%
Dennis H. Ferro(14)	16,666	*	*
Dr. E. Darracott Vaughan, Jr.(15)	10,000	*	*
Dr. Stuart Weinstein	—	*	*
John R. (Reg) Murphy	—	*	*
Christie C. Butler(16)	78,468	2.7%	*
Alan Clock(17)	131,333	4.5%	1.5%
All directors and executive officers as a group (14 persons)	3,546,117	71.0%	36.5%

*	Represents less than 1% of outstanding common stock or voting power.

(1)	Applicable percentage ownership is based on 2,792,404 shares of common stock outstanding as of December 23, 2009. The shares of Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock are all convertible on the effective date of the registration statement into shares of common stock on a one-for-one basis.

(2)	The securities are also included in the beneficial ownership calculation for Mr. Brian T. Mayo. Mr. Mayo and his spouse are each trustees of the trust and each may exercise voting and dispositive power over the securities held in the trust. Includes 46,782 shares of Series B preferred stock; 8,333 shares of Series C preferred stock; warrants to purchase 376,575 shares of common stock at exercise prices ranging from $2.34 to $3.80 per share, which are exercisable within 60 days of December 23, 2009 and 276,416 shares of common stock. Excludes warrants to purchase 275,575 shares of common stock at an exercise price of $3.00 per share, which are not exercisable within 60 days of December 23, 2009.

(3)	Includes 100,000 shares of common stock owned by William E. Mayo, as Trustee of The Mayo Children’s 2000 Irrevocable Trust dated July 13, 2000; 195,000 shares of common stock and options to purchase 5,000 shares of common stock at an exercise price of $0.11 per share, which are exercisable within 60 days of December 23, 2009. Includes the following securities owned by Dr. Mayo’s spouse: 195,000 shares of common stock and options to purchase 1,000 shares of common stock at an exercise price of $0.10 per share, which are exercisable within 60 days of December 23, 2009. Dr. William E. Mayo is the brother of our president and chief technical officer, Mr. Brian T. Mayo. Brian Mayo disclaims beneficial ownership of the shares and options owned by Dr. Mayo and his spouse.

(4)	Includes options to purchase 413,316 shares of common stock at exercise prices ranging from $3.00 to $3.80 per share, which are exercisable within 60 days of December 23, 2009. Mr. Lowrey’s three daughters have the right to exercise shared voting and dispositive power with respect to the securities in trust for Mr. Lowrey’s grandchildren. Mr. Lowrey disclaims beneficial ownership of the securities held in the trust.

(5)	Includes 87,711 shares of Series A preferred stock; 66,660 shares of Series B preferred stock; 49,993 shares of Series C preferred stock; and 55,550 shares of Series D preferred stock. Mr. Lowrey is the manager of the limited liability company and has the sole right to exercise voting and dispositive power with respect to the securities.

(6)	Includes 13,450 shares of Series A preferred stock; 100,519 shares of Series B preferred stock; warrants to purchase 10,000 shares of common stock at an exercise price of $2.34 per share, which are exercisable within 60 days of December 23, 2009; options to purchase 14,250 shares of common stock at exercise prices ranging from $0.69 to $3.80 per share, which are exercisable within 60 days of December 23, 2009; and 79,654 shares of common stock. Excludes warrants to purchase 502,595 shares of common stock at an exercise price of $3.00 per share, which are not exercisable within 60 days of December 23, 2009.

(7)	Includes the following securities owned by James J. Lowrey, JTW Partners, and HLG, LLC: 131,580, 43,869, and 87,711 shares of Series A preferred stock, respectively; 100,001, 33,340, and 66,660 shares of Series B preferred stock, respectively; 75,000, 25,006 and 49,993 shares of Series C preferred stock, respectively; and 100,000, 33,340 and 66,660 shares of Series D preferred stock, respectively. Includes 1,000,000 shares of common stock owned by James J. Lowrey directly. Excludes warrants owned by Lowrey Family Investments, LLC to purchase 2,750,000 shares of common stock at an exercise price of $3.00 per share, which are not exercisable within 60 days of December 23, 2009. Excludes options to purchase 413,316 shares of common stock at exercise prices ranging from $3.00 to $3.80 per share, which are owned by the James J. Lowrey 2009 Irrevocable Trust and are exercisable within 60 days of December 23, 2009 due to the fact that Mr. Lowrey is not deemed to be the beneficial owner of such options in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended.

(8)	Includes 32,895 shares of Series A preferred stock and 58,332 shares of Series B preferred stock. Excludes warrants to purchase 291,660 shares of common stock at an exercise price of $3.00 per share, which are not exercisable within 60 days of December 23, 2009.

(9)	Includes 99,999 shares of Series B preferred stock; 24,999 shares of Series C preferred stock; and 13,333 shares of Series D preferred stock. Excludes warrants to purchase 691,655 shares of common stock at an exercise price of $3.00 per share, which are not exercisable within 60 days of December 23, 2009.

(10)	Includes 6,579 shares of Series A preferred stock; 33,387 shares of Series B preferred stock; 8,333 shares of Series C preferred stock; 8,333 shares of Series D preferred stock; and options to purchase 13,500 shares of common stock at exercise prices ranging from $0.69 to $3.80, which are exercisable within 60 days of December 23, 2009. Excludes warrants to purchase 250,265 shares of common stock at an exercise price of $3.00 per share, which are not exercisable within 60 days of December 23, 2009.

(11)	Includes the following securities owned by The Mayo Family Revocable Trust: 46,782 shares of Series B preferred stock; 8,333 shares of Series C preferred stock; warrants to purchase 376,575 shares of common stock at exercise prices ranging from $2.34 to $3.80 per share, which are exercisable within 60 days of December 23, 2009; and 276,416 shares of common stock. Excludes warrants to purchase 275,575 shares of common stock at an exercise price of $3.00 per share, which are not exercisable within 60 days of December 23, 2009. Includes the following securities owned by Mr. Mayo: warrants to purchase 21,000 shares of common stock at an exercise price of $3.80 per share, which are exercisable within 60 days of December 23, 2009; options to purchase 251,383 shares of common stock at exercise prices ranging from $0.69 to $4.18, which are exercisable within 60 days of December 23, 2009; and 65,000 shares of common stock. Also includes options to purchase 1,540 shares of common stock at exercise prices ranging from $0.10 to $3.80 per share, which are owned by Mr. Mayo’s spouse and are exercisable within 60 days of December 23, 2009. Excludes options to purchase 4,304 shares of common stock at exercise prices ranging from $0.69 to $4.18, which are not exercisable within 60 days of December 23, 2009.

(12)	Includes 13,158 shares of Series A preferred stock; 33,333 shares of Series B preferred stock; and options to purchase 3,280 shares of common stock at an exercise price of $0.69 per share, which are exercisable within 60 days of December 23, 2009. Excludes warrants to purchase 166,665 shares of common stock at an exercise price of $3.00 per share, which are not exercisable within 60 days of December 23, 2009.

(13)	Includes 100,000 shares of Series D preferred stock. Excludes warrants to purchase 500,000 shares of common stock at an exercise price of $3.00 per share, which are not exercisable within 60 days of December 23, 2009.

(14)	Includes 16,666 shares of Series D preferred stock. Excludes warrants to purchase 83,330 shares of common stock at an exercise price of $3.00 per share, which are not exercisable within 60 days of December 23, 2009.

(15)	Includes 10,000 shares of Series D preferred stock. Excludes warrants to purchase 50,000 shares of common stock at an exercise price of $3.00 per share, which are not exercisable within 60 days of December 23, 2009.

(16)	Includes 2,499 shares of common stock and options to purchase 75,969 shares of common stock at exercise prices ranging from $0.69 to $3.80 per share, which are exercisable within 60 days of December 23, 2009. Excludes options to purchase 14,282 shares of common stock at exercise prices ranging from $0.69 to $3.80 per share, which are not exercisable within 60 days of December 23, 2009.

(17)	Includes options to purchase 131,333 shares of common stock at exercise prices ranging from $0.69 to $3.80 per share, which are exercisable within 60 days of December 23, 2009. Excludes options to purchase 6,667 shares of common stock at an exercise price of $3.80 per share, which are not exercisable within 60 days of December 23, 2009.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We engage a significant stockholder, Dr. William Mayo, under a consulting agreement to serve as chairman of our scientific advisory board. Dr. Mayo is also the brother of Brian T. Mayo, our president and chief technical officer. This agreement provides for an hourly fee for work performed under the agreement as well as 25,000 options, which vest over a period of four years. We have paid Dr. Mayo approximately $3,800 under the contract from the time period beginning October 2004 and ending June 2009.

We periodically engage H&M Analytical Services, Inc. (“H&M”) to provide material analysis services and execution of the 2005/2006 Department of Homeland Security Simulants contract. H&M is owned by Dr. William Mayo, shareholder and brother or Brian T. Mayo, and Walter Helfrecht, shareholder and brother-in-law of Brian T. Mayo. The total amount paid to H&M under this arrangement was approximately $69,000.

We engaged a consulting firm Catalyst Capital Investment, LLC (“Catalyst”), by written consulting agreement, dated May 1, 2007, to perform certain exclusive consulting services related to our capital structure, budgeting and financial planning. In addition, we had consulting agreements to provide introductions to potential new customers and suppliers with Catalyst, each agreement dated May 31, 2006 (the “Prospective Customer Agreement” and the “Prospective Supplier Agreement”). Mr. James J. Lowrey, our chief executive officer is a member of the consulting firm. A former director of the Company is also a managing member of Catalyst. As compensation to the consulting firm for services rendered under these consulting agreements, we issued fully vested options to purchase 180,000 shares of our common stock exercisable for a ten-year period at an exercise price of $3.80 per share. Effective August 14, 2008, the agreement was supplemented and amended to cancel 90,000 of the vested options granted under the original agreement and issue fully vested options to purchase 578,000 shares of our common stock exercisable for a ten-year period at an exercise price of $3.00 per share. During July, 2009, we and Catalyst agreed to terminate the Catalyst Consulting agreement dated May 1, 2007, the Prospective Customer Agreement and the Prospective Supplier Agreement.

On November 16, 2006, we executed a secured revolving demand promissory note in principal amount not to exceed $400,000 in favor of Mr. Brian T. Mayo. The note was amended in February 2007 to increase the amount not to exceed $450.000. Under the terms of the note, Mr. Mayo agreed to make revolving loans to the Company from time to time with 9% interest accruing from the date the amount of the borrowing is received from the lender. All outstanding amounts of $465,938.77 including principal and interest were repaid under the note in March 2007.

On March 12, 2009, we entered into a marketing agreement with Avani International (“Avani”) which is owned by Mr. Ash Chawla, a member of our board of directors. The marketing agreement seeks to engage Mr. Chawla to market our XT250tm product in exchange for commissions at 15% of the actual purchase price of any XT250tm system sold by Avani. As of December 23, 2009, we have paid Avani $13,878 under this arrangement.

On October 7, 2009, Mr. James J. Lowrey loaned us $39,660 for general operating expenses. We executed a promissory note in principal amount of $39,660, bearing interest at 5% per year, in favor of Mr. Lowrey. All outstanding amounts of $39,763 including principal and interest were repaid to Mr. Lowrey under the note in October 2009.

On October 29, 2009, the board approved the issuance to our chairman and chief executive officer, James J. Lowrey, of 1,000,000 shares of common stock for services rendered to the Company. The shares were issued under the 2009 Plan.

During the years ended December 31, 2007 and 2008 and the subsequent period through December 23, 2009, Mr. Lowrey purchased the following securities in an exempt private placement transaction for aggregate cash consideration of $2,650,000 as follows: 263,160 shares of Series A convertible preferred stock for cash consideration of $1,000,000; 200,001 shares of Series B convertible preferred stock and 1,000,005 Series B warrants, each warrant exercisable for five shares of common stock for cash consideration of $600,003; 149,999 shares of Series C convertible preferred stock and 749,995 Series C warrants, each warrant exercisable for five shares of common stock for cash consideration of $449,997; and 200,000 shares of Series D convertible preferred stock and 1,000,000 Series D warrants, each warrant exercisable for five shares of common stock, for cash consideration of $600,000.

During the year ended December 31, 2008 and the subsequent period through December 23, 2009, our director and chief operating officer Mr. Anthony Chidoni purchased the following securities in an exempt private placement transaction for aggregate cash consideration of $414,993 as follows: 99,999 shares of Series B convertible preferred stock and 499,995 Series B warrants, each warrant exercisable for five shares of common stock for cash consideration of $299,997; 24,999 shares of Series C convertible preferred stock and 124,995 Series C warrants, each warrant exercisable for five shares of common stock for cash consideration of $74,997; and 13,333 shares of Series D convertible preferred stock and 66,665 Series D warrants, each warrant exercisable for five shares of common stock, for cash consideration of $39,999.

During 2009, our director Mr. Simon Irish purchased the following securities for aggregate cash consideration of $300,000 as follows: 100,000 shares of Series D convertible preferred stock and 500,000 Series D warrants, each warrant exercisable for five shares of common stock.

During 2009, our director Dr. E. Darracott Vaughan purchased the following securities in an exempt private placement transaction for aggregate cash consideration of $30,000 as follows: 10,000 shares of Series D convertible preferred stock and 50,000 Series D warrants, each warrant exercisable for five shares of common stock.

During 2009, our director Mr. Dennis Ferro purchased the following securities in an exempt private placement transaction for aggregate cash consideration of $49,998 as follows: 16,666 shares of Series D convertible preferred stock and 83,330 Series D warrants, each warrant exercisable for five shares of common stock.

During the years ended December 31, 2007 and 2008 and the subsequent period through December 23, 2009, our director Mr. Joseph Melone purchased the following securities in an exempt private placement transaction for aggregate cash consideration of $299,996 as follows: 32,895 shares of Series A convertible preferred stock for $125,000 in cash consideration; 58,332 shares of Series B convertible preferred stock and 291,660 Series B warrants, each warrant exercisable for five shares of common stock, for cash consideration of $174,996.

During the years ended December 31, 2007 and 2008 and the subsequent period through December 23, 2009, our director Mr. Robert Kennedy purchased the following securities in an exempt private placement transaction for aggregate cash consideration of $175,159 as follows: 6,579 shares of Series A convertible preferred stock for $25,000 in cash consideration; 33,387 shares of Series B convertible preferred stock and 166,935 Series B warrants, each warrant exercisable for five shares of common stock, for cash consideration of $100,161; 8,333 shares of Series C convertible preferred stock and 41,665 Series C warrants, each warrant exercisable for five shares of common stock, for cash consideration of $24,999; and 8,333 shares of Series D convertible preferred stock and

41,665 Series D warrants, each warrant exercisable for five shares of common stock, for cash consideration of $24,999.

During the years ended December 31, 2007 and 2008, our director Mr. Philip Odeen purchased the following securities in an exempt private placement transaction for aggregate cash consideration of $99,999 as follows: 13,158 shares of Series A convertible preferred stock for $50,000 in cash consideration; 33,333 shares of Series B convertible preferred stock and 166,665 Series B warrants, each warrant exercisable for five shares of common stock, for cash consideration of $99,999.

During the year ended December 31, 2007, Mr. Lowrey purchased a demand promissory note in the principal amount of $50,000 and debentures for $150,000 and our director Mr. Robert Kennedy purchased a demand promissory note in the principal amount of $50,000. Outstanding amounts repaid to Mr. Lowrey under the promissory note was $50,074 including and principal and interest and was repaid on March 14, 2007. Mr. Lowrey’s $150,000 debentures was converted into Series B Units on December 21, 2007. The amount converted included $1,067 of interest. Mr. Kennedy converted the demand promissory note in the principal amount of $50,000 and $183 of interest into Series B Units on December 21, 2007.

Board of Directors

Our preferred stock investors have the right to appoint three of our directors while shares of our preferred stock are outstanding. Upon the conversion of outstanding shares of our preferred stock into common stock on the effective date of this registration statement, the preferred stock investors’ right to appoint board members will terminate. We anticipate each of the preferred stock appointees will remain on our board following this offering.

Stock and Stock Options Granted to and Employment Arrangements with Directors and Executive Officers

For more information regarding the grant of stock options to directors and executive officers and employment arrangements with our executive officers, please see “Director Compensation for the Year Ended December 31, 2008” and “Executive Compensation.”

In October 2009, a resolution was passed by the Compensation Committee providing for the following annual compensation package to members of the board of directors:

•	chairpersons of a committee will receive a share-based incentive grant to purchase 2,500 shares of our common stock pursuant to our 2009 Long Term Incentive Compensation Plan; and

•	board members will receive a share-based incentive award to purchase 7,500 shares of our common stock for full board service.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Procedures for Related Party Transactions

Under our code of conduct, our employees, officers and directors are discouraged from entering into any transaction that may cause a conflict of interest for us. In addition, they must report any potential conflict of interest, including related party transactions, to their managers or our general counsel who then reviews and summarizes the proposed transaction for our audit committee. Pursuant to its charter, our audit committee must then approve any related-party transactions, including those transactions involving our directors. In approving or rejecting such proposed transactions, the audit committee considers the relevant facts and circumstances available and deemed relevant to the audit committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our audit committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion. A copy of our code of conduct generally applicable to all employees, our code of ethics for senior financial officers, and audit committee charter may be found at our corporate website, www.xstreamsystems.com, upon the completion of this offering.

DESCRIPTION OF DEBENTURES

The following summary does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of the debentures. We urge you to read the form of the debentures which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

The debentures are subordinated, unsecured obligations of ours and are limited to an aggregate principal amount of $5,000,000. The debentures will mature on          , 2020. The debentures rank junior to our senior indebtedness. Senior indebtedness is defined as $3,200,000 owed to our manufacturer pursuant to a settlement agreement.

The debentures will be offered at a price to investors of $1,000 per debenture. The debentures were issued only in denominations of $1,000 principal amount and multiples of $1,000 principal amount. The debentures accrue interest at a rate of 5% per year from          , 2010 or from the most recent interest payment date to which interest has been paid or duly provided, payable annually in arrears on December 15 of each year, beginning December 15, 2011. At the time interest is payable, we, in our sole discretion, may elect to pay interest in cash, or in the form of shares of our common stock. At any time during the term of the debenture prior to the stated maturity or the date on which the debenture is converted into shares of common stock, upon notice mailed to the holder not less than 30 days prior to an interest payment date, we may elect to defer the payment of unpaid interest until a subsequent interest payment date, or the earlier of the stated maturity or the date on which the debenture converts into shares of common stock.

Interest will be paid to the person in whose name a debenture is registered at the close of business on December 1, immediately preceding the relevant interest payment date. Interest on the debentures will be computed on the basis of a 360-day year comprised of twelve 30-day months. At the time interest is payable, we may elect to pay interest in cash or in the form of shares of common stock. Notwithstanding anything to the contrary, at any time during the term of the debenture prior to the stated maturity or the date on which the security is converted into shares of common stock, upon notice mailed to the holders not less than 30 days prior to an interest payment date, we may elect to defer the payment of unpaid interest until the subsequent interest payment date.

You have the option to convert your debentures into shares of our common stock under the circumstances set forth under “Conversion Rights” in this section. The initial conversion rate is           shares of our common stock per debenture, which is equivalent to an initial conversion price of $      per share of our common stock. The conversion rate is subject to adjustment if certain events occur. Upon conversion, you will receive only shares of our common stock. You will not receive any cash payment for interest accrued to the conversion date other than in the limited circumstances described under “Conversion Rights” in this section.

If any interest payment date, maturity date, or redemption date of a debenture falls on a day that is not a business day, the required payment of principal and interest will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the interest payment date, maturity date, or redemption date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to any debenture, any day other than a Saturday, Sunday or day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close.

Interest on a debenture will generally be taxable to each holder as ordinary income at the time it is paid or accrued in accordance with the holder’s usual method of accounting for tax purposes. A holder will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a debenture equal to the difference between the amount realized upon the sale, exchange, redemption or other disposition and the holder’s adjusted tax basis in the debenture. A holder’s tax basis in a debenture will generally be equal to the amount the holder paid for the debenture. The amount realized does not include any amount attributable to accrued interest, which amount would be taxable as interest (to the extent not previously included in a holder’s income). If a holder receives solely cash in exchange for its debentures upon conversion, gain or loss generally will be determined in the same manner as if the holder disposed of the debenture in a taxable disposition. A holder, generally will not recognize any income, gain or loss upon conversion of a debenture into common stock except to the extent that the common stock is considered attributable to accrued interest not previously included in taxable income (which is taxable as ordinary income) or with respect to cash received in lieu of a fractional share of common stock. Distributions, if any, made on the common stock generally will be included in income as ordinary dividend income to the extent of our current and accumulated earnings and profits. Upon the sale, taxable exchange or other taxable disposition of our common stock, a holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition, and (ii) the holder’s adjusted tax basis in the common stock.

HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX TREATMENT OF THE DEBENTURES AND WHETHER A PURCHASE OF THE DEBENTURES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND THE HOLDERS’ PARTICULAR TAX SITUATIONS.

Redemption of the Debentures at Our Option

No sinking fund is provided for the debentures. Prior to          , 2015, the debentures will not be redeemable. On or after          , 2015, we may redeem for cash all or part of the debentures at any time, upon not less than 30 nor more than 60 days’ notice by mail to holders of the debentures, for a price equal to 100% of the principal amount of the debentures to be redeemed plus any accrued and unpaid interest to the redemption date.

Conversion Rights

Subject to the conditions described below, holders may convert each of their debentures into shares of our common stock initially at a conversion rate of           shares of our common stock per $1,000 principal amount of debentures (equivalent to an initial conversion price of $      per share of our common stock based on the issue price of the debentures). The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert a portion of such holder’s debentures so long as the debentures converted are an integral multiple of $1,000 principal amount.

Holders may surrender their debentures for conversion into shares of our common stock prior to stated maturity under the following circumstances:

Conversion Upon 30 Days’ Prior Written Notice to Us

A holder may surrender its debentures, in whole or in part, for conversion into shares of our common stock, on or after           2011, upon 30 days’ prior written notice to us.

Conversion Upon Redemption

A holder may surrender for conversion any debenture called for redemption at any time prior to the close of business on the business day immediately preceding the redemption date, even if it is not otherwise convertible at such time, unless we default in making the payment due on the redemption date, in which case the conversion right shall terminate at the close of business on the date such default is cured and such payment is made.

Conversion Upon Specified Corporate Transactions

If we are a party to a consolidation, merger, or sale or transfer of all or substantially all our properties and assets pursuant to which shares of our common stock would be converted into cash, securities or other property, a holder may surrender debentures for conversion at any time from and after the date that is 15 days prior to the date that we announce as the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction. If we are a party to a consolidation or merger pursuant to which shares of our common stock are converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into shares of our common stock will be changed into a right to convert, without the consent of any holders of the debentures, such debenture into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted its debentures immediately prior to the transaction. This assumes that a holder of debentures would not have exercised any rights of election as to the consideration receivable in connection with such transaction.

If a holder wishes to exercise its conversion right, such holder must (i) deliver an irrevocable conversion notice, together with the certificated security (if the debentures are in certificated form) and the appropriate endorsements and transfer documents, to the conversion agent who will, on the holder’s behalf, convert the debentures into shares of our common stock and (ii) pay any applicable transfer or similar taxes. Holders may obtain copies of the required form of the conversion notice from the conversion agent or the trustee.

If we are party to a consolidation, merger or sale or transfer of all or substantially all our properties and assets pursuant to which the shares of our common stock would be converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into common stock will be changed into a right to convert, without the consent of any holders of debentures, such debenture into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted the holder’s debentures immediately prior to the transaction. This assumes that a holder of debentures would not have exercised any rights of election as to the consideration receivable in connection with the transaction.

Mandatory Conversion At Our Option Upon 30 Days’ Notice to Holder

The debentures are mandatorily convertible, at our option, into shares of our common stock upon notice mailed to the holder not less than 30 days’ prior to each interest payment date.

Ranking

The debentures are our subordinated, unsecured obligations and rank junior to our senior indebtedness. Subordinate means that, in the event of any default in the payment of Senior Indebtedness (after giving effect to “cure” provisions, if any), if there has occurred an event of default with respect to any Senior Indebtedness permitting the holders to accelerate the maturity, or if any judicial proceeding is pending with respect to any such default, or in the event of any liquidation, insolvency, bankruptcy, reorganization, or similar proceedings relating to us, all sums payable on Senior Indebtedness will be paid in full, with interest, if any, before payment is made upon the indebtedness evidenced by the debenture, and, in such event, any subsequent payment or distribution of any character which is made with respect to this debenture will be paid over to the holders of Senior Indebtedness for application pro rata to the payment on that indebtedness, unless and until the Senior Indebtedness has been paid and satisfied in full. “Senior Indebtedness” means the principal of, and premium, if any, and interest on, all of our indebtedness, existing prior to the date of the debentures, to banks, trust companies, insurance companies, and similar lenders and any deferrals, renewals, extensions, or guarantees thereof, and to all other indebtedness of ours (including trade payables); provided, however that Senior Indebtedness does not include indebtedness of ours to any affiliate.

Events of Default

The following are events of default with respect to the debentures:

(1) our default in the payment of the principal amount plus accrued and unpaid interest on any debenture when it becomes due and payable at its maturity, upon redemption, or following a Change of Control (as defined in the debenture) when the same becomes due and payable, or otherwise;

(2) our failure for ten business days to deliver shares of our common stock upon an appropriate election by holders of debentures to convert those debentures into shares of our common stock;

(3) our failure to comply in any material respect with any of our covenants or agreements contained in the debentures;

(4) our failure to provide timely notice of a Change of Control;

(5) certain events involving our bankruptcy, insolvency or reorganization.

Calculations in Respect of Debentures

We will be responsible for making all calculations called for under the debentures. These calculations include determinations of the sale prices of shares of our common stock, the rate of interest payable on the debentures and the applicable conversion rate of the debentures. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of the debentures. We will provide a schedule of our calculations to the trustee and the conversion agent, and the trustee and the conversion agent will be entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of the debentures upon the request of that holder.

Governing Law

The debentures will be governed by, and construed in accordance with, the laws of the State of Florida.

Trustee

We intend to engage a paying agent and conversion agent for the debentures.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock as of December 23, 2009 consists of 60,000,000 shares of common stock, $.0001 par value per share, and 6,000,000 shares of preferred stock, par value $.0001 per share. The preferred stock authorized may be issued from time to time in one or more series with the rights, preferences and designations for each such series of preferred stock to be determined by the Company’s board of directors. As of December 23, 2009, there were issued and outstanding:

•	2,792,404 shares of common stock,

•	stock options to purchase 1,952,026 shares of common stock at an average weighted price of $2.19 per share,

•	warrants to purchase 336,000 shares of common stock in connection with our debentures (for which cash would need to be remitted to us for exercise), at an average exercise price of $2.48 per share,

•	962,101 shares of Series A Redeemable Convertible Preferred Stock,

•	1,619,127 shares of Series B Redeemable Convertible Preferred Stock,

•	365,996 shares of Series C Redeemable Convertible Preferred Stock,

•	563,414 shares of Series D Redeemable Convertible Preferred Stock,

•	Series B and Series C warrants to purchase 9,925,615 shares of common stock (for which cash would need to be remitted to us for exercise), at an average exercise price of $3.00 per share, and

•	Series D warrants to purchase 2,817,070 shares of common stock (for which cash would need to be remitted to us for exercise), at an average exercise price of $3.00 per share.

The following summary of the material provisions of our common stock, certificate of incorporation and by-laws is qualified by reference to the provisions of our certificate of incorporation and by-laws incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Accordingly, the holders of a majority of our outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. Holders of common stock are entitled to receive dividends ratably when, as, and if declared by the board of directors out of funds legally available therefor and, upon our liquidation, dissolution or winding up are entitled to share ratably in all assets remaining after payment of liabilities. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. The outstanding shares of common stock are, and the shares of common stock being sold in this offering will be, when issued, validly authorized and issued, fully paid and nonassessable.

Series A Redeemable Convertible Preferred Stock

General.  We have designated 962,101 shares as our Series A Redeemable Convertible Preferred Stock, of which, as of December 23, 2009, there were 962,101 shares issued and outstanding.

Series B Redeemable Convertible Preferred Stock

General.  We have designated 1,800,000 shares as our Series B Redeemable Convertible Preferred Stock, of which, as of December 23, 2009, there were 1,619,127 shares issued and outstanding.

Series C Redeemable Convertible Preferred Stock

General.  We have designated 1,350,000 shares as our Series C Redeemable Convertible Preferred Stock, of which, as of December 23, 2009, there were 365,996 shares issued and outstanding.

Series D Redeemable Convertible Preferred Stock

General.  We have designated 700,000 shares as our Series D Redeemable Convertible Preferred Stock, of which, as of December 23, 2009, there were 563,414 shares issued and outstanding.

Rights and Preferences of the Series A, B, C and D Preferred Stock

The rights and preferences of the holders of Series A, Series B, Series C and Series D Preferred Stock are substantially identical except as set forth below. Except where the reference may indicate otherwise, the Series A, B, C and D are referred to collectively as our “Preferred Stock” or the “Pari Passu Preferred.” Shares of our Preferred Stock will convert to shares of common stock on a one-for-one basis on the effective date of this registration statement.

Dividends.  The holders of the Preferred Stock are entitled to receive dividends as follows: when and as declared by the board of directors, and to the fullest extent permitted under the General Corporation Law of the State of Delaware, we will pay preferential dividends on each issued and outstanding share of the Preferred Stock; provided however, that no dividend will be declared on a series of preferred stock unless a pro rata amount (based upon relative liquidation value) is declared on each of the other series of pari passu preferred. Subject to certain provisions, dividends on each issued and outstanding share of the Preferred Stock will be cumulative and accrue on a daily basis at a rate of 5% per annum of the Preferred Stock liquidation value thereof (with such accrued and unpaid dividends compounding on each annual anniversary of the Preferred Stock original issuance date) from and including the Preferred Stock original issuance date to and including the first to occur of (i) the date on which the Preferred Stock liquidation value of such share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with our liquidation, (ii) the date on which such share is converted into shares of common stock hereunder or (iii) the date on which such share is otherwise acquired by the Company. Such dividends will accrue whether or not they been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends, and such dividends will be cumulative such that all accrued and unpaid dividends will be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Preferred Stock junior securities.

Voting Rights Generally.  The holders of the Preferred Stock will be entitled to notice of all meetings of stockholders in accordance with our Amended and Restated By-laws, and except as otherwise provided or required by applicable law, the holders of the Preferred Stock will be entitled to vote on all matters submitted to the stockholders for a vote, voting as a single class with the common stock and other securities that vote with the common stock with the holder of Preferred Stock entitled to one vote for each share of common stock issuable upon conversion of the Preferred Stock held as of the record date for such vote or, if no record date is specified, as of the date of such vote.

Actions requiring the consent of the holders of the Preferred Stock.  So long as any shares of a respective series of Preferred Stock are outstanding, without the approval of at least a majority of the shares of that respective series of Preferred Stock then outstanding, we are not permitted to file any resolution of the board with the Delaware Secretary of State that contains any provisions, or take any other action, that would amend the terms of the series of preferred stock in question, increase the number of authorized preferred stock in that respective series, approve a reverse stock split or adversely affect or otherwise impair the rights or the relative preferences or priorities of the holders of the Preferred Stock under its respective Certificate of Designation or the Amended and Restated By-laws.

Actions requiring the consent of the holders of the Series A, Series B, Series C and Series D Preferred Stock and the holders of common stock issued or issuable upon conversion of the Preferred Stock.

So long as any shares of Pari Passu Preferred are outstanding, we are not permitted to take any of the following actions without the approval of the holders of at least a majority of the shares of all of the Pari Passu Preferred, voting as a single class on a common equivalent basis, then outstanding:

•	amend our Certificate of Designation or the Amended and Restated By-laws;

•	except for permitted issuances, authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of any capital stock or other equity securities of the Company ranking pari passu or senior to the Preferred Stock (or any securities convertible into or exchangeable for any capital stock or other equity securities of the Company ranking pari passu or senior to the Preferred Stock);

•	except for the ratable payment of dividends on the Pari Passu Preferred, directly or indirectly declare or pay any cash or property dividends or make any cash or property distributions upon any of its capital stock or other equity securities;

•	directly or indirectly redeem, purchase or otherwise acquire any of the Company’s capital stock or other equity securities (including, without limitation, options) other than (i) the Pari Passu Preferred pursuant to the terms of the respective Certificate of Designation, (ii) repurchases of the Company’s securities from employees upon termination of an employee’s employment with the Company pursuant to terms approved by the Board, (iii) certain repurchases of options outstanding as of March 14, 2007, and (iv) pursuant to the terms of the Shareholders Agreement;

•	merge or consolidate with any person or entity (other than a wholly owned subsidiary) or take any action which results in a change in ownership as defined in the applicable Preferred Stock instrument;

•	sell, license, lease or otherwise transfer all or substantially all of its assets to any person or entity (other than to a wholly owned subsidiary of the Company) in any transaction or series of related transactions;

•	liquidate, dissolve or effect a recapitalization, bankruptcy or reincorporation in any form of transaction (including, without limitation, any reincorporation into a limited liability company, a partnership or any other non-corporate entity that is treated as a partnership for federal income tax purposes);

•	make any loans or advances to, guarantees for the benefit of, or investments in, any person or entity (other than a wholly owned subsidiary established under the laws of a jurisdiction of the U.S. or any of its territorial possessions), except for (i) reasonable advances to employees in the ordinary course of business consistent with past practice and (ii) advances to newly-hired employees in order to cover such employees’ relocation expenses;

•	except as provided in the current budget or incurred in connection with a public offering, including the issuance of debt securities in a public offering, create, incur, assume or suffer to exist any indebtedness;

•	create, incur, assume or suffer to exist any liens other than (i) permitted liens and (ii) liens incurred in connection with the incurrence of indebtedness not prohibited by the preceding clause above;

•	acquire any interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise), or enter into any joint venture, in either case, that is material to the business of the Company and its subsidiaries, taken as a whole (each, an “Acquisition”), other than Acquisitions the aggregate value of which (after taking into account the assumption of any indebtedness or other liabilities in connection therewith) do not exceed $300,000 in any 12 month period, measured after giving effect to any purchase price adjustments relating thereto;

•	become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument that by its terms would (under any circumstances) restrict our right to perform the provisions of the Preferred Stock transactions documents and the Company’s Certificates of Designation or the Amended and Restated By-laws;

•	except as provided in the current budget, make or commit to make capital expenditures for any fiscal year;

•	except as required under the Preferred Stock transaction documents, increase the size of the board to a number greater than 11;

•	enter into or become a party to any license, agreement or other arrangement after March 14, 2007 with respect to intellectual property rights licensed to, or owned or developed by us except that the foregoing shall not prevent us from entering into, or becoming a party to, any such license, agreement or other arrangement that (i) has a term of one year or less, (ii) is non-exclusive and would be customary in connection with the sale of our products or services, (iii) relates to “off the shelf” software licenses to us by a third party or (iv) is approved by a majority of the board (including at least one of the investor appointed directors); or

•	change the primary line of business of the Company from materials identification, verification and analysis, and any related field, or enter into any material new line of business.

Liquidation Rights.  Upon any liquidation, fundamental change, change in ownership, dissolution or winding up of the Company (whether voluntary or involuntary) (each, a “Significant Event”) each holder of Preferred Stock may be entitled to receive, prior and in preference to any distribution or payment made upon any Preferred Stock junior securities, an amount equal to (i) the aggregate Preferred Stock liquidation value of all shares of Preferred Stock held by such holder plus (ii) all accrued and unpaid dividends on such shares of Preferred Stock. If, upon any Significant Event, our assets to be distributed among the holders of the Pari Passu Preferred are insufficient to permit payment to such holders of the aggregate amount to which they are entitled to be paid under the applicable provisions of the Preferred Stock certificates of designation and the equivalent provisions of the other series of Pari Passu Preferred, then the entire assets available to be distributed to the stockholders shall be distributed pro rata among such holders of the Pari Passu Preferred based upon the aggregate liquidation value (plus all accrued and unpaid dividends) of the shares of Pari Passu Preferred held by each such holder. After payment to the holders of the Preferred Stock of the amounts set forth in above, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed pro rata among the holders of the common stock and the holders of the Pari Passu Preferred (on a common equivalent basis). The liquidation values of the Series A preferred, Series B preferred, the Series C preferred and the Series D preferred are $3.80 per share, $3.00 per share, $3.00 per share and $3.00 per share, respectively.

Redemption.  At any time on or after March 14, 2012, upon the request of the holders of at least a majority of the then outstanding shares of each series of Preferred Stock, each of the holders of the then outstanding preferred shares shall have the right (a “Redemption Right”) to require the Company to redeem all or any of their shares of preferred stock at a price per share equal to the Preferred Stock liquidation value plus a rate of return on such amount (after taking into account all dividends paid by the Company under certain provisions of the certificates of designation equal to 7% per annum, compounded annually. Any holder of the Preferred Stock may exercise his, her or its Redemption Right by delivering to the Company a redemption notice on or after March 14, 2012, provided that holders of at least a majority of the then outstanding shares of Pari Passu Preferred have requested a redemption pursuant to the provisions of the respective series of Preferred Stock certificate of designation and the equivalent provisions of the other series of Pari Passu Preferred. Within ten days after the date of a redemption notice delivered by any holder of Preferred Stock, we are required to notify all other holders of Pari Passu Preferred that the Redemption Right has been exercised, and each other holder of Pari Passu Preferred shall have the right, exercisable by written notice delivered to us within 30 days after receipt of such notice from us, to request that all or a portion of such other holder’s shares of Pari Passu Preferred be redeemed on the redemption date together with the shares of Preferred Stock of the holder who delivered the redemption notice. We will be obligated to redeem the total number of shares of Preferred Stock requested to be redeemed on the redemption date. For each share of Preferred Stock which is to be redeemed on a particular redemption date, we will be obligated on the date specified for redemption thereof in the written notice with respect thereto, to pay to the holder thereof (upon surrender by such holder at our principal office of the certificate representing such share) such amount specified in the applicable provision of the certificate of designation in immediately available funds. If the funds of the Company legally available for redemption of Preferred Stock on any redemption date are insufficient to redeem the total number of shares of that respective series of Preferred Stock and all other shares of Pari Passu Preferred to be redeemed on such date: (i) those funds which are legally available shall be used to redeem the maximum possible number of shares of Pari Passu Preferred ratably among the holders of such shares to be redeemed based upon the aggregate amount to which they are entitled to be paid and the equivalent provisions of the other series of Pari Passu Preferred; and (ii) with respect to those shares of Pari Passu Preferred requested to be redeemed but for which funds are not legally available (the “Non-Funded Shares”), we are entitled to issue and deliver to each holder of Non-Funded Shares a promissory note (each a “Redemption Note”). Each Redemption Note will be payable one year from date of issuance and will bear interest at the rate of 8% per annum, compounded quarterly, and shall have an aggregate principal amount per Non-Funded Share equal to the liquidation value of that series of Preferred Stock plus a rate of return on such amount (after taking into account all dividends paid by the Company) equal to 7% per annum, compounded annually. A Redemption Note may be prepaid by us at any time without penalty. The issuance of Redemption Notes will be made without charge to the holders of the Non-Funded Shares receiving such Redemption Notes for any issuance tax in respect thereof or other cost incurred by us in connection with the issuance thereof, and we will pay the fees and expenses of each holder of Non-Funded Shares in connection with the issuance of Redemption Notes, including reasonable attorney’s fees and expense. Subject to the terms of any then existing senior debt or credit facility, the terms and documentation relating to each Redemption Note will provide that the debt obligation evidenced thereby will at all times be pari passu with the most senior debt or credit facility of our outstanding at any time during the term of the Redemption Note.

Conversion Rights.  At any time and from time to time, a holder of Preferred Stock will have the right to convert all or any portion of its shares of Preferred Stock into the number of shares of common stock computed by dividing (i) the aggregate liquidation value of the shares of that respective series of preferred stock to be converted by (ii) the conversion price of that series of Preferred Stock then in effect.

All shares of Preferred Stock automatically convert into common stock upon (A) the affirmative written consent of the holders of at least a majority of the outstanding shares of Pari Passu Preferred or (B) any offering by us of debt or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

If any fractional interest in a share of common stock would be delivered upon any conversion of the Preferred Stock, the Company, in lieu of delivering the fractional share therefor, may pay an amount to the holder thereof equal to the fair market value per share of common stock as of the date of conversion as determined in good faith by the board of directors, including a majority of the directors appointed by the investor group, multiplied by such fractional interest; provided, however, that in the case of a public offering the fair market value per share of common stock shall be the gross price per share of common stock in such public offering. The determination as to whether or not to make any cash payment in lieu of the issuance of fractional shares shall be based upon the total number of shares of Series A preferred stock being converted at any one time by the holder thereof, not upon each share of Series A preferred stock being converted.

Conversion Price.  The conversion price is $3.80 per share of common stock (subject to adjustment in the event of stock splits, stock dividends, stock combinations, recapitalizations and like occurrences) with respect to the Series A preferred stock, and $3.00 with respect to the Series B, Series C and Series D preferred stock. If and whenever on or after the Preferred Stock original issuance date we issue or sell or are deemed to have issued or sold, any shares of our common stock for a consideration per share less than the Preferred Stock conversion price in effect immediately prior to the time of such issuance, then immediately upon such issuance or sale or deemed issuance or sale the Preferred Stock conversion price shall be reduced to the conversion price determined by dividing (i) the sum of (A) the product derived by multiplying the Preferred Stock conversion price in effect immediately prior to such issuance or sale by the number of shares of common stock deemed outstanding immediately prior to such issuance or sale, plus (B) the consideration, if any, received by us upon such issuance or sale, by (ii) the number of shares of common stock deemed outstanding immediately after such issue or sale.

Notwithstanding the foregoing, there will be no adjustment in the Preferred Stock conversion price as a result of any issuance or sale (or deemed issuance or sale) of:

(i) shares of common stock issued upon conversion of the Pari Passu Preferred;

(ii) shares of common stock issued upon the exercise of warrants;

(iii) shares of common stock issued upon the exercise of options or other convertible securities outstanding as of the first closing date of the Preferred Stock;

(iv) securities issued pursuant to a board-approved (including at least one of the investor appointed directors) bona fide acquisition of an entity by merger, purchase of substantially all of the assets or other reorganization;

(v) shares of common stock issued to Catalyst Capital Investments, LLC, a Delaware limited liability company (“Catalyst”) pursuant to the options granted under the Catalyst letter agreements;

(vi) shares of common stock or other securities issued as a dividend or distribution on, or in connection with a split of or recapitalization of, any of the capital stock of the Company;

(vii) up to an aggregate of 800,000 shares of common stock reserved for issuance per year pursuant to an option plan (subject to adjustment in the event of stock splits, stock dividends, stock combinations, recapitalizations and like occurrences) and shares of common stock reserved for issuance pursuant to an option plan in lieu of the repayment of certain salary deferrals as approved by a majority of the board (including at least one of the investor appointed directors), which foregoing shares may be subject to options or restricted stock awards granted under an option plan; provided that any options that expire or terminate unexercised or any restricted stock awards that are repurchased by the Company pursuant to the terms of such award shall not be counted toward the maximum number set forth in this subparagraph (vi) unless and until such shares are subject to new restricted stock awards (or new options) pursuant to the terms of an option plan;

(viii) shares of common stock issued or issuable (including options to acquire such shares of common stock) to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions in the ordinary course of business and approved by a majority of the board of directors, including at least one of the investor appointed directors;

(ix) shares of common stock issued or issuable in connection with bona-fide sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships or joint ventures entered into in the ordinary course of business and approved by a majority of the board, including at least one of the investor appointed directors (and by at least a majority of the outstanding shares of Pari Passu Preferred voting as a single class on a common equivalent basis, then outstanding, if required under the provisions of the Series A certificate of designation; or

(x) securities issued in connection with a public offering;

(xi) 1,000,000 incentive stock options or other share-based award in such amount to Mr. James Lowrey, current chairman and chief executive officer of the Company, approved at the August 14, 2009 meeting of the board in consideration for services rendered to the Corporation;

(xii) permitted issuances; or

(xiii) options (covering up to an aggregate of 330,000 shares of common stock) issued in substitution for outstanding options;

provided that the aggregate number of shares of common stock issued or issuable pursuant to clauses (viii) and (ix) above will not exceed 350,000 (or such greater or lesser number of shares as may be approved by a majority of the board of directors (including at least one of the directors appointed by the investors)) in any 12 month period.

Election of Directors.  For so long as any shares of Pari Passu Preferred remain outstanding, the holders of the Pari Passu Preferred, voting together as a single class on a common equivalent basis, are entitled to elect three members of our board of directors at each meeting or pursuant to each consent of our stockholders for the election of directors, and to remove from office any such director and to fill any vacancy caused by the resignation, death or removal of any such director. Upon the conversion of outstanding shares of our preferred stock into common stock on the effective date of this registration statement, the preferred stock investors’ right to appoint board members will terminate.

Series B and Series C Warrants

In connection with the Series B and Series C preferred stock financing, we entered into Series B and Series C warrant agreements on December 19, 2007, as amended from time to time, with certain investors agreeing to issue and deliver warrant certificates evidencing warrants to purchase an aggregate of 9,000,000 and 6,750,000 shares of common stock at the per share exercise price of $3.00. The Series B Warrants and Series C Warrants are exercisable for a ten-year period commencing on the three year anniversary of the effective date of this registration statement. As of December 23, 2009, 9,925,615 Series B and Series C warrants are outstanding.

If and whenever on or after the original issue date we issue or sell or are deemed to have issued or sold any shares of its common stock for a consideration per share less than the exercise price of the Series B or Series C warrant agreement in effect immediately prior to the time of such issuance, then immediately upon such issuance or sale or deemed issuance or sale the exercise price shall be reduced to the exercise price determined by dividing (i) the sum of (A) the product derived by multiplying the exercise price in effect immediately prior to such issuance or sale by the number of shares of common stock deemed outstanding immediately prior to such issuance or sale, plus (B) the consideration, if any, received by us upon such issuance or sale, by (ii) the number of shares of common stock deemed outstanding immediately after such issue or sale. Notwithstanding the foregoing, there is not required to be an adjustment in the exercise price of the Series B or Series C warrants as a result of any issuance or sale (or deemed issuance or sale) of:

(i) shares of common stock issued upon conversion of the Preferred Stock;

(ii) shares of common stock issued upon the exercise of the Series B Warrants or the Series C Warrants;

(iii) shares of common stock issued upon the exercise of options or other convertible securities outstanding as of March 14, 2007;

(iv) securities issued pursuant to a board-approved (including at least one of the directors appointed by the investors) bona fide acquisition of an entity by merger, purchase of substantially all of the assets or other reorganization;

(v) shares of common stock issued to Catalyst Capital company pursuant to the options granted under the Catalyst Letter Agreements;

(vi) shares of common stock or other securities issued as a dividend or distribution on, or in connection with a split of or recapitalization of, any of the capital stock of the Company;

(vii) up to an aggregate of 800,000 shares of common stock reserved for issuance per year pursuant to an option plan (subject to adjustment in the event of stock splits, stock dividends, stock combinations, recapitalizations and like occurrences) and shares of common stock reserved for issuance pursuant to an option plan in lieu of the repayment of certain salary deferrals as approved by a majority of the board of director (including at least one of the investor appointed directors), which foregoing shares may be subject to options or restricted stock awards granted under an option plan; provided that any options that expire or terminate unexercised or any restricted stock awards that are repurchased by the Company pursuant to the terms of such award shall not be counted toward the maximum number set forth in this subparagraph (vii) unless and until such shares are subject to new restricted stock awards (or new options) pursuant to the terms of an option plan;

(viii) shares of common stock issued or issuable (including options to acquire such shares of common stock) to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions in the ordinary course of business and approved by a majority of the board of directors, including at least one of the investor appointed directors;

(ix) shares of common stock issued or issuable in connection with bona-fide sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships or joint ventures entered into in the ordinary course of business and approved by a majority of the board of directors, including at least one of the investor appointed directors (and by at least a majority of the shares of Preferred Stock voting as a single class on a common equivalent basis, then outstanding, if required pursuant to the Preferred Stock Certificates of Designation);

(x) securities issued in connection with a Public Offering;

(xi) 1,000,000 incentive stock options or other share-based award in such amount to Mr. James Lowrey, current chairman and chief executive officer of the Company, approved at the August 14, 2009 meeting of the board in consideration for services rendered to the Company;

(xii) permitted issuances; or

(xiii) options (covering up to an aggregate of 330,000 shares of common stock) issued in substitution for outstanding options.

provided that the aggregate number of shares of common stock issued or issuable pursuant to clauses (viii) and (ix) above shall not exceed 350,000 (or such greater or lesser number of shares as may be approved by a majority of the board of directors (including at least one of the investor-appointed directors) in any 12 month period.

As of December 23, 2009, 9,925,615 Series B and Series C warrants are outstanding. The Series B and Series C warrants are exercisable commencing on the expiration of the Restriction Period, or the time period beginning on the effective date of this registration statement and ending on the date that is three years after the effective date.

Series D Warrants

In connection with the Series D preferred stock financing, we entered into Series D warrant agreements on various dates during October 2009, with certain investors agreeing to issue and deliver warrant certificates evidencing warrants to purchase an aggregate of 2,817,070 shares of common stock at the per share exercise price of $3.00.

The Series D warrants are exercisable commencing on the expiration of the restriction period, or the time period beginning on the effective date of this registration statement and ending on the date that is three years after the effective date.

If and whenever on or after the original issue date we issue or sell or are deemed to have issued or sold any shares of our common stock for a consideration per share less than the exercise price of the Series D warrant agreement in effect immediately prior to the time of such issuance, then immediately upon such issuance or sale or deemed issuance or sale the exercise price shall be reduced to the exercise price determined by dividing (i) the sum of (A) the product derived by multiplying the exercise price in effect immediately prior to such issuance or sale by the number of shares of common stock deemed outstanding immediately prior to such issuance or sale, plus (B) the consideration, if any, received by the Company upon such issuance or sale, by (ii) the number of shares of common stock deemed outstanding immediately after such issue or sale. Notwithstanding the foregoing, there is not required to be an adjustment in the exercise price of the Series D warrants as a result of any issuance or sale (or deemed issuance or sale) of:

(i) shares of common stock issued upon conversion of the Preferred Stock;

(ii) shares of common stock issued upon the exercise of the Series D Warrants;

(iii) shares of common stock issued upon the exercise of options or other convertible securities outstanding as of March 14, 2007;

(iv) securities issued pursuant to a board-approved (including at least one of the directors appointed by the investors) bona fide acquisition of an entity by merger, purchase of substantially all of the assets or other reorganization;

(v) shares of common stock issued to Catalyst company pursuant to the options granted under the Catalyst Letter Agreements;

(vi) shares of common stock or other securities issued as a dividend or distribution on, or in connection with a split of or recapitalization of, any of the capital stock of the Company;

(vii) up to an aggregate of 800,000 shares of common stock reserved for issuance per year pursuant to an option plan (subject to adjustment in the event of stock splits, stock dividends, stock combinations, recapitalizations and like occurrences) and shares of common stock reserved for issuance pursuant to an option plan in lieu of the repayment of certain salary deferrals as approved by a majority of the board of director (including at least one of the investor appointed directors), which foregoing shares may be subject to options or restricted stock awards granted under an option plan; provided that any options that expire or terminate unexercised or any restricted stock awards that are repurchased by the Company pursuant to the terms of such award shall not be counted toward the maximum number set forth in this subparagraph (vii) unless and until such shares are subject to new restricted stock awards (or new options) pursuant to the terms of an option plan;

(viii) shares of common stock issued or issuable (including options to acquire such shares of common stock) to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions in the ordinary course of business and approved by a majority of the board of directors, including at least one of the investor appointed directors;

(ix) shares of common stock issued or issuable in connection with bona-fide sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships or joint ventures entered into in the ordinary course of business and approved by a majority of the board of directors, including at least one of the investor appointed directors (and by at least a majority of the shares of Preferred Stock voting as a single class on a common equivalent basis, then outstanding, if required pursuant to the Preferred Stock Certificates of Designation);

(x) securities issued in connection with a public offering;

(xi) 1,000,000 incentive stock options or other share-based award in such amount to Mr. James Lowrey, current chairman and chief executive officer of the Company, approved at the August 14, 2009 meeting of the board in consideration for services rendered to the Company;

(xii) permitted issuances; or

(xiii) options (covering up to an aggregate of 330,000 shares of common stock) issued in substitution for outstanding options.

provided that the aggregate number of shares of common stock issued or issuable pursuant to clauses (viii) and (ix) above shall not exceed 350,000 (or such greater or lesser number of shares as may be approved by a majority of the board of directors (including at least one of the investor-appointed directors) in any 12 month period.

As of December 23, 2009, 2,817,070 Series D warrants are outstanding. The Series D warrants are exercisable commencing on the expiration of the restriction period, or the time period beginning on the effective date of this registration statement and ending on the date that is three years after the effective date.

Registration Rights

According to the terms of a Registration Rights Agreement, dated March 14, 2007, as amended from time to time (the “Registration Rights Agreement”), our holders of Series A, Series B, Series C and Series D preferred shares, the Series B Warrants, Series C and Series D Warrants are entitled to demand, piggyback, and Form S-3 registration rights. The stockholders who are a party to the Registration Rights Agreement, from time to time (the “Securityholders”) will hold an aggregate of 3,510,638 shares of our common stock upon completion of this offering and the conversion of all existing series of our preferred stock and exercise of warrants into shares of our common stock that are subject to the registration rights under that Registration Rights Agreement.

Demand Registration Rights

At any time following the earlier of the fifth anniversary of the date of the agreement and six months after the Company has completed its initial public offering of common stock pursuant to a registration statement declared effective under the Securities Act, the holders holding at least 30% of the registrable securities have the right, under our Registration Rights Agreement, to require that we register all or a portion of their registrable securities (provided that the aggregate offering price of the registrable securities to be registered is at least $30,000,000) on Form S-1 or any similar long-form registration or, if available, holders holding at least 50% of the registrable securities may, request registration under the Securities Act of all or a portion of their registrable securities on Form S-3 or any similar short form registration. The underwriters of any underwritten offering have the right to limit the number of shares to be included in a registration statement filed in response to the exercise of these demand registration rights. We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with these demand registration rights.

Piggyback Registration Rights

If we register any securities for public sale after this offering, our Securityholders have piggyback registration rights under our Registration Rights Agreement and the right to include their shares in the registration, subject to specified exceptions. The underwriters of any underwritten offering have the right to limit the number of shares registered by these holders. We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with these piggyback registration rights.

Form S-3 Registration Right

Our Securityholders have the right, under our Registration Rights Agreement, to require that we register all or a portion of their shares of common stock on Form S-3 if we are eligible to file a registration statement on that form provided that the aggregate offering price of the registrable securities to be registered is at least $1,000,000 for each registration and the Company will not be required to cause more than three such short-form registrations to become effective in any 12 month period. The other stockholders who are a party to the Registration Rights Agreement may also include their shares in any such registration. We must pay all registration expenses, as defined in the agreement, for all registrations on Form S-3 which are “demand registrations” under the terms of the agreement.

Investor Rights Agreement with Rutgers University

Pursuant to a registration rights agreement with Rutgers, The State University of New Jersey (“Rutgers”), dated December 13, 2004, if we propose to register any shares of our common stock, excluding (i) an initial public offering of the common stock resulting in net proceeds to us of at least $10,000,000, (ii) a registration on Form S-8 or S-4 or any successor or similar form which includes substantially the same information as would be required to be included in a registration statement covering the sale of the common stock, or (iii) a registration statement related to common stock issuable upon exercise of employee stock options or with any employee benefit or similar plan of ours) Rutgers will have the right to include their shares in the registration, subject to specified exceptions. If the piggyback registration involves an underwritten public offering of the common stock, the number of shares requested to be included in such an underwriting by Rutgers may be reduced if and to the extent that the managing underwriter is of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company or the holders of securities exercising demand registration rights.

Securityholders’ Agreement

Our investors under each of the Series A, B, C and D preferred stock (together, the “Preferred Stock Investors”) have agreed to abide by certain agreements providing rights and restrictions related to our securities pursuant to a Securityholders’ Agreement (the “Stockholders’ Agreement”) originally executed on March 14, 2007, as amended from time to time, and most recently amended on November 9, 2009 (the “Second Amended And Restated Securityholders’ Agreement”). The Second Amended and Restated Securityholders’ Agreement will terminate, and all rights and obligations under the agreement will terminate on the effective date of this registration statement, except for the holdback provisions described below, drag-along obligations and other certain provisions more particularly described in our First Amendment to the Second Amended and Restated Securityholders’ Agreement with our securityholders, included as an exhibit to this registration statement.

Restrictions on transfer

The Second Amended And Restated Securityholders’ Agreement provides no Securityholder is permitted to transfer any of Securityholder’s securities except (i) in accordance with the terms and conditions of the agreement or (ii) to any permitted transferee. The agreement provides neither Messrs. Brian Mayo, William Mayo and Walter Helfrecht are permitted to transfer any of management Securityholder’s securities other than to a permitted transferee until March 14, 2012.

Each Securityholder agrees not to, directly or indirectly, transfer any of such Securityholder’s Securities (as defined in the Securityholders’ Agreement) to any person whose activities, products or services directly compete with the activities, products or services of the Company as reasonably determined in good faith by the board as of the date of such proposed transfer; provided that the foregoing limitation shall not apply to transfers registered under the Securities Act or Rule 144 promulgated thereunder. We may impose stop transfer instructions with its transfer agent in order to enforce the foregoing limitation.

Holdback

Each Securityholder has agreed not to effect any public sale or distribution (including sales pursuant to Rule 144 promulgated under the Securities Act (as such rule may be amended from time to time)) of common stock, or to lend, offer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any common stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences associated with ownership of the common stock, during the period beginning on the effective date of the registration statement relating to the initial public offering and ending on the following dates:

(i) for holders of an aggregate of 2,500 or greater shares of common stock and preferred stock (on an as-converted basis), the date that is one (1) year after the public offering effective date; and

(ii) for holders of less than an aggregate of 2,500 shares of common stock and preferred stock (on an as-converted basis), the date that is 180 days after the public offering effective date.

Each Securityholder has agreed to execute a standard lock-up agreement reflecting the foregoing. In order to enforce the foregoing, we may impose stop-transfer instructions with respect to the securities of each Securityholder until the end of such period.

Right Of First Refusal And Co-Sale Right

Each Preferred Stock Investor has agreed to provide (i) each Preferred Stockholder and (ii) the Company a right of first refusal (a “Right of First Refusal”) to purchase any or all Securities which such Securityholder (the “Selling Securityholder”) may, from time to time, propose to transfer (other than with respect to a transfer to a permitted transferee).

Voting Agreement

The Preferred Stock Investors have agreed to vote all of its shares of Preferred Stock and Common Stock and any other voting Securities of the Company over which such Securityholder has voting control and to take all other necessary or desirable actions within its control (whether in its capacity as a stockholder, director, member of a committee of the board or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company will take all necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that:

•	the authorized number of directors on the board will be established at, and remain during the term of this Agreement fixed at, 11 directors, except for any increases in the size of the board provided for upon the occurrence of certain events set forth in the Certificate of Incorporation;

•	for so long as any shares of Preferred Stock or Conversion Common Shares remain outstanding, three persons nominated by the holders of a majority of shares of common stock (on a fully-diluted basis) held by the Preferred Stock Investors will be elected to the board;

•	if any investor appointed director ceases to serve as a member of the board during his or her term of office, whether due to such director’s death, resignation or removal then the resulting vacancy shall be filled by a representative designated by the holders of a majority of shares of Preferred Stock and Conversion Common Shares held by the Preferred Stock Investors; and

•	no investor appointed director will be removed from the board without the written consent of the holders of a majority of shares of Preferred Stock and Conversion Common Shares (voting on a common stock equivalent basis) held by the Preferred Stockholders.

Miscellaneous Registration Rights

We granted our former consultant Catalyst piggyback registration rights in connection with the shares underlying option received by Catalyst or its assigns under the consulting agreement with Catalyst dated May 31, 2007. The registration rights agreement provides if we determine to register any of our common stock other than a registration relating solely to employee benefit plans or s registration on Form S-4 relating solely to a Rule 145 transaction, we will promptly give Catalyst written notice thereof and Catalyst will have the right to include its shares in the registration statement and sell its shares of common stock in the offering at no additional cost to Catalyst. The registration rights are subject to limitation or elimination if a representative of the underwriters of an offering advises us in writing that marketing factors require a limitation or elimination on the number of shares to be included in the registration statement.

Market Information

Our common stock is not presently quoted or traded on an exchange. We intend to apply for the listing of our common stock on the NASDAQ Capital Market. We do not currently satisfy the eligibility criteria for listing our common stock on NASDAQ and can provide no assurances that our common stock will be accepted for listing on NASDAQ at the offering or following the offering. If our common stock is not accepted for listing on NASDAQ we will seek to trade our common stock on the over-the-counter bulletin board. Furthermore, if our common stock is accepted for listing on NASDAQ, there can be no assurance that we will continue to satisfy such eligibility criteria to be listed on NASDAQ.

Transfer Agent

We have not yet engaged a transfer agent and registrar for our common stock. We intend to engage BNY Mellon Shareholder Services as our transfer agent and registrar prior to the closing to facilitate the closing of the offering.

Anti-Takeover Law, Limitations of Liability and Indemnification

Delaware Anti-Takeover Law.  We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents many Delaware corporations from engaging in a business combination with any interested stockholder, under specified circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

•	the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

•	on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Limited Liability and Indemnification.  Our certificate of incorporation and amended and restated by-laws eliminate the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

•	conducted himself or herself in good faith;

•	reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax consequences of the ownership of the debentures and the shares of common stock into which the debentures may be converted, as of the date of this prospectus. Greenberg Traurig, P.A., our special tax counsel, has provided a tax opinion with respect to the accuracy of the statements contained in the section “Certain United States Federal Income Tax Considerations.” The opinion is submitted as Exhibit 8 to this registration statement. This summary deals only with a debenture or share of common stock held as a capital asset (generally, property held for investment). This summary is based upon the provisions of the Internal Revenue Code of 1986 (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be subject to different interpretations or may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their particular circumstances. This summary does not deal with special situations, such as:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding debentures as a part of a hedging, integrated, conversion or constructive sale transaction, a straddle or other risk reduction transaction;

•	tax consequences to U.S. holders (as defined below) of debentures or shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in partnerships and other pass-through entities;

•	alternative minimum tax consequences, if any;

•	tax consequences to expatriates and certain former U.S. citizens or long-term residents of the U.S.;

•	estate or gift tax consequences; and

•	any state, local or foreign tax consequences.

If you are considering the purchase of debentures or common stock, you should consult your tax advisor concerning the U.S. federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. holder” means a beneficial owner of debentures or shares of common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of debentures or shares of common stock (other than a partnership) that is not a U.S. holder. If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) holds the debentures or common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding the debentures or common stock, you should consult your own tax advisors.

Consequences to U.S. holders

Original Issue Discount

The amount of original issue discount (“OID”), if any, on a debt instrument is equal to the excess of its “stated redemption price at maturity” over its issue price, subject to a statutorily defined de minimis exception. The “stated redemption price at maturity” of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of “qualified stated interest.” For this purpose, “qualified stated interest” generally means stated interest that is unconditionally payable in cash or in property at least annually at a single fixed rate during the entire term of the debt instrument. As provided above, we may elect to defer the payment of unpaid interest on a debenture until a subsequent interest payment date or the earlier of the stated maturity or the date on which the debenture converts into shares of common stock. As a result, none of the interest with respect to a debenture will be treated as “qualified stated interest”. Instead, all of the interest payable with respect to the debenture will be treated as OID.

If a debt instrument provides the issuer with an unconditional option that, if exercised, would allow the issuer to make payments on the debt instrument under an alternative payment schedule, the yield and maturity of such debt instrument for purposes of calculating OID are determined by assuming that the issuer exercises or does not exercise the option in a manner that minimizes the yield on the debt instrument. If we exercise our option to defer the payment of interest, then the yield to maturity of the debentures would be no less than the yield to maturity if we do not exercise this option. Accordingly, for purposes of calculating OID, we will assume that we will not exercise our option to defer the payment of interest on the debentures. If we subsequently exercise our option to defer the payment of interest, then OID would be calculated for the remainder of the debenture term based upon an adjusted issue price as of the date we defer the payment of interest. As a result of such deferral, you would include OID in income in advance of the receipt of cash, regardless of your method of accounting.

Market Discount

If you purchase a debenture for an amount that is less than its issue price, subject to a de minimis exception, you will be treated as having purchased the debenture at a “market discount.” In such case, you will be required to treat any payment on, or any gain realized on the sale, exchange or other disposition of, the debenture as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount accrued on the debenture while held by you and not previously included in income; you also may be required to defer the deduction of all or a portion of any interest paid or accrued on indebtedness incurred or maintained to purchase or carry the debenture. Alternatively, you may elect (with respect to the debenture and all your other market discount obligations) to include market discount in income currently as it accrues. Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of the debenture, unless you elect to accrue market discount on the basis of a constant interest rate. Amounts includible in income as market discount are generally treated as ordinary interest income.

Amortizable Bond Premium

If you purchase a debenture for an amount in excess of its principal amount, you will be treated as having purchased the debenture with “amortizable bond premium” equal in amount to such excess. You may elect (with respect to the debenture and all your other obligations with amortizable bond premium) to amortize such premium using a constant yield method over the remaining term of the debenture and may offset interest income otherwise required to be included in respect of the debenture during any taxable year by the amortized amount of such excess for the taxable year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the Internal Revenue Service. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on the disposition of the debenture.

Constant Yield Method

In lieu of accounting for market discount and amortizable bond premium separately, you may elect to include in income all interest that accrues on the debenture (including market discount and adjusted for amortizable bond premium) using a constant yield method under which the debenture would be treated as if issued on your purchase date for an amount equal to your adjusted basis in the debenture immediately after your purchase of the debenture. Such an election will simplify the computation and reporting of income from a debenture and will effectively permit you to report income using the accrual method and a constant yield.

Sale, exchange, redemption or other disposition of debentures

Except as provided below under “Exchange of debentures into cash or common stock and cash,” you will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a debenture equal to the difference between the amount realized upon the sale, exchange, redemption or other disposition and your adjusted tax basis in the debenture. Your tax basis in a debenture will generally be equal to the amount you paid for the debenture, increased by any market discount included in gross income with respect to the debenture and decreased by any amortizable bond premium and any payments received on the debenture other than qualified stated interest. For these purposes, the amount realized does not include any amount attributable to accrued interest, which amount would be taxable as interest (to the extent not previously included in your income) as described under “Payment of interest” above. Any gain you recognize on a taxable disposition of the debenture generally will be capital gain, except to the extent that there is accrued market discount on the debenture that has not previously been included in your income, which will be treated as ordinary income as described under “Market Discount,” above. Any capital gain or loss will be long-term capital gain or loss if you have held the debenture for more than one year. Long-term capital gains of non-corporate holders currently are subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Exchange of debentures into cash or common stock and cash

If you receive solely cash in exchange for your debentures upon conversion, your gain or loss generally will be determined in the same manner as if you disposed of the debenture in a taxable disposition (as described above under “Sale, exchange, redemption or other disposition of debentures”).

Conversion of debentures

You will generally not recognize any income, gain or loss upon conversion of a debenture into common stock except to the extent that the common stock is considered attributable to accrued interest not previously included in your taxable income (which is taxable as ordinary income) or with respect to cash received in lieu of a fractional share of common stock. Your tax basis in the common stock received on conversion of a debenture will be the same as your adjusted tax basis in the debenture at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period of the common stock will include the holding period of the converted debenture. However, your tax basis in shares of the common stock considered attributable to any accrued interest generally will equal the amount of the accrued interest included in income, and the holding period for such common stock will begin on the date of conversion. An adjustment of the conversion ratio of the debentures, in some circumstances, could be treated as a constructive distribution, as discussed below.

Constructive distributions

The conversion rate of the debentures will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) may in some circumstances result in a deemed distribution to holders of debentures (or our common stock). Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the debentures, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the debentures (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in the manner described below under “Dividends.” It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of

U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Dividends

Distributions, if any, made on our common stock generally will be included in income as ordinary dividend income to the extent of our current and accumulated earnings and profits. However, with respect to individuals, for taxable years beginning before January 1, 2011, such dividends are generally taxed at the lower applicable long-term capital gains rates provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, exchange, redemption or other taxable disposition of common stock

Upon the sale, taxable exchange or other taxable disposition of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by non-corporate holders generally are subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

Information reporting requirements generally will apply to payments of interest on the debentures and dividends on shares of common stock and to the proceeds of a sale of a debenture or share of common stock paid to you, unless you are an exempt recipient, such as a corporation. Backup withholding will apply to those payments if you fail to provide your taxpayer identification number or otherwise fail to comply with applicable requirements to establish an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished timely to the Internal Revenue Service.

Consequences to non-U.S. holders

Payments of interest

The 30% U.S. federal withholding tax will not be applied to any payment to you of interest provided that:

•	interest paid on the debenture is not effectively connected with your conduct of a trade or business in the U.S.;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	(i) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an Internal Revenue Service Form W-8BEN (or other applicable form)), or (ii) you hold your debentures through certain foreign intermediaries or certain foreign partnerships, and you and they satisfy the certification requirements of applicable U.S. Treasury regulations; and

•	you are not a bank whose receipt of interest on the debentures is described in Section 881(c)(3)(A).

Special certification rules apply to non-U.S. holders that are pass-through entities

If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (i) Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (ii) Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest paid on the debentures is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the U.S. If you are engaged in a trade or business in the U.S. and interest on the debentures is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then (although you will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) you will generally be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S.

Dividends and constructive distributions

Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. holders — Constructive distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In the case of any deemed dividend, it is possible that the U.S. federal tax on this dividend would be withheld from interest, shares of your common stock or sales proceeds subsequently paid or credited to you. However, dividends that are effectively connected with the conduct of a trade or business within the U.S. and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Sale, exchange, redemption, conversion or other disposition of debentures or shares of common stock

Gain on the sale, exchange, redemption or other taxable disposition of a debenture (as well as upon the conversion of a debenture into cash or into a combination of cash and stock) or common stock generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment); or

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

If you are described in the first bullet point above, you will be subject to tax on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition under regular graduated U.S. federal income tax rates. If you are a foreign corporation that falls under the first bullet point above, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty.

If you are described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, conversion or other taxable disposition, which may be offset by U.S. source capital losses, even though you are not considered a resident of the U.S.

Any stock which you receive on the sale, exchange, redemption, conversion or other disposition of a debenture which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “Consequences to non-U.S. holders — Payments of interest.”

Information reporting and backup withholding

Generally, we must report annually to the Internal Revenue Service and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you, provided the statement described above in the last bullet point under “Consequences to non-U.S. holders — Payments of interest” has been received (and we do not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, that is not an exempt recipient).

In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a debenture or share of common stock within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received (and we do not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, that is not an exempt recipient) or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished timely to the Internal Revenue Service.

SHARES ELIGIBLE FOR FUTURE SALE

The sale, or availability for sale, of a substantial number of shares of common stock in the public market subsequent to this offering pursuant to Rule 144 of the Securities Act or otherwise could materially adversely affect the market price of our common stock and could impair our ability to raise additional capital through the sale of equity securities or debt financing. Upon completion of this offering, there will be approximately 8,803,042 shares of common stock issued and outstanding. Of these shares, 2,500,000 would be freely transferable immediately. Our executive officers and directors beneficially own 3,546,117 shares, which would be eligible for resale subject to the volume and manner of sale limitations of Rule 144 of the Securities Act. Upon the conversion of our outstanding preferred stock into shares of common stock, an additional 2,846,305 shares are “restricted securities,” as that term is defined in Rule 144, and will be eligible for sale under the provision of Rule 144 following expiration of the lock-ups.

Stock options to purchase an aggregate of 1,952,026 shares of common stock were outstanding under our Amended and Restated 2004 Stock Option Plan as of December 23, 2009. Warrants to purchase an aggregate of 13,078,685 shares of common stock (for which cash would need to be remitted to us for exercise) were outstanding as of December 23, 2009.

The shares of common stock outstanding that are deemed to be “restricted securities” (as that term is defined under Rule 144) or that are owned by our affiliates may only be sold pursuant to an effective registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. Restricted shares and shares of common stock held by our affiliates that are not “restricted” will be eligible for sale, under Rule 144, subject to certain volume and manner of sale limitations prescribed by Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including a person who may be deemed an “affiliate” of the company, who has beneficially owned restricted securities for at least six months may sell, within any three-month period, a number of shares that does not exceed the greater of: (i) 1% of the then outstanding shares of common stock or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales of shares held by our affiliates that are not “restricted” are subject to such volume limitations, but are not subject to the holding period requirement. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about our company. A person who is not deemed to have been an affiliate of our company at any time during the 90 days preceding a sale by such person, and who has beneficially owned the restricted shares for at least six months, is entitled to sell such shares under Rule 144 without regard to any of the restrictions described above.

Following this offering, we cannot predict the effect, if any, that the availability for sale of shares held by our current stockholders will have on the market price from time to time. Nevertheless, sales by our current stockholders of a substantial number of shares of common stock in the public market could materially and adversely affect the market price for our common stock. In addition, the availability for sale of a substantial number of shares of our common stock acquired through the exercise of outstanding stock options or warrants could materially adversely affect the market price of our common stock.

PLAN OF DISTRIBUTION

We are offering up to 2,500,000 shares of common stock and up to $5,000,000 in principal amount of debentures on a self-underwritten “best efforts” basis.

The initial public offering price of shares of our common stock and conversion price for the debentures was determined by our board of directors and management. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, and certain other financial and operating information in recent periods, and other financial and operating information of companies engaged in activities similar to ours. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or debenture conversion price or that an active trading market in our common stock will develop and continue after this offering. The offering price for our securities will be fixed throughout the offering period. The offering will expire three months from the effective date of this registration statement unless extended for an additional three month period by our board of directors.

We intend to use the proceeds of this offering, net of offering expenses, to finance possible acquisitions of, or investments in, competitive businesses, products and technologies as a part of our growth strategy, to repay certain outstanding debt, including certain outstanding amounts due under a settlement agreement, and for working capital and general corporate purposes.

We are not required to sell any specific number or dollar amount of securities but will attempt to sell all of the securities offered.

Investors in this offering may elect to purchase shares of common stock or debentures or a combination of common stock and debentures.

There is currently no public or other trading market in the U.S. for our shares of common stock, and we cannot give any assurance to you that the securities offered by this prospectus will have a market value, or that they can be resold for at least the offered price if and when an active secondary market might develop, or that a public market for our shares will be sustained even if one is ultimately developed.

Our securities will be sold on our behalf by our officers and directors. Our two executive officers James J. Lowrey and Anthony Chidoni will offer the Company’s securities. In addition, each of the following directors of the Company will offer the Company’s securities: Joseph J. Melone, Ash Chawla, Dr. Stuart Weinstein, Dr. E. Darracott Vaughan, Philip Odeen, Robert Kennedy, John R. Murphy, and Dennis Ferro. Potential investors include, but are not limited to, friends, family members and business acquaintances of our officers and directors. The intended methods of communication include, without limitation, telephone calls and personal contacts. In their efforts, our officers and directors will not use any mass advertising methods such as the Internet or print media. Our officers and directors (including any of their affiliates) will not receive any commissions or proceeds from the offering for selling the shares on our behalf. We have not engaged the services of any broker/dealer to assist us in selling the shares.

They will not register as a broker/dealer under Section 15 of the Exchange Act in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer.

The conditions are that:

•	the person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation;

•	the person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

•	the person is not at the time of their participation, an associated person of a broker/dealer; and

•	the person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (i) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities, (ii) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months, and (iii) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii).

Substantially all of our directors, executive officers and stockholders have either entered into or agreed to enter into lock-up agreements with us. Under those lock-up agreements, subject to exceptions, those holders of such stock may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce to do any of the foregoing, without our prior written consent, for a period of one year, from the date of this prospectus. This consent may be given at any time without public notice. Alternatively, minority stockholders holding less than 2,500 shares of our common stock are subject to lock-up periods of 180 days under agreements with us.

LEGAL MATTERS

Greenberg Traurig, P.A., Boca Raton, Florida, will pass upon the validity of the issuance of the common stock and debentures offered by this prospectus as our counsel.

EXPERTS

The financial statements for the years ended December 31, 2007 and December 31, 2008 included in this prospectus have been audited by McGladrey & Pullen, LLP, independent registered public accountants, to the extent and for the periods set forth in its report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the common stock and debentures to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement or the exhibits. Statements made in this prospectus regarding the contents of any contract, agreement or other document are only summaries. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved.

We are not currently subject to the informational requirements of the Securities Exchange Act of 1934. As a result of the offering of the shares of our common stock and debentures, we will become subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports and other information with the SEC. You may read and copy all or any portion of the registration statement or any reports, statements or other information in the files at the public reference room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our filings, including the registration statement, will also be available to you on the web site maintained by the SEC at http://www.sec.gov.

We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors, and to make available to our stockholders quarterly reports for the first three quarters of each year containing unaudited interim financial statements.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our certificate of incorporation contains provisions relating to the indemnification of director and officers and our Amended and Restated By-Laws extend such indemnities to the full extent permitted by Delaware law. We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which we could not indemnify such persons.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles, practices or financial statement disclosure during our two most recent fiscal years and subsequent interim period.

XSTREAM SYSTEMS, INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
XStream Systems, Inc.

We have audited the accompanying balance sheets of XStream Systems, Inc. as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of XStream Systems, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a working capital deficiency, negative cash flows from operations and its total liabilities exceed its total assets. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As described in Note 13 to the financial statements, the 2007 and prior financial statements have been restated for errors in the application of accounting principles related to redeemable preferred stock, income taxes, stock-based compensation and warrants.

/s/  McGladrey & Pullen, LLP

Orlando, Florida
September 16, 2009

McGladrey & Pullen, LLP is a member firm of RSM International, an affiliation of separate and independent accounting legal entities.

XStream Systems, Inc.

Balance Sheets
December 31, 2008 and 2007

	2008	2007

ASSETS
Current Assets
Cash and cash equivalents	$120,478	$1,784,452
Inventory	175,721	221,895
Prepaid expenses	31,802	18,673

Total current assets	328,001	2,025,020
Property and equipment, net	282,616	407,083
Intangible assets, net	126,095	137,561
Deposits	18,919	18,919

Total assets	$755,631	$2,588,583

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$366,853	$419,611
Accrued compensation	253,871	324,306
Accrued expenses	72,041	55,567
Customer deposits	10,000	10,000
Notes payable — stockholders	89,185	354,448
Current portion of notes payable, net of discount	2,507,500	2,181,944

Total current liabilities	3,299,450	3,345,876
Notes Payable, net of current portion	—	250,000

Total liabilities	3,299,450	3,595,876

Series A Preferred stock, $.0001 par value, 7.0% and 5.0% cumulative dividend, 962,101 shares authorized, issued and outstanding	4,130,897	3,860,683

Series B Preferred stock, $.0001 par value, 7.0% and 5.0% cumulative dividend, 1,800,000 shares authorized and 1,619,127 and 1,281,019 shares issued and outstanding 2008 and 2007, respectively, net of preferred stock subscription receivable of $0 and $100,000, respectively	5,177,299	791,177

Series C Preferred stock, $.0001 par value, 7.0% and 5.0% cumulative dividend, 1,350,000 shares authorized, none issued and outstanding	—	—

Stockholders’ Deficit
Common stock, $.0001 par value, 30,000,000 shares authorized, 1,702,156 shares issued and outstanding	170	170
Additional paid-in capital	3,021,994	6,354,602
Accumulated deficit	(14,874,179)	(12,013,925)

Total stockholders’ deficit	(11,852,015)	(5,659,153)

Total liabilities and stockholders’ deficit	$755,631	$2,588,583

See Notes to Financial Statements.

XStream Systems, Inc.

Statements of Operations
Years Ended December 31, 2008 and 2007

	2008	2007

Revenues	$439,000	$135,000
Cost of revenues	129,036	157,508

Gross profit (loss)	309,964	(22,508)

Operating expenses:
General and administrative	2,401,414	3,572,558
Research and development	635,531	1,900,897

Total operating expenses	3,036,945	5,473,455

Loss from operations	(2,726,981)	(5,495,963)

Other income (expense):
Interest income	26,156	52,360
Interest expense	(159,429)	(363,887)

Total other expense	(133,273)	(311,527)

Loss before income taxes	(2,860,254)	(5,807,490)
Income tax expense	—	—

Net loss	(2,860,254)	(5,807,490)
Preferred stock dividend and accretion	(4,323,044)	(212,007)

Net loss available to common stockholders	$(7,183,298)	$(6,019,497)

Basic and diluted loss per share	$(4.22)	$(3.55)

Weighted average shares outstanding	1,702,156	1,694,596

See Notes to Financial Statements.

XStream Systems, Inc.

Statement of Stockholders’ Deficit
Years Ended December 31, 2008 and 2007

		Additional
	Common	Paid-In Capital	Accumulated
	Stock	Common Stock	Deficit	Total

Balance (deficit) at January 1, 2007, as previously reported	$170	$2,940,832	$(3,822,207)	$(881,205)
Adjustment applicable to prior years (See Note 13)	—	238,583	(2,384,228)	(2,145,645)

Balance (deficit) at January 1, 2007, as restated	170	3,179,415	(6,206,435)	(3,026,850)
Stock-based compensation expense	—	424,462	—	424,462
Exercise of stock options	—	9,774	—	9,774
Salary conversion for stock options	—	245,939	—	245,939
Exercise of warrants	—	5,850	—	5,850
Warrants issued in connection with Series B Preferred Stock	—	2,959,150	—	2,959,150
Accretion of redemption value of preferred stock	—	(212,007)	—	(212,007)
Syndication Costs	—	(257,981)	—	(257,981)
Net loss	—	—	(5,807,490)	(5,807,490)

Balance (deficit) at December 31, 2007	170	6,354,602	(12,013,925)	(5,659,153)
Stock-based compensation expense	—	235,326	—	235,326
Warrants issued in connection with Series B Preferred Stock	—	781,029	—	781,029
Accretion of redemption value of preferred stock	—	(4,323,044)	—	(4,323,044)
Syndication Costs	—	(25,919)	—	(25,919)
Net loss	—	—	(2,860,254)	(2,860,254)

Balance (deficit) at December 31, 2008	$170	$3,021,994	$(14,874,179)	$(11,852,015)

See Notes to Financial Statements.

XStream Systems, Inc.

Statements of Cash Flows
Years Ended December 31, 2008 and 2007

	2008	2007

Cash Flows From Operating Activities
Net loss	$(2,860,254)	$(5,807,490)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	235,326	424,462
Depreciation and amortization	129,485	131,640
Amortization of discount on debentures	—	177,097
Loss on disposal of property and equipment	9,247	—
Interest added to notes payable	125,556	100,000
Noncash issuance of options and preferred stock in lieu of compensation	115,347	235,742
Changes in assets and liabilities:
(Increase) decrease in:
Inventory	46,174	(221,895)
Prepaid expenses	(13,129)	17,337
Deposits	—	(17,334)
Increase (decrease) in:
Accounts payable	(52,758)	222,445
Accrued compensation	(34,603)	(4,525)
Accrued expenses	16,474	53,231
Customer deposits	—	(5,000)

Net cash used in operating activities	(2,283,135)	(4,694,290)

Cash Flows From Investing Activities
Purchase of property and equipment	(2,999)	(274,450)
Proceeds from disposal of property and equipment	200	—

Net cash used in investing activities	(2,799)	(274,450)

Cash Flows From Financing Activities
Proceeds from stockholder loans	—	1,356,000
Principal payments on stockholder loans	(301,095)	(568,559)
Principal payments on notes payable	(50,000)	—
Proceeds from the issuance of common stock	—	15,624
Proceeds from the issuance of preferred stock	898,974	5,148,204
Proceeds from preferred stock subscription receivable	100,000	—
Payments for syndication costs	(25,919)	(257,981)
Principal payments on capital leases	—	(46,160)

Net cash provided by financing activities	621,960	5,647,128

Net (decrease) increase in cash and cash equivalents	(1,663,974)	678,388
Cash and cash equivalents:
Beginning	1,784,452	1,106,064

Ending	$120,478	$1,784,452

Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest	$23,103	$83,060

Income taxes	$—	$—

Supplemental Schedule of Noncash Investing and Financing Activities
Issuance of stock in exchange for note receivable for purchase of preferred stock	$—	$100,000

Reclassification of deferred salary to notes payable stockholders	$35,831	$129,448

Exchange of debentures for preferred stock	$—	$1,000,000

Exchange of short-term convertible notes for Series A preferred stock	$—	$375,000

Exchange of short-term convertible notes for Series B preferred stock	$—	$886,000

Reclassification of notes payable to notes payable to stockholders	$—	$300,000

Issuance of options in exchange for deferred salaries	$—	$60,195

See Notes to Financial Statements.

XStream Systems, Inc.

Notes to Financial Statements

Note 1.	Nature of Operations and Significant Accounting Policies

XStream Systems, Inc. (the “Company”) produces next generation X-ray systems for material identification and detection markets. The Company’s patented systems are based on energy-dispersive X-ray diffraction (EDXRD). The Company’s products enable on-site, real-time material identification to the pharmaceutical markets. The Company has its corporate and financial offices in Sebastian, Florida. Manufacturing of the systems is completed by the Company’s contract manufacturer. The Company was founded in 2004.

Management’s plans, liquidity and profitability:  As shown in the accompanying financial statements, the Company incurred net losses for the years ended December 31, 2008 and 2007 of $2,860,254 and $5,807,490, respectively, and cumulative losses since inception of $14,874,179. The Company has consistently generated negative cash flows from operations and as of December 31, 2008, the Company’s current liabilities exceeded its current assets by $2,971,449. Those factors, as well as the uncertainty regarding the ability to obtain additional working capital and the uncertainty regarding market acceptance of the XT250tm product, create overall uncertainty about the Company’s ability to continue as a going concern.

Management of the Company has raised additional working capital in 2009 through issuance of Series C Redeemable Convertible Preferred Stock (see Note 12), and is actively seeking additional funding for working capital. The Company does not currently maintain a line of credit or term loan with any commercial bank or other financial institution and has not made any other arrangements to obtain additional financing. The Company can provide no assurance that it will not require additional financing. Likewise, the Company can provide no assurance that, if additional financing is needed, it will be available in an amount or on terms acceptable to the Company, if at all. If the Company is unable to obtain additional funds when they are needed or if such funds cannot be obtained on favorable terms, the Company may be unable to execute upon its business plan or pay its costs and expenses as they are incurred, which could have a material adverse effect on the Company’s business, financial condition and results of operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

A summary of the Company’s significant accounting policies follows:

Revenue recognition:  The Company’s XT250tm systems include software embedded in the tangible product that is essential to its functionality. The software does not require significant production, modification or customization. Revenue from the sale of our XT250tm systems is recognized when all of the following criteria have been met:

a. persuasive evidence of an arrangement exists,

b. delivery has occurred,

c. the vendor’s fee is fixed or determinable, and

d. collectibility is probable.

While the Company engages in strategic pilot programs with pharmaceutical manufacturers and distributors, revenue is not recognized until the unit is sold, delivered, installed and accepted, and collection of the sales price is probable.

Prior to installation, deposits are ordinarily required from customers before manufacturing commences. These amounts are recorded as customer deposits in current liabilities on the accompanying balance sheets.

The Company has two pricing models including wholesale pricing for distributors who are authorized sales agents and retail pricing to third party end-users.

There are no post-installation obligations other than warranty of the equipment for one year after installation. Warranty expense is estimated based on historical results and is accrued at the time the revenue is recognized.

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

Use of estimates:  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents:  For purposes of the statements of cash flows, cash includes cash on hand and amounts on deposit at federally-insured financial institutions. Cash equivalents include cash in money market accounts that are convertible to a known amount of cash.

Inventories:  Inventories consist of finished goods and are valued at lower of cost or market using the average cost method.

Property and equipment:  Property and equipment are recorded at cost. Major additions and improvements are capitalized, and routine expenditures for repairs and maintenance are charged to expense as incurred.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Years

Machinery and equipment	3-7
Computer equipment	3-5
Furniture and fixtures	7
Website	3

Intangible assets:  Intangible assets consist of a license for the use of patents and are stated at amortized cost. The license is are amortized on a straight-line basis over their estimated useful lives of fifteen years.

Product warranty:  The Company offers warranties to its customers depending on the specific product and the terms of the customer agreement. The average length of the warranty period is one year. The Company’s warranties require it to repair or replace defective products during the warranty period at no cost to the customer. At the time product revenue is recognized, the Company records a liability for estimated costs that may be incurred under the related warranties. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the balance as necessary.

Advertising costs:  Advertising costs are charged to operations when incurred. Advertising expense was $533 and $2,018 for the years ended December 31, 2008 and 2007, respectively.

Income taxes:  Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

On January 1, 2007, the Company adopted the Financial Accounting Standards Board’s (“FASB”) Interpretation Number 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarified the accounting for uncertainty in an enterprise’s financial statements by prescribing a recognition threshold and measurement attribute for the financial statement recognition and

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires management to evaluate its open tax positions that exist on the date of initial adoption in each jurisdiction.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority.

Preferred stock and warrants:  The Company has issued redeemable convertible preferred stock with detachable warrants for the purchase of common stock. The Company reviews the conversion terms for indications requiring bifurcation and separate accounting for the embedded conversion feature. Generally, embedded conversion features where the ability to physical or net-share settle the conversion option is not within the control of the Company are bifurcated and accounted for as derivative financial instruments. Other convertible instruments that are not derivative financial instruments are accounted for by recording the intrinsic value, if any, of the embedded conversion feature as a discount from the initial value of the instrument and accreting such discount back to face value over the term of the instrument using the effective interest rate method.

Detachable warrants are evaluated to determine if they are liability instruments or equity instruments. Warrants determined to be liability instruments at carried at fair value. For warrants determined to be equity instruments, the issuance price of the stock and warrants is allocated between the stock and the warrants based on the relative fair value of those instruments at the date of issuance. The amount allocated to the warrants is recognized as additional paid in capital and is not adjusted subsequent to issuance.

Redeemable preferred stock that is redeemable at the option of the holder is not reported as permanent equity, but rather as mezzanine equity and is initially carried at fair value at the date of issuance. Subsequent to issuance, stock that is redeemable currently is adjusted to its maximum redemption amount at each balance sheet date. Stock that is not redeemable currently is accounted for by accreting changes in the redemption value and discounts over the period from the date of issuance to the earliest redemption date of the security using the interest method.

Segment reporting:  The Company offers direct sales of our XT250tm systems to customers, three-way revenue sharing arrangements between us, pharmaceutical manufacturers/distributors/chain retailers, and a return goods processing center, with payments to us based on a “pay-per-scan service fee” on returns, recalls and suspected diverted products; and PILOT programs whereby manufacturers will host our system for use on a trial basis, providing our host manufacturer with an option to purchase the system following PILOT testing. To date, the Company has not generated revenues from a three-way revenue sharing arrangement or a PILOT program. The Company operates in one operating segment as, no discrete financial information other than Company-wide information is available or utilized by the Company.

Stock-based compensation:  The Company measures and recognizes stock-based compensation expense at the fair value of the awards. Compensation expense for awards and related tax effects are recognized as the awards vest. The Company uses the Black-Scholes Option Pricing Model to determine the fair value of options issued.

Earnings per share:  We compute earnings per share in accordance with FASB Statement No. 128, “Earnings per Share.” Basic earnings per share are computed by dividing net loss by the weighted-average number of common shares outstanding during the period. The diluted earnings per share is computed by giving

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

effect to all potentially dilutive common shares, including stock options. At December 31, 2008 and 2007, we reported net loss; therefore, common stock equivalents were excluded in the computation of diluted earnings per share.

Recent accounting pronouncements:  In June 2008, the FASB ratified EITF Issue No. 07-5, Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock (EITF 07-5). EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies on the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. EITF 07-5 is effective for fiscal years beginning after December 15, 2008. The Company is currently assessing the impact of EITF 07-5 on its financial position and results of operations.

In May 2009, the FASB issued FASB Statement No. 165, Subsequent Events (“SFAS No. 165”). SFAS No. 165 requires an entity to recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet. For unrecognized subsequent events that must be disclosed to keep the financial statements from being misleading, an entity will be required to disclose the nature of the event as well as an estimate of its financial effect or a statement that such an estimate cannot be made. In addition, SFAS No. 165 requires an entity to disclose the date through which subsequent events have been evaluated. SFAS No. 165 is effective for interim and annual periods ending after June 15, 2009 and is to be applied prospectively. This guidance does not impact our current financial statements. The Company’s adoption of SFAS No. 165 is not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

In July 2009, the FASB Accounting Standards Codification (“Codification”) became the single source of authoritative generally accepted accounting principles (“GAAP”) in the United States. The previously existing GAAP hierarchy consisted of four levels of authoritative accounting and reporting guidance (levels A through D), including original pronouncements of the FASB, Emerging Issues Task Force abstracts and other accounting literature. The Codification eliminates this hierarchy and replaced the previously existing GAAP (other than rules and interpretive releases of the SEC) with just two levels of literature: authoritative and nonauthoritative.

Note 2.	Property and Equipment

At December 31, 2008 and 2007, the major classes of property and equipment and the aggregate accumulated depreciation consisted of the following:

	2008	2007

Machinery and equipment	$359,013	$384,168
Computer equipment	151,449	157,655
Furniture and fixtures	72,035	72,035
Website	50,000	50,000

	632,497	663,858
Less accumulated depreciation	(349,881)	(256,775)

Property and equipment, net	$282,616	$407,083

Depreciation expense for the years ended December 31, 2008 and 2007 was $118,019 and $115,291, respectively.

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

Note 3.	Intangible Assets

At December 31, 2008 and 2007, intangible assets and their accumulated amortization consisted of the following:

	2008			2007
	Gross Carrying	Accumulated	Net Carrying	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

License	$171,990	$45,895	$126,095	$171,990	$34,429	$137,561

Amortization expense for the years ended December 31, 2008 and 2007 was $11,466 and $16,349, respectively.

Future amortization expense as of December 31, 2008 is as follows:

Year Ending December 31,

2009	$11,466
2010	11,466
2011	11,466
2012	11,466
2013	11,466
Thereafter	68,765

$126,095

The weighted-average remaining amortization period for the license is 11 years.

Note 4.	Income Taxes

The Company adopted the provisions of FIN 48 on January 1, 2007. As a result of the implementation of FIN 48, the Company determined that no material adjustment was required; there are no unrecognized tax benefits, and accordingly no associated interest and penalties are required to be accrued at December 31, 2008 and 2007, respectively.

The Company does not believe that there are any tax positions for which a material change in unrecognized tax benefit or liability is reasonably possible in the next 12 months. The company believes that there are no unrecognized tax benefits which, if recognized, would impact the effective tax rate.

The company has evaluated its open tax years by major jurisdiction, and concluded that the tax years 2005 through 2008 remain open to examination by federal and state taxing authorities.

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

Temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities and operating loss carryforwards that give rise to significant portions of the deferred tax assets and liabilities relate to the following as of December 31, 2008 and 2007:

	2008	2007

Deferred tax assets:
Accrued expenses	$91,677	$93,156
Stock compensation costs	223,701	189,908
Discount on debentures	80,328	40,851
Warranty reserve	13,171	7,526
Other	3,563	3,563
Net operating loss carryforward	4,903,147	3,937,302

Deferred tax assets	5,315,587	4,272,306
Less valuation allowance	(5,295,473)	(4,245,226)

Deferred tax assets, net	20,114	27,080
Deferred tax liabilities:
Property and equipment, principally due to differences in depreciation	(20,114)	(27,080)

Net deferred income taxes	$—	$—

A valuation allowance is required to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a $5,295,473 and $4,245,226 valuation allowance at December 31, 2008 and 2007, respectively, is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the current year is $1,050,247.

Loss carryforwards for tax purposes as of December 31, 2008 have the following expiration dates:

Expiration Date December 31,	Amount

2024	$425,415
2025	1,700,772
2026	2,897,580
2027	5,435,778
2028	2,568,642

$13,028,187

The Company’s ability to utilize these net operating losses to offset future taxable income of the Company may be limited under the Internal Revenue Code Section 382 Change in Ownership Rules. Management is in the process of evaluating if a change in ownership has occurred to limit the utilization of the net operating losses.

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

The following table presents the principal reasons for the difference between the effective tax rate and the U.S. federal statutory income tax rate for the year ended December 31, 2008:

	2008		2007

Book Income at U.S. federal statutory income tax rate	$(972,487)	(34.00)%	$(1,974,547)	(34.00)%
State taxes, net of federal income tax effect	(96,296)	(3.37)	(205,127)	(3.53)
Change in valuation allowance	1,050,247	36.72	2,100,640	36.17
Permanent differences	70,538	2.47	53,244	0.92
Other, net	(52,002)	(1.82)	25,790	0.44

Effective income tax rate	$—	0.00%	$—	0.00%

Note 5.	Notes Payable — Stockholders

At December 31, 2008 and 2007, notes payable — stockholders were all classified as current liabilities and consisted of the following:

	2008	2007

Unsecured promissory note to a stockholder, with interest at a rate of 8%. Monthly principal and interest of $7,228 are due beginning on January 18, 2008, with a final maturity on December 1, 2008. The balance was paid in full on March 10, 2009.(i)	$21,400	$86,378
Unsecured promissory note to a stockholder, with interest at a rate of 8%. Monthly principal and interest of $6,508 are due beginning on June 15, 2008 with final maturity on December 15, 2008(i)	43,070	43,070
Unsecured promissory note to a stockholder, with interest at a rate of 8%. Monthly principal and interest of $3,183 are due beginning on July 15, 2008 with final maturity on May 15, 2009.(i)	24,715	—
Unsecured subordinated debentures to stockholders, which accrued interest at 4% and matured December 31, 2007. Debentures paid on January 11, 2008	—	225,000

Total notes payable — stockholders	$89,185	$354,448

(i)	The Company is in default of these promissory notes as of December 31, 2008. In connection with the default, the interest rate increased to 12%.

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

Note 6.	Notes Payable

At December 31, 2008 and 2007, notes payable consisted of the following:

	2008	2007

Unsecured note payable to the contract manufacturer(i). Principal and interest, which accrues at a rate of 5%, is due at maturity, September 5, 2008. The Company was in default on this note as of the maturity date. See Note 12 for terms of tentative settlement agreement	$2,257,500	$2,131,944
Unsecured subordinated debentures, which accrued interest at a rate of 4% and matured December 31, 2007. Debentures subsequently paid on January 11, 2008	—	50,000
Unsecured subordinated debentures, which accrue interest at a rate of 8% and mature through December 31, 2009. The Company was in default on interest payments as of December 31, 2008	250,000	250,000

Total notes payable	2,507,500	2,431,944
Less current portion	2,507,500	2,181,944

Total long-term obligations	$—	$250,000

(i)	In connection with the note payable, the Company entered into a supply agreement with its contract manufacturer. In accordance with the agreement, the Company commits to purchase 100% of the Company’s total demand for the initial twenty-four months of volume production.

Debt discount:  In connection with the issuance of debentures in 2005, as described above and in Note 5, the Company issued 330,000 warrants for the purchase of common stock (see Note 8). The Company recorded a discount of $354,197 on the debentures as of December 31, 2005 representing the fair value of the warrants issued, which was amortized over the term of the debentures. Amortization expense for the years ended December 31, 2008 and 2007 was $0 and $177,097, respectively. The amortization was recorded as interest expense on the accompanying financial statements.

Future minimum payments of $2,507,500 on notes payable as of December 31, 2008, are currently due or are due during the year ending December 31, 2009.

Convertible promissory notes:  During the year ended December 31, 2007 the company issued short term convertible promissory notes in the amount of $1,261,000 which were converted into Series A and Series B preferred shares (and warrants) during 2007 in the amount of $375,000 and $886,000, respectively.

Note 7.	Share-Based Payments

In 2004, the Company adopted a Stock Incentive Plan (“the Plan”). The Plan is administered by the Board of Directors or a committee thereof and provides for options to purchase 2,600,000 shares of common stock to be granted under the Plan to officers, directors, independent contractors and consultants of the Company. The Plan authorized the issuance of incentive stock options (“ISOs”), as defined in the Internal Revenue Code of 1986, as amended and non-qualified stock options (“NQSO’s”). Consultants and directors who are not also employees of the Company are eligible for grants of only NQSOs. The exercise price of each ISO may not be less than 100% of the fair market value of the common stock at the time of grant, except that in the case of a grant to an employee who owns 10% or more of the outstanding stock of the Company, the exercise price may not be less than 110% of the fair market value on the date of grant. Generally, unless fully vested at the time of grant, options shall be exercisable at 25% per year, and shall be outstanding for ten years.

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

The fair value of each option award is estimated on the date of grant using the Black-Scholes Option Pricing Model that uses the assumptions noted in the following table. Expected volatility is based on the historical volatility of similar companies’ stock. The risk-free rate for periods within the contractual life of the option is based on the U.S. treasury strip yield curve in effect at the time of grant.

The assumptions used and the weighted average fair value of options granted are as follows for the years ended December 31, 2008 and 2007:

	2008	2007

Risk-free interest rate	1.55% - 3.34%	3.96% - 5.19%
Expected dividend yield	0%	0%
Expected volatility	51.69% - 62.58%	53.89% - 70.74%
Expected life in years	5 - 7	5 - 7
Service period in years	0 - 4	0 - 4
Weighted average fair value of options granted	$0.16	$1.21

Compensation cost recognized on options granted in 2008 and 2007 was $235,326 and $424,462, respectively.

The following is an analysis of options to purchase shares of the Company’s common stock issued and outstanding as of December 31, 2008 and 2007:

	2008		2007
		Weighted-		Weighted-
		Average		Average
	Shares	Exercise Price	Shares	Exercise Price

Outstanding at beginning of year	901,991	$2.80	526,128	$1.92
Granted	799,044	2.39	456,760	3.83
Exercised	—	—	(2,572)	3.80
Forfeited	(161,275)	3.01	(78,325)	2.97

Outstanding at year-end	1,539,760	$2.57	901,991	$2.80

Exercisable at year-end	1,440,416	$2.59	725,434	$2.81

Weighted-average remaining term of outstanding options		8.04 years		7.71 years

Weighted-average remaining term of vested options		8.04 years		7.64 years

A summary of the status of the Company’s nonvested shares as of December 31, 2007 and 2008 and changes during the years ended December 31, 2007 and 2008 is presented below:

	2008		2007
		Weighted-Average		Weighted-Average
		Grant Date		Grant Date
	Shares	Fair Value	Shares	Fair Value

Nonvested at beginning of year	176,557	$1.61	210,656	$1.15
Granted	799,044	0.16	456,760	1.21
Vested	(806,504)	0.25	(412,534)	0.84
Forfeited	(69,753)	1.37	(78,325)	2.06

Nonvested at year-end	99,344	$1.16	176,557	$1.61

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

As of December 31, 2008 and 2007, there was $242,449 and $356,479, respectively, of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted. That cost is expected to be recognized over a weighted average remaining term of 3.04 years.

Note 8.	Preferred Stock and Warrants

Series A Redeemable Convertible Preferred Stock:  On March 14, 2007, the Company issued 962,101 shares of redeemable convertible preferred stock. This preferred stock was designated Series A Redeemable Convertible Preferred Stock (“Series A Preferred”). The Series A Preferred has a par value of $.0001 and has a liquidation value of $3.80 plus a rate of return equal to 5% per annum, compounded annually, per share. The Series A Preferred is convertible into shares of the Company’s common stock at a conversion rate of one for one at the request of the holders of Series A Preferred. The Series A Preferred is redeemable at any time on or after March 14, 2012, upon the request of the holders of at least a majority of the then outstanding shares of Series A Preferred. Upon such request, each of the holders of the then outstanding Series A Preferred shall have the right to require the Company to redeem all or any of their shares of Series A Preferred at a price per share equal to the Series A Liquidation Value plus a rate of return on such amount equal to 7% per annum, compounded annually. The issuance of the Series A Preferred generated net cash proceeds of $3,280,984, after transaction fees, expenses and noncash items. The Company used the net cash proceeds for operational purposes.

Dividends on the Series A Preferred accrue daily at 5% per annum except upon an event of noncompliance including; failure to make any redemption payment under the Preferred Stock Purchase Agreement (“the Agreement”), a breach of any covenant or agreement included in the Agreement, any realization that any of the representations or warranties under the agreement are untrue on incorrect, the Company entering into liquidation or bankruptcy, the Company defaulting on one or more indentures, agreements or other instruments under which Indebtedness amounts to at least $100,000, and any judgment rendered against the Company in excess of $500,000, after which the dividend rate shall be increased to 7% per annum. On September 16, 2008, the Company was in default of a loan agreement with its contract manufacturer and as the default was greater than $100,000 the dividend rate increased to 7% on such date, and will continue until the default is cured. In addition, the above noted event of noncompliance results in the Series A Preferred being immediately redeemable upon request of the holders of a majority of the outstanding shares of Series A Preferred at a price per share of $3.80 per share plus a rate of return equal to 7% per annum.

Series B Redeemable Convertible Preferred Stock:  On December 21, 2007, the Company issued 1,264,353 shares of redeemable convertible preferred stock and 6,321,756 warrants to purchase shares of common stock at a strike price of $3.00 per share, which expire 10 years after the date of issuance. This preferred stock was designated Series B Redeemable Convertible Preferred Stock. The Series B Preferred has a par value of $.0001 and has a liquidation value of $3.00 plus a rate of return currently equal to 5% per annum, compounded annually, per share. The Series B Preferred is convertible into shares of the Company’s common stock at a conversion rate of one for one at the request of the holders of Series B Preferred. The Series B Preferred is redeemable at any time on or after March 14, 2012, upon the request of the holders of at least a majority of the then outstanding shares of Series B Preferred, each of the holders of the then outstanding Series B Preferred shall have the right to require the Company to redeem all or any of their shares of Series B Preferred at a price per share equal to the Series B Liquidation Value plus a rate of return on such amount equal to 7% per annum, compounded annually.

Dividends on the Series B Preferred will accrue daily at 5% per annum except upon an event of noncompliance, as described above, after which the dividend rate shall be increased to 7% per annum. On September 16, 2008, the Company was in default of a loan agreement with its contract manufacturer and as the default was greater than $100,000 the dividend rate increased to 7% on such date.

In addition, the above noted event of noncompliance results in the Series B Preferred being immediately redeemable upon request of the holders of a majority of the outstanding shares of Series B Preferred at a price per share of $3.00 per share plus a rate of return equal to 7% per annum.

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

The Company issued additional shares of Series B Preferred and warrants during the years ended December 31, 2008 and 2007 as follows:

	Series B	Series B		Noncash
	Preferred	Warrants for	Cash	Conversion of
Date	Shares	Common Stock	Proceeds	Compensation

December 31, 2007	16,666	83,330	$—	$49,998
February 28, 2008	30,116	150,580	25,000	65,348
May 30, 2008	291,326	1,456,630	873,974	—
June 30, 2008	16,666	83,330	—	49,998

	354,774	1,773,870	$898,974	$165,344

The issuance of the Series B Preferred generated net cash proceeds of $837,055 and $1,807,059, after transaction fees, expenses and noncash items for the years ended December 31, 2008 and 2007, respectively. The Company used the net cash proceeds for operational purposes. The Company issued Series B Preferred shares and warrants to its interim CEO in exchange for services rendered. Compensation to the CEO in the amount of $49,998 for each of the periods ended December 31, 2007 and June 30, 2008 was exchanged for shares and warrants at the same price as those purchased for cash. The CEO’s total compensation of $99,996 for the period of service was determined by the Company’s Board of Directors and was recorded as compensation expense in the period earned. The Company also issued Series A Preferred shares and warrants to its President in exchange for deferred salary on February 28, 2008. The President recognized as compensation $100,000 of deferred salary on that date and exchanged the net pay amount of $65,348 to purchase Series B Preferred Units at the same price as those purchased for cash.

The purchase price allocated between the Series B Redeemable Preferred Stock and the Series B warrants (“Series B Units”) was determined by the board of directors on the date of the first issuance of Series B Units which was December 21, 2007. The Preferred Series B Stock was valued at $.69 per share and each warrant was valued at $.462 per share of common stock to be issued. The value of the warrants was determined using the Black Scholes Option Pricing model using the following assumptions:

Exercise price of warrants	$3.00
Value of Common Stock	0.69
Risk-free interest rate	4.18%
Dividend yield	0.00%
Expected volatility	80.00%
Weighted average expected life to maturity	10 years

In connection with the issuance of warrants associated with the Series B Preferred, in accordance with APB 14, the Company allocated the fair value of the warrants as a discount to the Series B Preferred in the amount of $781,029 and $2,959,150, for the years ended December 31, 2008 and 2007, respectively. The discount was fully amortized in 2008, due to the event of noncompliance that resulted in the Series B Preferred becoming immediately redeemable, as discussed above.

Under the terms of the agreements, the Series A Preferred and Series B Preferred have no preference over one another.

At any time, holders of Preferred Stock have the right to convert all or any portion of their shares of Preferred Stock into shares of common stock . All shares of Preferred Stock automatically convert into common stock upon (A) the affirmative written consent of the holders of at least a majority of the outstanding shares of Preferred Stock or (B) any offering by the Company of debt or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933.

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

Warrants:  In connection with the issuance of debentures in 2005 and 2007 (see Notes 5 and 6), the Company issued 330,000 warrants for the purchase of common stock, $.0001 par value, with a strike price of $2.34 per share, exercisable for a period of 10 years.

During the years ended December 31, 2008 and 2007, the Company issued warrants to purchase approximately 1,712,000 and 6,430,000 shares of common stock. A summary of the status of the Company’s warrants related to the issuance of debentures and preferred stock, which are classified as equity on the balance sheet is as follows:

	2008			2007
			Weighted			Weighted
			Average			Average
		Weighted	Remaining		Weighted	Remaining
		Average	Contractual		Average	Contractual
	Warrants	Exercise Price	Term	Warrants	Exercise Price	Term

Beginning balance of warrants	6,720,095	2.97	—	292,500	2.34	—
Warrants issued	1,711,540	3.00	—	6,430,095	3.00	—
Warrants exercised	—	—	—	(2,500)	2.34	—

Warrants outstanding and exercisable, year end	8,431,635	2.98	9.06	6,720,095	2.97	9.97

Note 9.	Commitments & Contingency

Operating lease:  The Company leases its main office and engineering facility under operating leases through February 28, 2012. Lease expense for the years ended December 31, 2008 and 2007 is $136,836 and $114,267, respectively, which includes expenses related to common area maintenance. Future minimum lease payments under the operating leases are as follows for the years ending December 31:

2009	$115,164
2010	119,771
2011	124,562
2012	20,894
2013	—

Total minimum future lease payments	$380,391

Guarantees:  The Company is contingently liable for certain payments related to the sale of its XT250 units. The Company signed recourse agreements, whereby the Company guarantees the payment of the unamortized principal balance of certain capital lease agreements in the event the customer defaults on the payment for the units. As of December 31, 2008 and 2007, the unamortized principal balance of these leases totaled $113,825 and $135,000, respectively. Management feels it is unlikely that the Company will be required to satisfy any of these amounts. Additionally, management has determined that the fair value of the guarantees is not significant.

Royalty payments:  As required under the license agreement entered into by the Company with a university for exclusive rights to produce and sell products which utilize the university’s patented X-ray diffraction technology, the Company has agreed to pay the university a minimum annual royalty for a term of 15 years,

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

which was the remaining life of the patent at the inception of the agreement. Minimum annual royalty payments under the license agreement are as follows for the years ending December 31:

2009	$500,000
2010	500,000
2011	500,000
2012	500,000
2013	500,000
Thereafter	3,000,000

Total minimum royalty payments	$5,500,000

Royalty expense for the years ended December 31, 2008 and 2007 was $300,000 and $150,000, respectively and is included in general and administrative expenses on the accompanying statement of operations. Under the terms of the agreement those were the minimum payments due for the years ended December 31, 2008 and 2007, respectively.

Product warranty:  The Company estimated its product warranty liability as of December 31, 2008 and 2007 of approximately $35,000 and $20,000, respectively, which is included in accrued expenses.

At December 31, 2008 and 2007, the aggregate product warranty liability consisted of the following:

	2008	2007

Beginning warranty liability	$20,000	$—
Reductions for payment made under warranty	—	—
Product warranty issued	15,000	20,000
Changes related to preexisting warranties	—	—

Ending balance of the warranty liability	$35,000	$20,000

Note 10.	Concentration

Cash and cash equivalents, at times, may exceed federally-insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000 as of December 31, 2007 and $250,000 as of December 31, 2008. However, this financial institution is participating in the FDIC’s Transaction Accounts Guarantee Program (“TAGP”) through December 31, 2009, whereby all non-interest bearing transaction accounts, including business checking accounts, are fully guaranteed by the FDIC for the entire amount in each account. Coverage under the TAGP is in addition to and separate from the $250,000 of coverage available under general deposit insurance rules. The Company has not experienced any losses in such accounts.

Note 11.	Related Parties

The Company engages a stockholder under a consulting agreement to serve as Chairman of the Company’s Scientific Advisory Board. This arrangement provides for an hourly fee for work performed under the agreement as well as 25,000 options, which vest over a period of four years. During 2008 and 2007, payments of $200 and $300, respectively, were paid to the stockholder under the consulting agreement.

The Company has engaged a consulting firm to perform certain consulting services related to the Company’s capital structure, budgeting and financial planning. In addition, the Company has consulting agreements to provide introductions to potential new customers and suppliers. The principals of the consulting firm are stockholders, one of whom was a board member during 2007. Compensation expense to the consulting firm for services rendered during 2008 and 2007 under these consulting agreements totaled $51,442 and $195,219, respectively. In exchange

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

for the services rendered, the Company issued options for 578,000 and 90,000 shares of the Company’s common stock at an exercise price of $3.00 per share with an exercise period of 10 years, during 2008 and 2007, respectively.

Note 12.	Subsequent Events

Subsequent to December 31, 2008, the Company issued 365,996 shares of redeemable convertible preferred stock. This preferred stock was designated as Series C Redeemable Convertible Preferred Stock (“Series C Preferred”). The Series C Preferred has a par value of $.0001, is of equal preference with the Series A Preferred and Series B Preferred, and has a liquidation value of $3.00 plus a rate of return equal to 5% per annum, compounded annually, per share. The Series C Preferred is convertible to common stock on a one-for-one basis at the request of the holders of Series C Preferred Stock. The issuance of the Series C Preferred generated net cash proceeds of $1,097,988, after transaction fees and expenses. The Company used the net cash proceeds for operational purposes.

The Series C Preferred is redeemable at any time on or after March 14, 2012, upon the request of the holders of at least a majority of the then outstanding shares of Series C Preferred, at which time each of the holders of the then outstanding Series C Preferred shall have the right to require the Company to redeem all or any of their shares of Series C Preferred at a price per share equal to the Series C Liquidation Value plus a rate of return on such amount equal to 5% per annum, compounded annually. Dividends on the Series C Preferred accrue daily at 5% per annum except upon an event of noncompliance after which the dividend rate shall be increased to 7% per annum.

On September 16, 2008, Kimball International, Inc. and Kimball Electronics, Inc. (“Kimball”) filed suit against the Company. Kimball filed three claims against the Company including a claim alleging the Company defaulted on a $2,000,000 loan provided by Kimball to the Company, breach of a reserve capacity agreement and breach of a supplier agreement. On June 30, 2009, the District Court ordered a partial judgment in favor of Kimball in the amount of $2,000,000 against the Company, which was recorded in the accompanying balance sheet as of December 31, 2008. The settlement agreement between Kimball and the Company was never finalized and none of the payments have been made. The parties have filed competing motions with the Court to enforce their respective versions of the settlement terms. Additionally, Kimball’s motion requests the court to enter a separate judgment in their favor and against the Company in the principal sum of $3,200,000. This amount represents the loan principal balance of $2,000,000; accrued interest, reserve capacity fees, legal and other fees of approximately $420,000; and inventory held by Kimball of approximately $780,000. As of September 30, 2009, the Company has recorded the $2,000,000 principal balance and approximately $407,000 of accrued interest and reserve capacity fees. The inventory is not recorded on the Company’s financial statements as title and possession of the inventory remain with Kimball. Should the litigation be settled according to these terms, the Company anticipates that a portion of the proceeds of the public offering will be utilized to pay the monies due to Kimball. The Company intends to vigorously pursue the settlement which will include terms under which Kimball will continue to supply XT250tm units and allocate a portion of the payments to be made by the Company under the settlement agreement to the $780,000 in XT250tm inventory in Kimball’s possession. If the Company is unable to settle this litigation in a timely manner, the Company’s results of operations may be adversely affected.

Note 13.	Restatement

In years prior to 2008, the Company recognized a deferred tax asset. In accordance with FASB 109, Accounting for Income Taxes, a valuation allowance is recorded when, based on the weight of available evidence, it is more likely than not that some portion or all of a deferred tax asset will not be realized. It was determined during 2008 that, based on available evidence in periods prior to 2008, it was more likely than not that the deferred tax asset in those periods would not be realized. The Company has restated the financial statements for years prior to 2008 to recognize a valuation allowance equal to its net deferred tax asset.

In years prior to 2008, the Company recognized stock-based compensation expense using assumptions for the Black-Scholes Option Pricing Model that were not properly updated at each grant date, which was not in accordance with accounting principles generally accepted in the United States of America and resulted in the

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

overstatement of stock compensation expense and additional paid-in capital. The financial statements for years prior to 2008 have been restated to properly recognize compensation expense and additional paid-in capital related to the options granted.

In years prior to 2008, the Company issued debentures with detachable warrants, which were determined to be equity instruments. The Company failed to recognize the value of the warrants and the related discount on the debentures, which was not in accordance with account principles generally accepted in the United States of America. The Company has restated the financial statements for years prior to 2008 to value the warrants using the Black-Scholes Option Pricing Model and amortize the related discount on the debentures over the life of the debentures.

During 2007, the Series A Preferred and Series B Preferred that was issued by the Company was classified as permanent equity. In accordance with EITF Topic D-98, Classification and Measurement of Redeemable Securities, it was determined during 2008 that, because the Series A Preferred and Series B Preferred have redemption features that are not solely within the control of the Company, these securities should be classified outside of permanent equity. As such, the 2007 financial statements have been restated to classify the Series A Preferred and Series B Preferred as mezzanine equity.

During 2007, the Company accrued dividends on the issued and outstanding shares of Series A Preferred and Series B Preferred without formal board declaration. It was determined during 2008 that, in accordance with accounting principles generally accepted in the United States of America, the dividends should only be accrued when declared. The 2007 financial statements have been restated to eliminate the accrual of undeclared dividends on Series A Preferred and Series B Preferred.

During 2007, the Company issued Series B Preferred in exchange for a receivable in the amount of $100,000 and reported the receivable in current assets. In accordance with accounting principles generally accepted in the United States of America, receivables obtained in connection with the issuance of stock should be reported as reduction of the stock. The balance sheet at December 31, 2007 has been restated to reclassify this receivable as a reduction of the Series B Preferred.

The Company’s financial statements for the year ended December 31, 2007, have been adjusted for the items discussed above in accordance with accounting principles generally accepted in the United States of America. The portion of the adjustments applicable to the year ended December 31, 2006 and prior years, in the amount of $2,145,645, has been treated as a retroactive restatement of the December 31, 2006 stockholders’ deficit balance.

The restatements discussed above had the following effects on the balance sheet and statements of operations, stockholder’s deficit and cash flows as of and for the year ended December 31, 2007, as compared to the amounts previously reported.

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

	As Previously		Effect of
	Reported	As Restated	Change

Balance Sheet:
Current Assets
Cash and cash equivalents	$1,784,452	$1,784,452	$—
Inventory	221,895	221,895	—
Receivable from stockholders	100,000	—	(100,000)
Prepaid expenses	18,673	18,673	—

Total current assets	2,125,020	2,025,020	(100,000)
Property and equipment, net	407,083	407,083	—
Deferred tax asset	4,728,405	—	(4,728,405)
Intangible assets, net	137,561	137,561	—
Deposits	18,919	18,919	—

Total assets	7,416,988	2,588,583	(4,828,405)

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable	419,611	419,611	—
Accrued compensation	324,306	324,306	—
Accrued expenses	55,567	55,567	—
Accrued dividends	150,998	—	(150,998)
Customer deposits	10,000	10,000	—
Notes payable — stockholders	354,448	354,448	—
Current portion of notes payable, net of discount	2,181,944	2,181,944	—

Total current liabilities	3,496,874	3,345,876	(150,998)
Notes Payable, net of current portion	250,000	250,000	—

Total liabilities	3,746,874	3,595,876	(150,998)

Series A Preferred stock, $.0001 par value, 5.0% cumulative dividend, 962,101 shares authorized, issued and outstanding	—	3,860,683	3,860,683

Series B Preferred stock, $.0001 par value, 5.0% cumulative dividend, 1,800,000 shares authorized, and 1,281,019 shares issued and outstanding, net of preferred stock subscription receivable of $100,000	—	791,177	791,177

Series C Preferred stock, $.0001 par value, 5.0% cumulative dividend, 1,350,000 shares authorized, none issued and outstanding	—	—	—

Stockholders’ Deficit
Common stock, $.0001 par value, 30,000,000 shares authorized, 1,702,156 shares issued and outstanding	170	170	—
Series A Preferred stock, $.0001 par value, 5.0% cumulative dividend, 962,101 shares authorized, issued and outstanding	96	—	(96)
Series B Preferred stock, $.0001 par value, 5.0% cumulative dividend, 1,800,000 shares authorized, and 1,281,019 shares issued and outstanding	128	—	(128)
Additional paid-in capital	11,360,132	6,354,602	(5,005,530)
Accumulated deficit	(7,690,412)	(12,013,925)	(4,323,513)

Total stockholders’ deficit	3,670,114	(5,659,153)	(9,329,267)

Total liabilities and stockholders’ deficit	$7,416,988	$2,588,583	$(4,828,405)

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

	As Previously		Effect of
	Reported	As Restated	Change

Statement of Operations:
Revenues	$135,000	$135,000	$—
Cost of revenues	157,508	157,508	—

Gross loss	(22,508)	(22,508)	—

Operating expenses
General and administrative	4,065,033	3,572,558	(492,475)
Research and development	1,900,897	1,900,897	—

Total operating expenses	5,965,930	5,473,455	(492,475)

Loss from operations	(5,988,438)	(5,495,963)	492,475

Other income (expense)
Interest income	52,360	52,360	—
Interest expense	(186,790)	(363,887)	(177,097)

Total other expenses	(134,430)	(311,527)	(177,097)

Loss before income taxes	(6,122,868)	(5,807,490)	315,378

Income tax benefit	2,405,661	—	(2,405,661)

Net (loss) income	$(3,717,207)	$(5,807,490)	$(2,090,283)

	As Previously		Effect of
	Reported	As Restated	Change

Statement of Stockholders’ Equity Deficit:
Balance at January 1, 2007	$(881,205)	$(3,026,850)	$(2,145,645)
Issuance of preferred stock and warrants	8,419,524	—	(8,419,524)
Stock-based compensation expense	—	424,462	424,462
Exercise of stock options	—	9,774	9,774
Salary conversion for stock options	—	245,939	245,939
Exercise of warrants	—	5,850	5,850
Discount on warrants issued in connection with Series B Preferred Stock	—	2,701,169	2,701,169
Dividends	(150,998)	—	150,998
Amortization of redemption value of preferred stock	—	(212,007)	(212,007)
Net loss	(3,717,207)	(5,807,490)	(2,090,283)

Balance at December 31, 2007	$3,670,114	$(5,659,153)	$(9,329,267)

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

	As Previously		Effect of
	Reported	As Restated	Change

Statement of Cash Flows:
Net loss	$(3,717,207)	$(5,807,490)	$(2,090,283)
Adjustments to reconcile net loss to net cash used in operating activities:			—
Stock-based compensation expense	916,935	424,462	(492,473)
Depreciation and amortization	131,640	131,640	—
Amortization of discount on debentures	—	177,097	177,097
Interest added to notes payable	100,000	100,000	—
Noncash issuance of options and preferred stock in lieu of compensation	59,772	235,742	175,970
Deferred income taxes	(2,405,661)	—	2,405,661
Changes in assets and liabilities:
(Increase) decrease in:
Inventory	(221,895)	(221,895)	—
Prepaid expenses	14,924	17,337	2,413
Deposits	(17,334)	(17,334)	—
Increase (decrease) in:
Accounts payable	222,445	222,445	—
Accrued compensation	135,270	(4,525)	(139,795)
Accrued expenses	53,231	53,231	—
Customer deposits	(5,000)	(5,000)	—

Net cash used in operating activities	(4,732,880)	(4,694,290)	38,590

Cash Flows From Investing Activities
Purchase of property and equipment	(274,450)	(274,450)	—

Net cash used in investing activities	(274,450)	(274,450)	—

Cash Flows From Financing Activities
Proceeds from stockholder loans	1,356,000	1,356,000	—
Principal payments on stockholder loans	(460,000)	(568,559)	(108,559)
Principal payments on notes payable	—	—	—
Proceeds from the issuance of common stock	15,624	15,624	—
Proceeds from the issuance of preferred stock	5,078,235	5,148,204	69,969
Proceeds from preferred stock subscription receivable	—	—	—
Payments for syndication costs	(257,981)	(257,981)	—
Principal payments on capital leases	(46,160)	(46,160)	—

Net cash provided by financing activities	5,685,718	5,647,128	(38,590)

Net (decrease) increase in cash and cash equivalents	678,388	678,388	—
Cash and cash equivalents:
Beginning	1,106,064	1,106,064	—

Ending	$1,784,452	$1,784,452	—

XStream Systems, Inc.

Balance Sheets
September 30, 2009 and December 31, 2008

	September 30,	December 31,
	2009	2008
	(Unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$21,659	$120,478
Inventory	104,999	175,721
Prepaid expenses	174,161	31,802

Total current assets	300,819	328,001
Property and equipment, net	201,314	282,616
Intangible assets, net	117,519	126,095
Deposits	18,919	18,919

Total assets	$638,571	$755,631

Current Liabilities
Current Liabilities
Accounts payable	$562,297	$366,853
Accrued compensation	367,332	253,871
Accrued expenses	447,607	72,041
Customer deposits	10,000	10,000
Notes payable — stockholders	43,705	89,185
Current portion of notes payable, net of discount	2,653,810	2,507,500

Total current liabilities	4,084,751	3,299,450
Warrant liability	344,509	—

Total liabilities	4,429,260	3,299,450

Series A Preferred stock, $.0001 par value, 7.0% and 5.0% cumulative dividend, 962,101 shares authorized, issued and outstanding	4,345,558	4,130,897

Series B Preferred stock, $.0001 par value, 7.0% and 5.0% cumulative dividend, 1,800,000 shares authorized and 1,619,127 shares issued and outstanding	5,447,444	5,177,299

Series C Preferred stock, $.0001 par value, 7.0% and 5.0% cumulative dividend, 1,350,000 shares authorized and 365,996 and 0 shares issued and outstanding, respectively	1,124,912	—

Stockholders’ Deficit
Common stock, $.0001 par value, 30,000,000 shares authorized, 1,767,156 and 1,702,156 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	177	170
Additional paid-in capital	1,493,875	3,021,994
Accumulated deficit	(16,202,655)	(14,874,179)

Total stockholders’ deficit	(14,708,603)	(11,852,015)

Total liabilities and stockholders’ deficit	$638,571	$755,631

See Notes to Financial Statements.

XStream Systems, Inc.

Statements of Operations
Nine Months Ended September 30, 2009 and 2008

	Nine Months Ended September 30,
	2009	2008
	(Unaudited)

Revenues	$271,520	$260,000
Cost of revenues	143,531	59,844

Gross profit	127,989	200,156

Operating expenses:
Salaries and wages	555,820	851,021
General and administrative	601,424	666,143
Research and development	440,403	497,739
Royalty fees	375,000	225,000
Stock compensation expense	229,907	177,331

Total operating expenses	2,202,554	2,417,234

Loss from operations	(2,074,565)	(2,217,078)

Other income (expense):
Interest income	513	16,204
Interest expense	(159,015)	(103,836)
Warrant income	904,591	—

Total other expense	746,089	(87,632)

Loss before income taxes	(1,328,476)	(2,304,710)
Income tax expense	—	—

Net loss	(1,328,476)	(2,304,710)
Preferred stock dividend and accretion	(1,357,181)	(4,167,826)

Net loss available to common stockholders	$(2,685,657)	$(6,472,536)

Basic and diluted loss per share	$(1.54)	$(3.80)

Weighted average shares outstanding	1,732,632	1,702,156

See Notes to Financial Statements.

XStream Systems, Inc.

Statement of Stockholders’ Deficit
Nine Months Ended September 30, 2009

		Additional
	Common	Paid-In Capital	Accumulated
	Stock	Common Stock	Deficit	Total
	(Unaudited)

Balance (deficit) at December 31, 2008	$170	$3,021,994	$(14,874,179)	$(11,852,015)
Stock-based compensation expense	—	229,907	—	229,907
Issuance of common stock	7	7,143	—	7,150
Accretion of redemption value of preferred stock and dividends	—	(1,357,181)	—	(1,357,181)
Syndication costs		(4,339)	—	(4,339)
Impact of initial adoption of recent accounting pronouncement (Note 1)	—	(403,649)	—	(403,649)
Net loss	—	—	(1,328,476)	(1,328,476)

Balance (deficit) at September 30, 2009	$177	$1,493,875	$(16,202,655)	$(14,708,603)

See Notes to Financial Statements.

XStream Systems, Inc.

Statements of Cash Flows
Nine Months Ended September 30, 2009 and 2008

	Nine Months Ended September 30,
	2009	2008
	(Unaudited)

Cash Flows From Operating Activities
Net loss	$(1,328,476)	$(2,304,710)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	229,907	177,331
Depreciation and amortization	89,878	98,283
Change in fair value of warrants	(904,591)	—
Loss on disposal of property and equipment	—	9,247
Accrued interest on notes payable	146,310	80,056
Non-cash stock issuance in lieu of compensation	—	49,998
Changes in assets and liabilities:
(Increase) decrease in:
Inventory	70,722	2,188
Prepaid expenses	(142,359)	4,424
Increase (decrease) in:
Accounts payable	195,444	(381,020)
Accrued compensation	113,461	(88,057)
Accrued expenses	375,566	223,142

Net cash used in operating activities	(1,154,138)	(2,129,118)

Cash Flows From Investing Activities
Purchase of property and equipment	—	(3,000)
Proceeds from disposal of property and equipment	—	200

Net cash used in investing activities	—	(2,800)

Cash Flows From Financing Activities
Principal payments on stockholder loans	(45,480)	(265,263)
Principal payments on notes payable	—	(50,000)
Proceeds from the issuance of common stock	7,150	—
Proceeds from the issuance of preferred stock	1,097,988	1,064,327
Payments for syndication costs	(4,339)	(25,918)

Net cash provided by financing activities	1,055,319	723,146

Net decrease in cash and cash equivalents	(98,819)	(1,408,772)
Cash and cash equivalents:
Beginning	120,478	1,784,452

Ending	$21,659	$375,680

Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest	$9,336	$17,235

See Notes to Financial Statements.

XStream Systems, Inc.

Notes to Financial Statements

Note 1.	Nature of Operations and Significant Accounting Policies

Nature of Operations:  XStream Systems, Inc. (the “Company”) produces next generation X-ray systems for material identification and detection markets. The Company’s patented systems are based on energy-dispersive X-ray diffraction (EDXRD). The Company’s products enable on-site, real-time material identification to the pharmaceutical markets. The Company has its corporate and financial offices in Sebastian, Florida. Manufacturing of the systems is completed by the Company’s contract manufacturer. The Company was founded in 2004.

Basis of Presentation:  The accompanying unaudited financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America for interim financial reporting. Accordingly, they do not include all of the information and related footnotes that would normally be required by accounting principles generally accepted in the United States of America for complete financial reporting. These unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2008.

The accompanying unaudited condensed financial statements include all adjustments (consisting of a normal and recurring nature) that management considers necessary for a fair statement of financial information for the interim periods. Interim results are not necessarily indicative of the results that may be expected for the remainder of the year ending December 31, 2009.

Management’s Plans, Liquidity and Profitability:  As shown in the accompanying financial statements, the Company incurred net losses for the nine months ending September 30, 2009 and 2008 of $1,316,666 and $2,304,710, respectively, and cumulative losses since inception of $16,190,845. The Company has consistently generated negative cash flows from operations and as of September 30, 2009, the Company’s current liabilities exceeded its current assets by $3,772,122. Those factors, as well as the uncertainty regarding the ability to obtain additional working capital and the uncertainty regarding market acceptance of the XT250 product, create overall uncertainty about the Company’s ability to continue as a going concern.

Management of the Company has raised additional working capital through issuance of Series D Redeemable Convertible Preferred Stock (see Note 7), and is actively seeking additional funding for working capital. The Company does not currently maintain a line of credit or term loan with any commercial bank or other financial institution and has not made any other arrangements to obtain additional financing. The Company can provide no assurance that it will not require additional financing. Likewise, the Company can provide no assurance that if additional financing is needed that it will be available in an amount or on terms acceptable to the Company, if at all. If the Company is unable to obtain additional funds when they are needed or if such funds cannot be obtained on favorable terms, the Company may be unable to execute upon its business plan or pay its costs and expenses as they are incurred, which could have a material, adverse effect on the Company’s business, financial condition and results of operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

A summary of the Company’s significant accounting policies follows:

Revenue recognition:  The Company’s XT250 systems include software embedded in the tangible product that is essential to its functionality. The software does not require significant production, modification or customization.

Revenue from the sale of our XT250 systems is recognized when all of the following criteria have been met:

a. persuasive evidence of an arrangement exists,

b. delivery has occurred,

c. the vendor’s fee is fixed or determinable, and

d. collectibility is probable.

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

While the Company engages in strategic pilot programs with pharmaceutical manufacturers and distributors, revenue is not recognized until the unit is sold, delivered, installed and accepted, and collection of the sales price is probable.

The Company has two pricing models including wholesale pricing for distributors who are authorized sales agents and retail pricing to third party end-users.

Prior to installation, deposits are ordinarily required from customers before manufacturing commences. These amounts are recorded as customer deposits in current liabilities on the accompanying balance sheets.

There are no post-installation obligations other than warranty of the equipment for one year after installation. Warranty expense is estimated based on historical results and is accrued at the time the revenue is recognized.

Fair value measurement:  In September 2006, the FASB issued accounting guidance Fair Value Measurements, which requires assets and liabilities recorded at fair value in the balance sheets be categorized based upon the level of judgment associated with the inputs used to measure their fair value. (See Note 3, “Fair Value Measurements,” for additional disclosures.)

Preferred stock and warrants:  The Company has issued redeemable convertible preferred stock with detachable warrants for the purchase of common stock. The Company reviews the conversion terms for indications requiring bifurcation and separate accounting for the embedded conversion feature. Generally, embedded conversion features where the ability to physical or net-share settle the conversion option is not within the control of the Company are bifurcated and accounted for as derivative financial instruments. Other convertible instruments that are not derivative financial instruments are accounted for by recording the intrinsic value, if any, of the embedded conversion feature as a discount from the initial value of the instrument and accreting such discount back to face value over the term of the instrument using the effective interest rate method.

Detachable warrants are evaluated to determine if they are liability instruments or equity instruments. Warrants determined to be liability instruments are carried at fair value. For warrants determined to be equity instruments, the issuance price of the stock and warrants is allocated between the stock and the warrants based on the relative fair value of those instruments at the date of issuance. The amount allocated to the warrants is recognized as additional paid in capital and is not adjusted subsequent to issuance.

Redeemable preferred stock that is redeemable at the option of the holder is not reported as permanent equity, but rather as mezzanine equity and is initially carried at fair value at the date of issuance. Subsequent to issuance, stock that is redeemable currently is adjusted to its maximum redemption amount at each balance sheet date. Stock that is not redeemable currently is accounted for by accreting changes in the redemption value and discounts over the period from the date of issuance to the earliest redemption date of the security using the interest method.

Stock-based compensation:  The Company measures and recognizes stock-based compensation expense at the fair value of the awards. Compensation expense for awards and related tax effects are recognized as the awards vest. The Company uses the Black-Scholes Option Pricing Model to determine the fair value of options issued.

Segment reporting:  The Company offers direct sales of our XT250tm systems to customers, three-way revenue sharing arrangements between us, pharmaceutical manufacturers/distributors/chain retailers, and a return goods processing center, with payments to us based on a “pay-per-scan service fee” on returns, recalls and suspected diverted products; and PILOT programs whereby manufacturers will host our system for use on a trial basis, providing our host manufacturer with an option to purchase the system following PILOT testing. To date, the Company has not generated revenues from a three-way revenue sharing arrangement or a PILOT

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

program. The Company operates in one operating segment as no discrete financial information other than Company-wide information is available or utilized by the Company.

Earnings per share:  Basic earnings per share are computed by dividing the net loss by the weighted-average number of common shares outstanding during the period. The diluted earnings per share is computed by giving effect to all potentially dilutive common shares, including stock options. For the nine months ended September 30, 2009 and 2008, we reported a net loss; therefore, common stock equivalents were excluded in the computation of diluted earnings per share as the effect was anti-dilutive.

Recent accounting pronouncements:  In June 2008, the FASB issued guidance in determining whether an instrument (or an embedded feature) is indexed to an Entity’s Own Stock. This guidance provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies on the impact of foreign currency denominated strike prices and market based employee stock option valuation instruments on the evaluation. The guidance is effective for fiscal years beginning after December 15, 2008. As of January 1, 2009, the adoption of this guidance resulted in a reclassification of the fair value of certain outstanding warrants from stockholders’ equity to liability. The fair value of the warrants was determined by using the Black-Scholes option pricing model. The initial value of the warrants at adoption was approximately $403,649. Additionally, the Company notes that upon adoption of guidance, the warrants will be marked to market at each reporting period. For the nine month period ended September 30, 2009, the Company recorded income from the change in fair value of the warrants of $904,591 for the decrease in the fair value related to the warrants. (See Note 3, “Fair Value Measurements,” for additional disclosures.)

In October 2009, the FASB issued guidance on certain revenue arrangements that include software elements. The amendments in the update clarify the applicability of the FASB guidance on software revenue recognition that affect vendors that sell tangible products in an arrangement containing software that is more than incidental to the tangible product being sold, and clarifies what guidance should be used in allocating and measuring revenue. The update excludes tangible products containing software and non-software components that function together to deliver the tangible product’s essential functionality from FASB guidance on software revenue recognition. The guidance is effective prospectively for fiscal years beginning on or after June 15, 2010. This guidance does not impact our current financial statements and is not expected to have an impact on the Company’s financial position, results of operations and cash flows.

Note 2.	Income Taxes

The Company adopted the FASB issued guidance surrounding uncertain tax positions on January 1, 2007. As a result of the implementation, the Company determined that no material adjustment was required; there were no unrecognized tax benefits, and accordingly no associated interest and penalties were required to be accrued at December 31, 2008 and 2007, respectively. At September 30, 2009 there has been no material change in unrecognized tax benefits or associated interest and penalties.

A valuation allowance is required to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a $5,696,372 and $5,295,473 valuation allowance at September 30, 2009 and December 31, 2008, respectively, is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the current period is $400,899.

At September 30, 2009 and December 31, 2008, the Company has available net operating loss carryforwards of $14,865,325 and $13,030,794 respectively, which will expire in the years 2024-2029. The Company’s ability to utilize these net operating losses to offset future taxable income of the Company may be limited under the Internal

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

Revenue Code Section 382 Change in Ownership Rules. Management is in the process of evaluating if a change in ownership has occurred to limit the net operating losses.

Note 3.	Fair Value Measurements

The Company carries various assets and liabilities at fair value in the Balance Sheets. The most significant assets and liabilities are accounts payable, accrued expenses, notes payable, warrant liability and the Company’s Preferred Stock which is classified as mezzanine equity. Fair value represents the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The FASB specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. In accordance with the FASB, these inputs are summarized in the three broad levels listed below:

•	Level 1 — Quoted prices in active markets for identical securities;

•	Level 2 — Other significant observable inputs that are observable through corroboration with market data (including quoted prices in active markets for similar securities);

•	Level 3 — Significant unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability.

For certain of the Company’s financial instruments including cash and cash equivalents, accounts payable, accrued expenses, notes payables to stockholders and current portion of notes payable the carrying values approximate fair value due to their short-term nature. The Company uses level 3 inputs to determine the fair value of its warrant liability.

A summary of the analysis of the Company’s warrant liability at fair value is as follows:

Warrant Liability

Fair value of warrants, January 1, 2009 (initial adoption)	$403,649
New warrant issuances — Series C Preferred Stock	845,451
Change in fair market value	(904,591)

Warrant Liability, September 30, 2009	$344,509

The fair value of the warrants was determined by using the Black-Scholes option pricing model. The assumptions used to value the warrants on the date of adoption and September 30, 2009 are as follows:

		September 30,
	January 1, 2009	2009

Exercise price of warrants	$3.00	$3.00
Risk-free interest rate	1.55%	2.31%
Dividend yield	0.00%	0.00%
Expected volatility	45.34%	44.76% - 44.90%
Weighted average expected life to maturity	5 years	4 - 5 years

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

Note 4.	Share-Based Payments

The following is an analysis of options to purchase shares of the Company’s stock issued and outstanding as of September 30, 2009 and 2008:

	Nine Months Ended September 30,
	2009		2008
		Weighted-		Weighted-
		Average		Average
	Shares	Exercise Price	Shares	Exercise Price

Outstanding at beginning of period	1,539,760	$2.57	901,991	$2.80
Granted	516,769	0.69	728,164	2.56
Exercised	(65,000)	0.11	—	—
Forfeited	(14,255)	0.90	(156,025)	2.98

Outstanding at period-end	1,977,274	$2.17	1,474,130	$2.77

Exercisable at period-end	1,682,374	$2.37	1,356,673	$2.68

Weighted-average remaining term of outstanding options		8.01 years		8.52 years

Weighted-average remaining term of vested options		7.86 years		8.20 years

A summary of the status of the Company’s nonvested shares as of September 30, 2009 and 2008 and changes during the years ended September 30, 2009 and 2008 is presented below:

	Nine Months Ended September 30,
	2009		2008
		Weighted-Average		Weighted-Average
		Grant Date		Grant Date
	Shares	Fair Value	Shares	Fair Value

Nonvested at beginning of period	99,344	$1.48	176,557	$1.77
Granted	516,769	0.38	728,164	0.14
Vested	(306,958)	0.21	(722,761)	0.20
Forfeited	(14,255)	0.54	(64,503)	1.27

Nonvested at period end	294,900	$0.63	117,457	$0.36

As of September 30, 2009 and 2008, there was $178,130 and $274,951 respectively, of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted. That cost is expected to be recognized over a weighted average period of 1.5 years.

Note 5.	Preferred Stock and Warrants

Series C Redeemable Convertible Preferred Stock:  The Company issued a total of 365,996 shares designated Series C Redeemable Preferred Stock during the nine month period ending September 30, 2009. The Series C Redeemable Convertible Preferred Stock has a par value of $.0001 and has a liquidation value of $3.00 plus a rate of return equal to 5% per annum, compounded annually, per share. The Series C Redeemable Convertible Preferred Stock is convertible at the request of the holders of Series C Preferred Stock. The Series C Preferred Stock is redeemable at any time on or after March 14, 2012, upon the request of the holders of at least a majority of the then outstanding shares of Series C Preferred. The holders of the then outstanding Series C Preferred shall have the right to require the Company to redeem all or any of their shares of Series C preferred at a price per share equal to the Series C Liquidation Value plus a rate of return on such amount equal to 5% per annum, compounded annually.

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

Dividends on the Series C Redeemable Convertible Preferred Stock will accrue daily at 5% per annum except upon an event of noncompliance, as described above, after which the dividend rate shall be increased to 7% per annum. An event of noncompliance occurred on September 16, 2008 as the Company was in default of a loan agreement with its contract manufacturer and as the default was greater than $100,000 the dividend rate was 7% upon issuance.

The issuance of the Series C Redeemable Convertible Preferred Stock and warrants generated net cash proceeds of $1,097,988, after transaction fees and expenses. The Company used the net cash proceeds for operational purposes. The purchase price allocated between the Series C Redeemable Preferred Stock and the Series C warrants was determined by the board of directors based on the most recent stock and warrants issuance, which occurred on May 30, 2008. The Preferred Series C Stock was valued at $.69 per share and each warrant was valued at $.462 per share of common stock to be issued, collectively the $3.00 per unit offering price.

The warrants were recorded as liabilities in accordance with the FASB guidance issued in June 2008 regarding determining whether an instrument (or an embedded feature) is indexed to an Entity’s Own Stock (See Note 1 — Recent Accounting Pronouncements) and are marked to market at each reporting period.

During the nine month periods ended September 30, 2009 and 2008, the Company issued warrants to purchase approximately 1,829,980 and 1,711,540 shares of common stock, respectively. Under the terms of the warrant agreements, the warrants are exercisable for shares of the Company’s $.0001 par value common stock, with a strike price of $3.00 per share and are exercisable for a period of 10 years.

A summary of the status of the Company’s warrants related to the issuance of debentures and preferred stock is as follows:

	Nine Months Ended September 30,
	2009			2008
			Weighted			Weighted
			Average			Average
		Weighted	Remaining		Weighted	Remaining
		Average	Contractual		Average	Contractual
	Warrants	Exercise Price	Term	Warrants	Exercise Price	Term

Beginning balance of warrants	8,431,635	2.98	—	6,720,095	2.97	—
Warrants issued	1,829,980	3.00	—	1,711,540	3.01	—
Warrants exercised	—	—	—	—	—	—

Warrants outstanding and exercisable, year end	10,261,615	2.98	8.38	8,431,635	2.98	9.06

At any time, holders of Preferred Stock have the right to convert all or any portion of their shares of Preferred Stock into shares of common stock. All shares of Preferred Stock automatically convert into common stock upon (A) the affirmative written consent of the holders of at least a majority of the outstanding shares of Preferred Stock or (B) any offering by the Company of debt or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933.

Note 6.	Commitments & Contingency

Operating lease:  The Company leases its main office and engineering facility under operating leases for terms remaining from two to four years through February 28, 2012. Lease expense for the nine months ended September 30, 2009 and 2008 is $79,993 and $102,627, respectively, which includes expenses related to common

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

area maintenance. Future minimum lease payments under the operating leases are as follows for the years ending December 31:

2009	$35,171
2010	119,771
2011	124,562
2012	20,894
2013	—

Total minimum future lease payments	$300,398

Royalty payments:  As required under the license agreement entered into by the Company with a university for exclusive rights to produce and sell products which utilize the university’s patented X-ray diffraction technology, the Company has agreed to pay the university a minimum annual royalty for a term of 15 years, which was the remaining life of the patent at the inception of the agreement. Minimum annual royalty payments under the license agreement are as follows for the years ending December 31:

2009	$500,000
2010	500,000
2011	500,000
2012	500,000
2013	500,000
Thereafter	3,000,000

Total minimum royalty payments	$5,500,000

Royalty expense for the nine months ended September 30, 2009 and 2008 was $375,000 and $225,000, respectively. Under the terms of the agreement those were the minimum payments due for the nine months ended September 30, 2009 and December 31, 2008, respectively. Accrued expense at September 30, 2009 includes $375,000 of accrued royalties.

The Company is currently in arrears with respect to payment of $300,000 of accrued royalty fees. The licensing agreement provides that if either party breaches or fails to perform any provision of the Agreement, the other party may give written notice of the default to the breaching party. The Company has received an offer from Rutgers University to settle the outstanding amounts under the license agreement including payment of an additional 3.5% of each sale of an XT 250 unit and issuance of shares of common stock in the Company. To date, however, a forbearance agreement has not been executed and the default under the agreement has not been cured. The loss of, or our inability to maintain, this license could result in our inability to sell our products including the XT 250 systems without liability exposure. As a general matter, we anticipate that we will continue to license technology from third parties in the future. This technology may not continue to be available on commercially reasonable terms, if at all. Other than the licensed technology from Rutgers University, we do not believe that we are substantially dependent on any individual licensed technology. However, some of the software that we license from third parties could be difficult for us to replace. The loss of any of these technology licenses could result in delays in the licenseof our products until equivalent technology, if available, is developed or identified, licensed and integrated.

The use of additional third-party software would require us to negotiate license agreements with other parties, which could result in higher royalty payments and a loss of product differentiation, which could negatively impact our operating results and financial condition.

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

Note 7.	Related Parties

On March 12, 2009, the Company entered into a marketing agreement which is owned by a member of the Company’s Board of Directors. The marketing agreement engages them to market the Company’s XT250 product in exchange for commissions at fifteen percent of the actual purchase price of any XT250 system sold by them. During the nine month period ended September 30, 2009 payments of $13,878 were paid to the director under the marketing agreement.

Note 8.	Subsequent Events

Subsequent to September 30, 2009, the Company issued 563,414 shares of Series D Redeemable Convertible Preferred Stock. The Series D Redeemable Convertible Preferred Stock has a par value of $.0001 and has a liquidation value of $3.00 plus a rate of return equal to 5% per annum, compounded annually, per share. The Series D Redeemable Convertible Preferred Stock is convertible at the request of the holders of Series D Preferred Stock. The additional issuance of the Series C Redeemable Convertible Preferred Stock generated net cash proceeds of $1,690,242, after transaction fees and expenses. The Company used the net cash proceeds for operational purposes.

The Series D Preferred Stock is redeemable at any time on or after March 14, 2012, upon the request of the holders of at least a majority of the then outstanding shares of Series D Preferred, each of the holders of the then outstanding Series D Preferred shall have the right to require the Company to redeem all or any of their shares of Series A preferred at a price per share equal to the Series D Liquidation Value plus a rate of return on such amount equal to 7% per annum, compounded annually. Dividends on the Series D Redeemable Convertible Preferred Stock accrue daily at 5% per annum except upon an event of noncompliance after which the dividend rate shall be increased to 7% per annum.

On September 16, 2008, Kimball International, Inc. and Kimball Electronics, Inc. (“Kimball”) filed suit against the Company. Kimball filed three claims against the Company including a claim alleging the Company defaulted on a $2,000,000 loan provided by Kimball to the Company, breach of a reserve capacity agreement and breach of a supplier agreement. On June 30, 2009, the District Court ordered a partial judgment in favor of Kimball in the amount of $2,000,000 against the Company, which was recorded in the accompanying balance sheet as of December 31, 2008. On December 23, 2009, the Company and Kimball entered into a settlement agreement (the “Agreement”). In connection with the Agreement the Company provided to Kimball an executed agreed judgment in favor of Kimball in the amount of Three Million Two Hundred Thousand Dollars ($3,200,000.00) (the “Agreed Judgment”). We agreed to make payments to Kimball via wire transfer or certified funds as follows: (i) one (1) payment of Six Hundred Thousand Dollars ($600,000.00) to be made on or before December 31, 2009; and (ii) one (1) final payment of Two Million, Six Hundred Thousand Dollars ($2,600,000) to be made on or before January 31, 2010. Upon remittance of the final payment, the Company will take ownership of any remaining inventory, as well as any machinery, equipment, designs and tooling developed or purchased with the proceeds of the term loan at Kimball’s plant in Jasper, Indiana. After the Company makes the initial $600,000 payment to Kimball, the parties agreed to commence discussions to develop terms under which Kimball will continue manufacturing the Company’s product and have agreed to negotiate in good faith thereafter. The Company intends to vigorously pursue the settlement which will include terms under which Kimball will continue to supply XT250tm units and allocate a portion of the payments to be made by us under the settlement agreement to the approximately $780,000 in XT250tm inventory in Kimball’s possession. If the Company is unable to comply with the payment terms of the Agreement, Kimball will enter the Agreed Judgment against the Company in the amount of $3,200,000 and the Company’s results of operations will be adversely affected and the Company will be required to identify a new manufacturer of our XT250tm unit.

On November 6, 2009, the Company’s shareholders approved an increase in the authorized common stock by 30,000,000 shares, which the Company’s board of directors had previously approved on August 14, 2009. As a

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

result, the total number of shares of Common Stock that the Company is authorized to issue is 60,000,000 shares, each with a par value of $.0001 per share.

On November 6, 2009, the Company’s shareholders approved the XStream Systems, Inc. 2009 Long Term Compensation Plan, which the Company’s board of directors had previously adopted on August 14, 2009. Pursuant to this plan, incentive stock options, non-qualified options, restricted stock awards, deferred stock awards, bonus stock and awards in lieu of obligations, dividends equivalents, performance awards and other stock based awards to purchase an aggregate of 5,000,000 shares of common stock may be issued, as adjusted. As of December 30, 2009, there are 1,000,000 incentive awards outstanding under the Plan.

Subsequent to September 30, 2009, the Company’s President, Mr. Brian T. Mayo delivered a demand letter to our management, dated November 16, 2009, alleging the Company’s breach of his executive employment agreement. Mr. Mayo claims in the demand letter that, among other breaches regarding his position and the corporate reporting structure, subsequent to September 30, 2009 his base salary was reduced in breach of his executive employment agreement. Mr. Mayo requested restoration of his salary to the amounts set forth by his executive employment agreement and payment of his base salary since the date his salary was reduced.

Beginning in 2006, a portion of Mr. Mayo’s salary was deferred. Through September 30, 2009 the Company has accrued the deferred portion of approximately $327,000 for the difference between Mr. Mayo’s salary level, as set forth in his executive employment agreement, and amounts paid to him. As of December 30, 2009, a litigation proceeding has not been filed with respect to this matter. Management of the Company believes the claims in the demand letter are without merit and is attempting to resolve the matter amicably with Mr. Mayo.

Subsequent to September 30, 2009 the Company initiated the process of going through an initial public offering. The Company is offering 2,500,000 shares of their common stock and 5% subordinated convertible debentures convertible into shares of our common stock. The Company is not using an underwriter for their offering of securities.

The Company is conducting this offering as a self-underwriting on a best efforts basis through their officers and directors.

Management has assessed subsequent events through December 30, 2009, the date the financial statements were available to be issued.

2,500,000 Shares

$5.0 million of 5% Subordinated Convertible Debentures

Common Stock

Convertible Debentures

Prospectus

Until          , 2009 (   days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

          , 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Registration fees		$2,427.30
NASDAQ fees		$5,000.00
Transfer agent fees		*
State taxes		*
Legal fees and expenses		*
Printing and engraving expenses		*
Blue sky fees		*
Acounting fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be included by amendment

Item 14.	Indemnification of Directors and Officers.

Under the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director directly or indirectly derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our amended and restated by-laws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We are not, however, required to indemnify any director or officer in connection with any (i) willful misconduct, (ii) willful neglect, or (iii) gross negligence toward or on behalf of us in the performance of his or her duties as a director or officer. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or officer in connection with that proceeding on receipt of any undertaking by or on behalf of that director or officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our amended and restated by-laws or otherwise.

We have entered into indemnification agreements with our directors providing that in consideration of the director rendering valuable services to us, we agree that in the event indemnitee is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a claim by reason of an indemnifiable event, we will indemnify indemnitee to the fullest extent authorized by law, against any and all losses and expenses, including all interest, assessments and other charges paid or payable in connection with or in respect of such losses and expenses of such claim, whether or not such claim proceeds to judgment or is settled or otherwise is brought to a final disposition, subject in each case, to the further provisions of the agreement. The indemnity agreement provides certain limitations on indemnification, including that the indemnitee will not be indemnified and held harmless from any losses or expenses which have been determined to constitute an excluded claim, or to that the indemnitee is indemnified by us and has actually received payment pursuant to the certificate of incorporation, D&O insurance or otherwise, or in connection with any claim initiated by indemnitee unless we have joined in or the board of directors has authorized such claim.

We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

Item 15.	Recent Sales of Unregistered Securities.

XStream Systems, Inc. sold the following securities within the past three years without registering the securities under the Securities Act.

Sales of Common Stock

			No. of Shares of
Date	Purchaser	Price	Common Stock	Proceeds

8/25/2006	A sophisticated investor which was provided access to Company management and information	$3.80	13,158	$50,000.00
9/29/2006	A sophisticated investor which was provided access to Company management and information	$2.34	153	$358.02
9/30/2006	A sophisticated investor which was provided access to Company management and information	$3.80	13,158	$50,000.00
10/11/2006	A sophisticated investor which was provided access to Company management and information	$3.80	13,158	$50,000.00
12/19/2006	An employee with access to Company management and information	$.10	800	$0.00
12/20/2006	An employee with access to Company management and information	$.10	800	$0.00
5/17/2007	Director of the Company	$3.80 (compensation for services performed — other than board services)	2,500	$0.00
5/17/2007	An employee with access to Company management and information	$3.80	72	$0.00
10/11/2007	A sophisticated investor which was provided access to Company management and information	$2.34 (exercise of warrants)	2,500	$5,850.00
5/26/2009	Director and executive officer of the Company	$.11 (exercise of option granted in 2004)	65,000	$7,150.00

Sales of Convertible Securities

On December 19, 2006, we issued a convertible promissory note in the principal amount of $100,000, payable on demand at any time on or after February 28, 2007. In accordance with the terms of the note, on March 14, 2007, all of the principal and interest due on the note was converted into 26,867 shares of Series A Redeemable Convertible Preferred Stock, $.0001 par value per share (the “Series A Preferred Stock”).

On various dates from August 31, 2005 to March 14, 2006, we sold debentures in the aggregate principal amount of $1,525,000 to accredited investors. In connection with such sale, each investor received a ten-year warrant to purchase 5,000 shares of common stock at a price of $2.34 per share for each $25,000 in principal amount of debentures. As a result, we issued warrants to purchase an aggregate of 305,000 shares of common stock. On

December 19, 2007, in connection with an amendment to two of the debentures in the aggregate amount of $250,000, the investors received additional ten-year warrants to purchase an aggregate of 25,000 shares of common stock at a price of $3.00 per share. On December 21, 2007, an aggregate of $1,008,744 in principal amount and accrued but unpaid interest due on certain debentures was converted into an aggregate of 336,248 shares of Series B Redeemable Convertible Preferred Stock, $.0001 par value per share (the “Series B Preferred Stock”).

In connection with a secured, revolving, demand promissory note dated November 16, 2006, we issued the holder of the note a warrant to purchase an aggregate of 21,000 shares of common stock at an exercise price of $3.80 per share on January 25, 2008.

On various dates from December 14, 2006 to December 4, 2007, we sold short term convertible promissory notes to accredited investors in the aggregate principal amount of $1,211,000. On March 14, 2007, $330,955 in principal amount and accrued but unpaid interest due on the notes was subsequently converted into an aggregate of 87,094 shares of Series A Preferred Stock. On December 21, 2007, $894,348 in principal amount and accrued but unpaid interest due on the notes was converted into an aggregate of 298,116 shares of Series B Preferred Stock. These securities were sold pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

By stock purchase agreement dated March 14, 2007, as amended from time to time, we issued an aggregate of 962,101 shares of Series A Preferred Stock to accredited investors. The shares of Series A Preferred Stock were issued at a purchase price of $3.80 per share, resulting in $3,655,955 of gross proceeds, part of which consisted of conversion of outstanding debt in the aggregate amount of $330,955 including accrued but unpaid interest. These securities were sold pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

On various dates from December 2007 through June 2008, we issued an aggregate of 1,619,127 shares of Series B Preferred Stock to accredited investors. The shares of Series B Preferred Stock were issued at a purchase price of $3.00 per share, resulting in $4,857,381 of gross proceeds, part of which consisted of the conversion of outstanding debt in the aggregate amount of $1,903,092 including accrued but unpaid interest and services valued at approximately $100,000. In addition, each investor received for each share of Series B Preferred Stock purchased, one ten-year warrant to purchase five shares of the Company’s common stock at an exercise price of $3.00 per share. These securities were sold pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

On various dates from March 2009 through August 2009, we issued an aggregate of 365,996 shares of Series C Redeemable Convertible Preferred Stock, $.0001 par value per share (the “Series C Preferred Stock”) to accredited investors. The shares of Series C Preferred Stock were issued at a purchase price of $3.00 per share, resulting in $1,097,988 of gross proceeds. In addition, each investor received for each share of Series C Preferred Stock purchased, one ten-year warrant to purchase five shares of the Company’s common stock at an exercise price of $3.00 per share. These securities were sold pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

During October 2009, we issued an aggregate of 563,414 shares of Series D Redeemable Convertible Preferred Stock, $.0001 par value per share (the “Series D Preferred Stock”) to accredited investors. The shares of Series D Preferred Stock were issued at a price of $3.00 per share, resulting in $1,690,242 of gross proceeds. In addition, each investor received for each share of Series D Preferred Stock purchased, one ten-year warrant to purchase five shares of the Company’s common stock at an exercise price of $3.00 per share. These securities were sold pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

For each of the above transactions exempt from registration requirements under Rule 506, the individuals purchasing our securities had access to management and information concerning the Company. For each of such sales, no advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of ours or our executive officers, and transfer was restricted by us in accordance with the requirements of the Securities Act. Each of such persons represented to us that they were accredited or sophisticated investors, that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

Item 16.	Exhibits and Financial Statement Schedules.

(a) The exhibits listed in the following Exhibit Index are filed as part of this registration statement.

Exhibit
Number		Description

*3	.1	Certificate of Incorporation of Xstream Systems, Inc. filed with the State of Delaware on May 27, 2004
*3	.2	Certificate of Amendment of Certificate of Incorporation of Xstream Systems, Inc. filed with the State of Delaware on January 4, 2005
*3	.3	Certificate of Amendment of Certificate of Incorporation of XStream Systems filed with the State of Delaware on December 17, 2007
*3	.4	Second Amended Certificate of Designation of Series A Redeemable Convertible Preferred Stock of XStream Systems, Inc. filed with the State of Delaware on August 24, 2009
*3	.5	Amended Certificate of Designation of the Series B Redeemable Convertible Preferred Stock XStream Systems, Inc. filed with the State of Delaware on August 24, 2009
*3	.6	Amended Certificate of Designation of the Series C Redeemable Convertible Preferred Stock XStream Systems, Inc. filed with the State of Delaware on August 24, 2009
*3	.7	Amended Certificate of Designation of the Series D Redeemable Convertible Preferred Stock XStream Systems, Inc. filed with the State of Delaware on August 24, 2009
*3	.8	Amended and Restated By-laws of XStream Systems, Inc. dated March 14, 2007
*3	.9	First Amendment to the Second Amended Certificate of Designation of the Series A Redeemable Convertible Preferred Stock filed with the State of Delaware on November 9, 2009
*3	.10	First Amendment to the Amended Certificate of Designation of the Series B Redeemable Convertible Preferred Stock filed with the State of Delaware on November 9, 2009
*3	.11	First Amendment to the Amended Certificate of Designation of the Series C Redeemable Convertible Preferred Stock filed with the State of Delaware on November 9, 2009
*3	.12	First Amendment to the Amended Certificate of Designation of the Series D Redeemable Convertible Preferred Stock filed with the State of Delaware on November 9, 2009
*3	.13	Certificate of Amendment to the Certificate of Incorporation of XStream Systems, Inc. filed with the State of Delaware on November 9, 2009
*4	.1	Form of Unsecured Subordinated Debenture dated from time to time between September 2005 and March 2006, by and among XStream Systems, Inc. and the subscribers identified on the signature pages thereto
*4	.2	Investor Rights Agreement among Rutgers, The State University of New Jersey, XStream Systems, Inc., Brian Mayo, Dr. William Mayo and Dr. William Mayo, as trustee of the Irrevocable Trust f/b/o Zachary Mayo and Walter Helfrecht
*4	.3	Amended and Restated Registration Rights Agreement dated as of August 27, 2009 by and among XStream Systems, Inc. and the Investors named therein
*4	.4	Amended and Restated Series B Warrant Agreement dated August 27, 2009 between XStream Systems, Inc. and the holders from time to time of the Warrants created thereunder
*4	.5	Amended and Restated Series C Warrant Agreement dated August 27, 2009 between XStream Systems, Inc. and the holders from time to time of the Warrants created thereunder
*4	.6	Series D Warrant Agreement dated August 27, 2009 between XStream Systems, Inc. and the holders from time to time of the Warrants created thereunder
*4	.7	Second Amended And Restated Securityholders’ Agreement, dated as of August 27, 2009, among XStream Systems, Inc. and each of the securityholders named therein
*4	.8	First Amendment to the Amended and Restated Series B Warrant Agreement dated November 9, 2009 between XStream Systems, Inc. and the holders from time to time of the Warrants created thereunder
*4	.9	First Amendment to the Amended and Restated Series C Warrant Agreement dated November 9, 2009 between XStream Systems, Inc. and the holders from time to time of the Warrants created thereunder

Exhibit
Number		Description

*4	.10	First Amendment to the Series D Warrant Agreement dated November 9, 2009 between XStream Systems, Inc. and the holders from time to time of the Warrants created thereunder
*4	.11	First Amendment to the Second Amended and Restated Securityholders’ Agreement dated November 9, 2009 between XStream Systems, Inc. and each of the securityholders named therein
*4	.12	First Amendment to the Amended and Restated Registration Rights Agreement dated as of November 9, 2009 by and among XStream Systems, Inc. and the Investors named therein
*4	.13	Specimen Common Stock Certificate
**4	.14	Form of 5% Subordinated Convertible Debenture
**5	.1	Opinion of Greenberg Traurig, P.A.
*8		Opinion of Greenberg Traurig, P.A. regarding tax matters
*10	.1.1	Amended and Restated 2004 Stock Option Incentive Plan
*10	.1.2	Amendment No. 1 to the Amended and Restated 2004 Stock Option Incentive Plan
*10	.2	2009 Long Term Incentive Compensation Plan
*10	.3	Series A Preferred Stock Purchase Agreement dated as of March 14, 2007 by and among XStream Systems, Inc. and the Investors named therein
*10	.4	First Amendment dated as of December 19, 2007 to the Series A Preferred Stock Purchase Agreement dated as of March 14, 2007
*10	.5	Second Amendment to Series A Preferred Stock Purchase Agreement, dated as of May 30, 2008 among Xstream Systems, Inc., and the investors identified as “Third Closing Investors” on Appendix I-C thereto
*10	.6	Series D Preferred Stock Purchase Agreement dated as of August 27, 2009 by and among XStream Systems, Inc. and the Investors named therein
*10	.7	Employment Agreement with Brian T. Mayo dated November 1, 2006
*10	.8	Employment Agreement with Paul J. Micciche, dated November 1, 2006
*10	.9	Employment Agreement with Christie C. Butler, dated August 15, 2009
*10	.10	Supplier Agreement between XStream Systems, Inc. and Kimball Electronics, Inc. dated September 6, 2006
*10	.11	Term Loan Agreement between XStream Systems, Inc. and Kimball International, Inc. dated September 6, 2006
*10	.12	Commercial Lease by and between Waldo Development, Inc. and XStream Systems, dated March 15, 2007
*10	.13	Lease, by and between J.P.H. Development Corp. and Xstream Systems, dated October 25, 2004
*10	.14	License Agreement between Rutgers, The State University of New Jersey and XStream Systems, Inc., dated December 13, 2004
*10	.15	Consulting Agreement by and between XStream Systems, Inc. and Dr. William Mayo, dated November 3, 2005
*10	.16	Unsecured Promissory Note, dated February 11, 2008, executed by Xstream Systems, Inc. in favor of Darren Sylvia, in the principal amount of $35,831.60
*10	.17	Unsecured Promissory Note, dated December 31, 2007, executed by Xstream Systems, Inc. in favor of Vince DeTurris, in the principal amount of $43,069.65
*10	.18	XT250 Pilot Program Agreement between AmerisourceBergen and XStream Systems, Inc., dated July 18, 2009
*10	.19	Letter of Intent between Swisslog and XStream Systems, Inc., dated August 13, 2009
*10	.20	XT250 Pilot Program Agreement between Pfizer, Inc. and XStream Systems, Inc., dated August 24, 2009
*10	.21	Letter of Intent between Eastman Kodak Company and XStream Systems, dated September 23, 2009
*10	.22	Agreement between Remetronix, Inc. and XStream Systems, dated January 9, 2008

Exhibit
Number		Description

*10	.23	Agreement between Compass, Engineering Inc. and XStream Systems, dated January 9, 2008
*10	.24	Settlement Agreement between XStream Systems, Kimball International, Inc. and Kimball Electronics, Inc., dated December 23, 2009
*14	.1	Code of Ethics for Senior Financial Officers
*14	.2	Code of Conduct for Employees
*23	.1	Consent of McGladrey & Pullen.
23.3		Consent of Greenberg Traurig, P.A. (included in the opinion filed as Exhibit 5.1).
***25	.1	Power of Attorney (set forth on signature page of the Registration Statement).

*	Filed herewith.

**	To be filed by amendment.

***	Previously filed.

(b) The financial statement schedules are either not applicable or the required information is included in the financial statements and footnotes related thereto.

Item 17.	Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Intentionally omitted.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Intentionally omitted.

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424.

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, in the City of Sebastian, State of Florida, on December 30, 2009.

XSTREAM SYSTEMS, INC.

By:	/s/ James J. Lowrey
James J. Lowrey
Chairman of the Board, and Chief Executive
Officer
(principal executive officer)

By:	/s/ Christie C. Butler
Christie C. Butler
Chief Financial Officer and Treasurer
(principal financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ James J. Lowrey James J. Lowrey	Chairman of the Board and Chief Executive Officer (principal executive officer)	December 30, 2009

/s/ Christie C. Butler Christie C. Butler	Chief Financial Officer (principal financial officer and principal accounting officer)	December 30, 2009

/s/ * Anthony Chidoni	Director	December 30, 2009

/s/ * Robert E. Kennedy	Director	December 30, 2009

/s/ * Philip A. Odeen	Director	December 30, 2009

/s/ * Ash K. Chawla	Director	December 30, 2009

/s/ * Simon Irish	Director	December 30, 2009

/s/ * Dennis H. Ferro	Director	December 30, 2009

/s/ * Joseph J. Melone		Director	December 30, 2009

/s/ John R. Murphy		Director	December , 2009

/s/ * Dr. E. Darracott Vaughan, Jr.		Director	December 30, 2009

/s/ * Dr. Stuart Weinstein		Director	December 30, 2009

*Executed pursuant to a power-of-attorney granted in the Form S-1 registration statement filed November 12, 2009

By:	/s/ Christie C. Butler Christie C. Butler Attorney-in-Fact